PROSPECTUS SUPPLEMENT
(To prospectus dated April 30, 2004)

6,000,000 FELINE PRIDESSM

(Initially Consisting of 6,000,000 Income PRIDESSM)

Great Plains Energy Incorporated

          We are offering 6,000,000 FELINE PRIDES. The FELINE PRIDES initially will consist of units referred to as Income PRIDES, each with a stated amount of $25. Each Income PRIDES will include a purchase contract pursuant to which the holder agrees to purchase from us shares of our common stock on February 16, 2007 and we agree to make quarterly contract adjustment payments at the rate of 3.75% of the $25 stated amount per year, as described in this prospectus supplement. Each Income PRIDES will also include a 1/40, or 2.5%, undivided beneficial ownership interest in a senior note of Great Plains Energy Incorporated with a principal amount of $1,000 initially due February 16, 2009. The senior notes will initially bear interest at the rate of 4.25% per year, payable quarterly, commencing on August 16, 2004. We have the right to defer the contract adjustment payments on the purchase contracts, but not the interest payments on the senior notes.

          The senior notes may be remarketed as early as the third business day preceding August 16, 2006 and in any event will be remarketed not later than the fifth business day preceding February 16, 2007 as described in this prospectus supplement. If a remarketing is successful, interest on the senior notes will be payable semiannually at the reset rate and the maturity date of the senior notes may be extended. The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated debt. Your ownership interest in a senior note will initially be held as a component of your Income PRIDES and will be pledged to secure your obligation to purchase our common stock under the related purchase contract. The senior notes will not trade separately from the Income PRIDES unless and until substitution of U.S. Treasury securities for the senior notes is made as described in this prospectus supplement. Any notes for which U.S. Treasury securities are substituted will trade separately from the Income PRIDES in minimum denominations of $1,000. A unit consisting of a purchase contract and a substituted U.S. Treasury security is referred to as a Growth PRIDESSM.

          Concurrently with this offering of FELINE PRIDES, we are offering by a separate prospectus supplement 5,000,000 shares of our common stock, plus up to an additional 750,000 shares of our common stock if the underwriters for that offering exercise in full their overallotment option. This offering of FELINE PRIDES is not contingent on our offering of common stock.

          Prior to this offering, there has been no public market for the FELINE PRIDES. We have been approved to list the Income PRIDES on the New York Stock Exchange, or NYSE, under the symbol “GXP Pr”. The last reported sale price of our common stock on the NYSE on June 8, 2004 was $30.02 per share.

          Investing in the FELINE PRIDES involves risks that are described under “Risk Factors” beginning on page S-17 of this prospectus supplement and on page 1 of the accompanying prospectus.

	Per Income
	PRIDES	Total

Initial price to public(1)	$25.00	$150,000,000
Underwriting discount	$.75	$4,500,000
Proceeds, before expenses, to Great Plains Energy Incorporated	$24.25	$145,500,000

(1)	Plus accrued interest and accumulated contract adjustment payments from June 14, 2004, if settlement occurs after that date

          The underwriters may also purchase, within a period of 13 days beginning on the date on which the Income PRIDES are initially issued, up to an additional 900,000 Income PRIDES at the public offering price less the underwriting discount in order to cover overallotments.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The Income PRIDES will be ready for delivery in book-entry only form through The Depository Trust Company on or about June 14, 2004.

Merrill Lynch & Co.

BNP PARIBAS

Lehman Brothers

KeyBanc Capital Markets

Piper Jaffray

Scotia Capital

The date of this prospectus supplement is June 8, 2004.

SM “FELINE PRIDES,” “Income PRIDES” and “Growth PRIDES” are service marks of Merrill Lynch & Co., Inc.

ABOUT THIS PROSPECTUS SUPPLEMENT

          You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. Neither we nor any underwriter has authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference which are described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

          This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Please see “Cautionary Statements Regarding Certain Forward-Looking Information” in the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

          You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Except in “— The Offering — Q&A,” “— The Offering — Explanatory Diagrams,” “Description of the FELINE PRIDES,” “Description of the Purchase Contracts,” “Other Provisions of the Purchase Contract Agreement and the Pledge Agreement” and “Description of the Senior Notes,” unless the context requires otherwise, “we,” “our,” “us” and “Great Plains Energy” refers to Great Plains Energy Incorporated and its consolidated subsidiaries.

Great Plains Energy Incorporated

General

          Great Plains Energy, a Missouri corporation headquartered in Kansas City, Missouri, is a public utility holding company registered with and subject to the regulation of the Securities and Exchange Commission (the “SEC”) under the Public Utility Holding Company Act of 1935, as amended (the “35 Act”). Through a corporate restructuring consummated on October 1, 2001, Great Plains Energy became the parent company and sole owner of the common stock of Kansas City Power & Light Company (“KCP&L”). Each outstanding share of KCP&L stock was exchanged for a share of Great Plains Energy stock. As a result, Great Plains Energy replaced KCP&L as the listed entity on the New York Stock Exchange with the trading symbol “GXP”. Great Plains Energy’s two key subsidiaries are KCP&L, which is wholly-owned, and Strategic Energy, L.L.C. (“Strategic Energy”). Great Plains Energy increased its indirect ownership interest in Strategic Energy to just under 100% in May 2004.

          KCP&L, headquartered in Kansas City, Missouri, engages in the generation, transmission, distribution and sale of electricity. KCP&L is regulated by the Missouri Public Service Commission (the “MPSC”) and The State Corporation Commission of the State of Kansas (the “KCC”) with respect to retail rates. KCP&L serves almost 490,000 customers located in all or portions of 24 counties in western Missouri and eastern Kansas. Customers include over 430,000 residences, over 55,000 commercial firms, and almost 2,500 industrials, municipalities and other electric utilities. Missouri jurisdictional retail revenues averaged 58% of KCP&L’s total retail revenue over the period from 2001 to 2003. Kansas jurisdictional retail revenues averaged 42% of KCP&L’s total retail revenue over the period from 2001 through 2003. KCP&L’s retail revenues averaged 87% of its total operating revenues over the period 2001 through 2003. Wholesale firm power, bulk power sales and miscellaneous electric revenues accounted for the remainder of utility revenues. KCP&L is significantly impacted by seasonality with over one-third of its retail revenues typically recorded in the third quarter. KCP&L’s income from continuing operations accounted for approximately 68% and 76% of Great Plains Energy’s consolidated income from continuing operations in 2003 and 2002, respectively.

          Strategic Energy provides retail electricity services to commercial, institutional and small manufacturing customers in several electricity markets offering retail choice by entering into long-term contracts with its customers to supply electricity. In return, Strategic Energy receives an ongoing management fee, which is included in the contracted sales price for the electricity. Strategic Energy operates in California, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Texas. Strategic Energy is expanding into Connecticut and Maryland in 2004, as well as targeting expansion into additional utility territories in Ohio and Texas. At December 31, 2003, Strategic Energy provided retail electricity services to a diverse customer base totaling over 6,800 customers representing approximately 48,000 commercial, institutional and small manufacturing accounts. Strategic Energy also provides strategic planning and consulting services in the natural gas and electricity markets. Strategic Energy’s income from continuing operations accounted for approximately 21% and 22% of Great Plains Energy’s consolidated income from continuing operations in 2003 and 2002, respectively.

          Our principal executive office is located at 1201 Walnut Street, Kansas City, Missouri 64106. Our telephone number is (816) 556-2200.

Recent Developments

          In May 2004, KCP&L filed applications with the Missouri Public Service Commission and the Kansas Corporation Commission to begin a regulatory workshop process to explore how to meet the area’s growing need for electricity and cleaner air. The framework of initiatives as a starting point for these discussions include the following potential options:

•	Accelerated environmental investments of $300 million to $350 million for selected existing plants;

•	Investment in up to 200 megawatts of wind generation;

•	Ownership of up to 500 megawatts of an 800- to 900-megawatt regulated coal-fired plant at the Iatan site in Missouri; and

•	Technologies and programs to help customers conserve energy.

          In addition to these workshops, a series of public forums will be hosted by KCP&L in Clay, Platte and Jackson counties in Missouri and Atchison and Johnson counties in Kansas.

The Offering — Q&A

What are FELINE PRIDES?

          The FELINE PRIDES consist of units referred to as Income PRIDES and Growth PRIDES. The FELINE PRIDES offered will initially consist of 6,000,000 Income PRIDES (6,900,000 Income PRIDES if the underwriters exercise their overallotment option in full), each with a stated amount of $25. From each Income PRIDES, the holder may create a Growth PRIDES, as described below.

What are the components of Income PRIDES?

          Each Income PRIDES will consist of a purchase contract and, initially, a 1/40, or 2.5%, undivided beneficial ownership interest in a senior note with a principal amount of $1,000. The ownership interest in the senior note that is a component of Income PRIDES will be owned by the holder of the Income PRIDES, but will be pledged to Great Plains Energy to secure the holder’s obligations under the purchase contract. If the senior notes are successfully remarketed at any time prior to the fifth business day prior to February 16, 2007 or a special event redemption occurs prior to the reset date for the senior notes, in each case as described in this prospectus supplement, the applicable ownership interest in a Treasury portfolio of zero-coupon U.S. Treasury securities as further described herein will replace the ownership interest in a senior note as a component of each Income PRIDES and will be pledged to Great Plains Energy to secure the holder’s obligations under the purchase contract. If the reset date relating to the senior notes falls on a day that is not also a quarterly payment date for the Income PRIDES, your right to receive the payment described in the second paragraph under the heading “— What payments am I entitled to as a holder of Income PRIDES?” will also be a component of the Income PRIDES.

What is a purchase contract?

          Each purchase contract underlying a FELINE PRIDES obligates the holder of the purchase contract to purchase, and obligates Great Plains Energy to sell, on February 16, 2007, for $25, a number of newly issued shares of our common stock equal to the “settlement rate.” The settlement rate will be calculated as follows:

•	if the applicable market value of our common stock is equal to or greater than the threshold appreciation price, the settlement rate will be equal to the stated amount of $25 divided by the threshold appreciation price, initially 0.7062 shares;

•	if the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount of $25 divided by the applicable market value; and

•	if the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be equal to the stated amount of $25 divided by the reference price, initially 0.8333 shares.

          “Applicable market value” means the average of the closing price per share of our common stock on the New York Stock Exchange or other principal U.S. securities exchange on which such common stock is listed on each of the 20 consecutive trading days ending on the third trading day immediately preceding February 16, 2007. The “reference price” will initially be $30.00. The threshold appreciation price will initially be $35.40, which represents a premium of 18% over the initial reference price. The threshold appreciation price and the reference price are subject to adjustment as described under “Description of the Purchase Contracts — Anti-Dilution Adjustments.”

Can I settle a purchase contract early?

          At the option of each holder, a purchase contract may be settled for cash prior to February 16, 2007, subject to certain exceptions described under “Description of the Purchase Contracts — Early Settlement.” If a purchase contract is settled early, the number of shares of our common stock to be issued per purchase contract will be the stated amount of $25 divided by the threshold appreciation price, initially 0.7062 shares.

          In addition, if Great Plains Energy is involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, each holder of a purchase contract will have the right to accelerate and settle that purchase contract at the settlement rate in effect immediately before the cash merger. See “Description of the Purchase Contracts — Early Settlement Upon Cash Merger.”

          The right to early settlement is subject to the condition that, if required under the U.S. federal securities laws, Great Plains Energy has a registration statement under the Securities Act of 1933 in effect covering the common stock or other securities deliverable upon settlement of a purchase contract.

What are Growth PRIDES?

          Growth PRIDES are FELINE PRIDES consisting of a purchase contract and a 1/40, or 2.5%, undivided beneficial ownership interest in a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on February 15, 2007. The ownership interests in the Treasury securities that are components of each Growth PRIDES will be pledged to Great Plains Energy to secure the holder’s obligations under the purchase contract.

How can I create Growth PRIDES from Income PRIDES?

          Subject to the last sentence of this paragraph, if the Treasury portfolio has not replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a special event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the seventh business day immediately preceding February 16, 2007, to substitute for the senior notes held by the collateral agent zero-coupon Treasury securities (CUSIP No. 912833CR9) that mature on February 15, 2007, in an aggregate principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made. These substitutions will create Growth PRIDES, and the related pledged senior notes will be released to the holder. Because the Treasury securities and the senior notes are issued in multiples of $1,000, holders of Income PRIDES may make these substitutions only in integral multiples of 40 Income PRIDES. The ability of holders of Income PRIDES to create Growth PRIDES will be subject to the limitation that holders may not create Growth PRIDES during any period commencing on and including the business day preceding any three-day remarketing period as described below under “— What is remarketing?” and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset date, or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date during that three-day remarketing period.

          If the Treasury portfolio has replaced interests in the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a special event redemption, holders of Income PRIDES may create Growth PRIDES by making substitutions of Treasury securities for the applicable ownership interest in the applicable Treasury portfolio held by the collateral agent, at any time on or prior to the second business day immediately preceding February 16, 2007 and only in integral multiples of 64,000 Income PRIDES (or such other number of Income PRIDES as may be determined by the remarketing agent upon a successful remarketing of the senior notes if the reset date is not a regular quarterly interest payment date or by the quotation agent following a special event redemption prior to February 16, 2007 if the special event redemption date is not a regular quarterly interest payment date). In such a case, holders would also obtain the release of the applicable ownership interest in the appropriate Treasury portfolio for which substitution is being made rather than a release of senior notes. In addition, if a successful remarketing of the senior notes results in a reset date that is not also a quarterly payment date for the Income PRIDES, a holder of Income PRIDES who creates Growth PRIDES during the period commencing on and including the reset date to and including the record date in respect of the next quarterly payment date for the Income PRIDES will be entitled to receive a cash payment from the collateral agent in an amount equal to the interest accrued on the senior notes that had comprised a component of the Income PRIDES being transformed into Growth PRIDES from and including the quarterly payment date next preceding the reset date to but excluding such reset date. This payment will be made by the collateral agent at the time the collateral agent releases the applicable ownership interest in the remarketing Treasury portfolio to the holder.

How can I recreate Income PRIDES from Growth PRIDES?

          Subject to the last sentence of this paragraph, if the Treasury portfolio has not replaced the senior notes as a component of the Income PRIDES as a result of either a successful remarketing of the senior notes or a special event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the seventh business day immediately preceding February 16, 2007, to substitute the senior notes for Treasury securities held by the collateral agent in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. These substitutions will recreate Income PRIDES, and the related Treasury securities will be released to the holder. Because Treasury securities and senior notes are issued in integral multiples of $1,000, holders of Growth PRIDES may make these substitutions only in integral multiples of 40 Growth PRIDES. The ability of holders of Growth PRIDES to recreate Income PRIDES will be subject to the limitation that holders may not recreate Income PRIDES during any period commencing on and including the business day preceding any three-day remarketing period and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset date, or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date during that three-day remarketing period.

          If the Treasury portfolio has replaced interests in the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a special event redemption, holders of the Growth PRIDES may recreate Income PRIDES by making substitutions of the applicable ownership interest in the applicable Treasury portfolio for Treasury securities held by the collateral agent, at any time on or prior to the second business day immediately preceding February 16, 2007 and only in integral multiples of 64,000 Growth PRIDES (or such other number of Growth PRIDES as may be determined by the remarketing agent upon a successful remarketing of the senior notes if the reset date is not a regular quarterly interest payment date or by the quotation agent following a special event redemption prior to February 16, 2007 if the special event redemption date is not a regular quarterly interest payment date). In such a case, holders would also obtain the release of the Treasury securities for which substitution is being made. In addition, if a successful remarketing of the senior notes results in a reset date that is not also a quarterly payment date for the Income PRIDES, a holder wishing to recreate Income PRIDES during the period commencing on and including the reset date to and including the record date in respect of the next quarterly payment date for the Income PRIDES will be required to make a cash payment to the collateral agent in an amount equal to the interest that would have accrued on the senior notes that would have been a component of the Income PRIDES from and including the quarterly payment date next preceding the reset date to but excluding such reset date. This cash payment, together with the proceeds of the maturing Treasury securities forming a part of the Treasury portfolio, will become payable on the holder’s Income PRIDES on the next quarterly payment date.

What payments am I entitled to as a holder of Income PRIDES?

          Holders of Income PRIDES will be entitled to receive total cash distributions at the rate of 8% of the $25 stated amount per year, payable quarterly in arrears. These cash distributions will consist of:

•	interest on the ownership interests in the senior notes comprising a component of the Income PRIDES and/or, if the Treasury portfolio has replaced interests in the senior notes as a component of the Income PRIDES, cash distributions on the applicable ownership interest of the Treasury portfolio, at the rate of 4.25% of the $25 stated amount per Income PRIDES per year, and

•	contract adjustment payments payable by Great Plains Energy at the rate of 3.75% of the $25 stated amount per Income PRIDES per year, subject to Great Plains Energy’s right to defer the payment of such contract adjustment payments.

          Great Plains Energy’s obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to its obligations under its senior indebtedness, including the senior notes. In addition, original issue discount for United States federal income tax purposes will accrue on the ownership interests in the senior notes and, if the Treasury portfolio has replaced interests in the senior notes as a component of the Income PRIDES, on the applicable ownership interest of the Treasury portfolio. Great Plains Energy is not entitled to defer interest payments on the senior notes.

          If interest on the senior notes is reset on a reset date that is not a scheduled interest payment date, the collateral agent will receive on behalf of holders of Income PRIDES a payment from Great Plains Energy on such reset date of accrued and unpaid interest on the senior notes from the most recent quarterly interest payment date to, but excluding, such reset date. On the quarterly payment date next following the reset date, Income PRIDES holders will receive a regular quarterly cash distribution comprised of that interest payment, the portion of the remarketing Treasury portfolio that matures prior to that quarterly payment date and the contract adjustment payment payable on that date.

What payments am I entitled to if I convert my Income PRIDES to Growth PRIDES?

          Holders who create Growth PRIDES will be entitled to receive quarterly cash distributions of contract adjustment payments payable by Great Plains Energy at the rate of 3.75% of the $25 stated amount per Growth PRIDES per year, subject to Great Plains Energy’s rights of deferral described herein. In addition, original issue discount will accrue on each related Treasury security.

Does Great Plains Energy have the option to defer current payments?

          Great Plains Energy has the right to defer the payment of contract adjustment payments until no later than February 16, 2007. Any deferred contract adjustment payments will accrue additional amounts at the rate of 8% per year (the rate of total distributions on the Income PRIDES) until paid, compounded quarterly, to but excluding February 16, 2007. Great Plains Energy is not entitled to defer payments of interest on the senior notes. In the event Great Plains Energy exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, Great Plains Energy will not, and will not permit any of its subsidiaries to, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any capital stock of Great Plains Energy.

What are the payment dates for the Income PRIDES?

          The current payments described above in respect of the Income PRIDES will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2004, subject to, in the case of that portion of the current payments attributable to contract adjustment payments, the deferral provisions described in this prospectus supplement.

What is remarketing?

          Great Plains Energy may, at its option and in its sole discretion, elect to remarket the senior notes, in whole but not in part, on any remarketing date occurring during the period for early remarketing beginning on the third business day preceding August 16, 2006 and ending on the ninth business day preceding February 16, 2007, unless the senior notes have been previously redeemed in connection with a special event redemption or have been previously successfully remarketed. Any remarketing during the period for early remarketing will occur during one or more three-day remarketing periods that consist of three sequential possible remarketing dates selected by Great Plains Energy and will include senior notes interests in which are components of Income PRIDES and other senior notes of holders that have elected to include those senior notes in the remarketing.

          On each remarketing date occurring during the period for early remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the senior notes equal to approximately 100% of the purchase price for the remarketing Treasury portfolio plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase the remarketing Treasury portfolio. The remarketing Treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent to secure the Income PRIDES holders’ obligations to purchase our common stock under the purchase contracts. When paid at maturity, an amount of the remarketing Treasury portfolio equal to the principal amount of the substituted senior notes will automatically be applied to satisfy the Income PRIDES holders’ obligations to purchase our common stock under the related purchase contracts on February 16, 2007.

          In addition, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds from the remarketing of the senior notes in excess of the remarketing Treasury portfolio purchase price. The applicable remarketing fee shall be 25 basis points (0.25%) of the purchase price for the remarketing Treasury portfolio if the remarketed senior notes mature on February 16, 2009 or, if the maturity date of the senior notes is otherwise extended on the reset date, such other amount as agreed between Great Plains Energy and the remarketing agent. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders.

          If a remarketing attempt described above is unsuccessful on the first remarketing date of a three-day remarketing period, subsequent remarketings as described above will be attempted on each of the two following remarketing dates in that three-day remarketing period until a successful remarketing occurs. If none of the three remarketings occurring during a three-day remarketing period results in a successful remarketing because the remarketing agent cannot obtain a price for the senior notes on any such date equal to at least 100% of the remarketing Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the interest rate on the senior notes will not be reset, the senior notes will continue to be a component of Income PRIDES and subsequent remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-day remarketing periods as described above.

          Unless the senior notes have been successfully remarketed prior to the seventh business day immediately preceding February 16, 2007, the senior notes that are components of Income PRIDES whose holders have failed to notify the purchase contract agent on or prior to that date of their intention to pay cash in order to satisfy their obligations under the related purchase contracts, will, unless a special event redemption date has occurred or will occur on or prior to February 16, 2007, be remarketed during a three-day remarketing period beginning on and including the fifth business day, and ending on and including the third business day, immediately preceding February 16, 2007. This three-day remarketing period is referred to as the “final three-day remarketing period.” In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the senior notes equal to approximately 100% of the aggregate principal amount of the senior notes plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the aggregate principal amount of the senior notes will automatically be applied to satisfy in full the Income PRIDES holders’ obligations to purchase our common stock under the related purchase contracts on February 16, 2007.

          If a remarketing during the final three-day remarketing period is successful, the remarketing agent will deduct an amount not exceeding the applicable remarketing fee for the remarketed senior notes from any amount of the proceeds from the remarketing of the senior notes in excess of the aggregate principal amount of the remarketed senior notes. In connection with a successful remarketing during the final three-day remarketing period, the applicable remarketing fee shall be 25 basis points (0.25%) of the aggregate principal amount of the senior notes remarketed if the remarketed senior notes mature on February 16, 2009 or, if the maturity date of the senior notes is otherwise extended on the reset date, such other amount as agreed between Great Plains Energy and the remarketing agent. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders.

          In connection with a successful remarketing, interest on the senior notes will be payable semiannually at the reset rate and the maturity date of the senior notes may be extended. The reset rate on the senior notes and the date, if any, to which the maturity date of the senior notes is extended will be determined on the date that the remarketing agent is able to successfully remarket the senior notes. The reset rate, modified interest payment dates and extension, if any, of the maturity date will become effective, if the remarketing is successful, on the reset date. The reset date will be, in the case of a successful remarketing during the period for early remarketing, the third business day immediately following the date of the successful remarketing and, in the case of a successful remarketing during the final three-day remarketing period, February 16, 2007.

          If a remarketing attempt described above is unsuccessful on the first remarketing date of the final three-day remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing dates in the final three-day remarketing period until a successful remarketing occurs. If, however, the senior notes are not successfully remarketed on any of the remarketing dates during the final three-day remarketing period, Great Plains Energy will announce the failed remarketing of the senior notes on or prior to the business day immediately preceding February 16, 2007 and will exercise its rights as a secured party to dispose of the senior notes that are included in Income PRIDES in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the holders’ obligations to purchase our common stock under the related purchase contracts on February 16, 2007. If no successful remarketing of the senior notes occurs on or prior to the third business day preceding February 16, 2007 and the senior notes have not been called for a special event redemption by that date, holders of the senior notes will have the option to put their senior notes to Great Plains Energy on March 1, 2007 at a price of 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, that date.

What is the Treasury portfolio?

          The Treasury portfolio to be purchased in the context of a remarketing is a portfolio of zero-coupon U.S. Treasury securities consisting of:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2007 in an aggregate amount equal to the principal amount of the senior notes included in the Income PRIDES;

•	if the reset date occurs prior to November 16, 2006, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on November 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on November 16, 2006, on the principal amount of the senior notes that would have been included in the Income PRIDES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the reset date to, but excluding, November 16, 2006; and

•	if the reset date occurs prior to February 16, 2007, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on February 16, 2007, interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2007 in an aggregate amount equal to the aggregate interest payment that would be due on February 16, 2007 on the principal amount of the senior notes that would have been included in the Income PRIDES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the later of the reset date and November 16, 2006 to, but excluding, February 16, 2007.

          For a description of the Treasury portfolio to be purchased in the context of a special event redemption, see “Description of the Senior Notes — Special Event Redemption.”

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

          Holders of senior notes interests in which are not components of Income PRIDES may elect, in the manner described in this prospectus supplement, to have their senior notes remarketed by the remarketing agent. The interest rate, maturity date and scheduled interest payment dates of separately traded senior notes that are held by holders that do not participate in a remarketing will still be reset on the reset date in accordance with any reset of the interest rate, extension of the maturity date or modification of the scheduled interest payment dates of the senior notes in connection with a successful remarketing. See “— What are the payment dates on the senior notes?,” “— When will the interest rate on the senior notes be reset?” and “— What is the maturity of the senior notes?”

Besides participating in a remarketing, how will I satisfy my obligations under the purchase contracts?

          Holders of FELINE PRIDES may satisfy their obligations, or their obligations will be terminated, under the purchase contracts:

•	by settling the purchase contracts with cash on the business day prior to February 16, 2007, with prior notification to the purchase contract agent;

•	through early settlement by the earlier delivery of cash to the purchase contract agent in the manner described in this prospectus supplement;

•	through early settlement upon a cash merger in the manner described in this prospectus supplement; or

•	without any further action, upon the termination of the purchase contracts as a result of a bankruptcy, insolvency or reorganization of Great Plains Energy.

          If a holder does not participate in a remarketing and does not give notice to the purchase contract agent that the holder intends to settle the purchase contract with cash on the business day prior to February 16, 2007, Great Plains Energy will exercise its rights as a secured party in respect of the pledged senior notes, Treasury portfolio or Treasury securities, as the case may be, to satisfy the holder’s obligation to purchase our common stock.

          If the holder of a FELINE PRIDES settles a purchase contract early or if the holder’s purchase contract is terminated as a result of a bankruptcy, insolvency or reorganization of Great Plains Energy, that holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

What interest payments will I receive on the senior notes?

          Interest payments on the senior notes will be payable initially at the annual rate of 4.25% of the principal amount of $1,000 to, but excluding, the reset date or, if no successful remarketing of the senior notes occurs, February 16, 2009 (the maturity date of the senior notes if no successful remarketing occurs). Following a successful remarketing of the senior notes, the senior notes will bear interest from the reset date at the reset rate to, but excluding, February 16, 2009 or, if the maturity of the senior notes is extended on the reset date, such extended maturity date. If interest on the senior notes is reset on a reset date that is not a scheduled interest payment date, holders of senior notes will receive on the reset date a payment of accrued and unpaid interest from the most recent interest payment date to, but excluding, such reset date (provided that holders of Income PRIDES will receive that payment as described under “— What payments am I entitled to as a holder of Income PRIDES?”) and will also receive on the interest payment date next following the reset date, a payment of interest accrued from and including the reset date, to but excluding such interest payment date. For United States federal income tax purposes, original issue discount will accrue on the senior notes.

What are the payment dates on the senior notes?

          On or prior to the reset date, interest payments will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing August 16, 2004, and on the reset date as described above in “What interest payments will I receive on the senior notes?” if the reset date is not otherwise a quarterly interest payment date. If interest on the senior notes is reset on a reset date that is not otherwise a quarterly interest payment date, the collateral agent will receive the interest payment made on senior notes included in Income PRIDES on that reset date, which will be paid to holders of Income PRIDES on the quarterly payment date next following that reset date.

          From the reset date, interest payments on all senior notes will be paid semiannually in arrears on interest payment dates to be selected by Great Plains Energy. If no successful remarketing of the senior notes occurs, interest payments on all senior notes will remain payable quarterly in arrears on the original quarterly interest payment dates.

When will the interest rate on the senior notes be reset?

          Unless a special event redemption has occurred, the reset rate on the senior notes will be determined on the date that the senior notes are successfully remarketed and that reset rate will become effective on the third business day immediately following the remarketing date. The business day on which the reset rate becomes effective is referred to as the “reset date.” If the senior notes are not successfully remarketed on or prior to the third business day immediately preceding February 16, 2007, the interest rate on the senior notes will not be reset.

What is the reset rate?

          In the case of a determination on the third business day immediately preceding the reset date, if the reset date is other than February 16, 2007, the reset rate will be the rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes included in Income

PRIDES to have an approximate aggregate market value on the reset date equal to 100% of the remarketing Treasury portfolio purchase price plus the applicable remarketing fee. In the case of a determination on the fifth, fourth or third business day immediately preceding February 16, 2007, the reset rate will be the rate determined by the remarketing agent as the rate the senior notes should bear in order for each senior note to have an approximate market value on February 16, 2007 equal to 100% of the principal amount of that senior note plus the applicable remarketing fee. In addition, any reset rate may not exceed the maximum rate, if any, permitted by applicable law.

What is the maturity of the senior notes?

          The initial maturity date of the senior notes will be February 16, 2009. Upon a successful remarketing of the senior notes, the maturity of the senior notes may be extended to a date selected by Great Plains Energy that is up to 10 years from the reset date. Such extended maturity date, if any, will be selected on the remarketing date and will become effective on the reset date. If the senior notes are not successfully remarketed on or prior to the third business day immediately preceding February 16, 2007, the maturity of the senior notes will remain February 16, 2009.

When may the senior notes be redeemed?

          The senior notes are redeemable at Great Plains Energy’s option, in whole but not in part, upon the occurrence and continuation of a tax event or an accounting event under the circumstances described in this prospectus supplement. We refer to any such event as a special event and such a redemption as a special event redemption. Following a special event redemption that occurs prior to a successful remarketing of the senior notes (or, if no successful remarketing occurs, prior to February 16, 2007), holders that own Income PRIDES will own the applicable ownership interest in the special event Treasury portfolio as a component of their Income PRIDES.

          For a description of the Treasury portfolio to be purchased in the context of a special event redemption, see “Description of the Senior Notes — Special Event Redemption.”

What is the ranking of the senior notes?

          The senior notes will rank equally with all other unsecured and unsubordinated debt of Great Plains Energy. The indenture under which the senior notes will be issued does not limit the amount of debt that Great Plains Energy or its subsidiaries may incur. In addition, as Great Plains Energy is a holding company that conducts all of its operations through its subsidiaries, the senior notes are structurally subordinated to the claims of creditors and preferred stockholders of its subsidiaries. As of March 31, 2004, the total aggregate outstanding debt of the subsidiaries of Great Plains Energy was $1.35 billion.

What are the principal United States federal income tax consequences related to the Income PRIDES, Growth PRIDES and senior notes?

          Great Plains Energy and, by virtue of the acquisition of FELINE PRIDES, holders, agree to treat the senior notes as indebtedness of ours for United States federal income tax purposes. Great Plains Energy intends to treat the senior notes as contingent payment debt instruments that are subject to the contingent payment debt instrument rules for United States federal income tax purposes. Accordingly, through the earlier of the reset date and February 16, 2007, a holder of Income PRIDES or senior notes will be required to include in gross income an amount in excess of the interest actually received in respect of the senior notes, regardless of the holder’s usual method of tax accounting, and will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or other disposition of the senior notes or of the Income PRIDES, to the extent such income is allocable to senior notes. A beneficial owner of Growth PRIDES will be required to include in gross income any original issue discount with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced interests in the senior notes as a component of Income PRIDES as a result of a successful remarketing of the senior notes or as a result of a special event redemption prior to the earlier of the reset date and February 16, 2007, a beneficial owner of Income PRIDES will generally be required to include in gross income its allocable share of original issue discount on the applicable Treasury portfolio as it accrues on a constant yield to maturity basis. To the extent Great Plains Energy is required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, it intends to report such payments as taxable ordinary income to the beneficial owners of FELINE PRIDES, but holders may want to consult their tax advisors concerning possible alternative characterizations. See “Material Federal Income Tax Consequences.”

What are the rights and privileges of the Great Plains Energy common stock?

          The shares of our common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of our common stock in this prospectus supplement and the accompanying prospectus, in each case under the heading “Risk Factors”, and in the accompanying prospectus under the heading “Description of Common Stock.”

Will the FELINE PRIDES be listed on a stock exchange?

          Great Plains Energy has been approved to list the Income PRIDES on the New York Stock Exchange, under the symbol “GXP Pr.” Great Plains Energy has no obligation and does not currently intend to apply for any separate listing of either the Growth PRIDES or the senior notes on any stock exchange.

What are the expected uses of proceeds from the offerings?

          Great Plains Energy estimates that it will receive net proceeds from this offering of approximately $145.0 million or approximately $166.8 million if the underwriters exercise their overallotment option in full.

          We intend to use the net proceeds from this offering, together with an estimated $144.4 million of net proceeds from the concurrent offering of our common stock, or $166.1 million if the underwriters in that offering exercise their overallotment option in full to purchase additional shares of common stock, to contribute capital to KCP&L to repay $150 million of KCPL Financing I 8.3% Trust Preferred Securities due April 1, 2037. The remaining net proceeds may be used either to reduce a portion of our short-term debt or to contribute up to an additional $75 million to KCP&L to reduce its indebtedness, or a mixture of both. See “Use of Proceeds.”

The Offering — Explanatory Diagrams

          For illustrative purposes only, the following diagrams demonstrate some of the key features of the purchase contracts, the senior notes, the Income PRIDES and the Growth PRIDES, and the transformation of Income PRIDES into Growth PRIDES and separate senior notes. These diagrams and the related text are not complete, are general in nature and are qualified in their entirety by more detailed information appearing elsewhere in the accompanying prospectus, this prospectus supplement and in documents which are on file with the SEC. These diagrams assume that the senior notes are successfully remarketed, that the interest rate on the senior notes is reset on the reset date, that there is no early settlement, that the payment of contract adjustment payments is not deferred and that the senior notes are not redeemed as a result of a special event redemption. One or more of these assumptions may be inaccurate.

          For clarity, the following diagrams also use approximate maturity and other dates as well as hypothetical Great Plains Energy stock prices, percentages and interest and contract adjustment payment rates. There can be no assurance that the actual percentage and value of shares delivered at settlement of a purchase contract will be illustrated by the range of hypothetical percentages shown. In addition, there can be no assurance that total cash distributions on the FELINE PRIDES, payments of interest on the senior notes and contract adjustment payments on the purchase contracts will be at the rates shown below.

Purchase Contract

          Income PRIDES and Growth PRIDES both include a purchase contract under which the holder agrees to purchase shares of our common stock at the end of approximately 2.75 years. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

(1)	For each of the percentage categories shown, the percentage of shares to be delivered upon each settlement to a holder of Income PRIDES or Growth PRIDES is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each category, by (b) an amount equal to $25 divided by the reference price.

(2)	If the applicable market value of our common stock is less than or equal to the reference price, the number of shares to be delivered will be calculated by dividing the stated amount of $25 by the reference price, initially 0.8333 shares. The “applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding February 16, 2007.

(3)	If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares to be delivered will be calculated by dividing $25 by the applicable market value.

(4)	If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $25 by the threshold appreciation price, initially 0.7062 shares.

(5)	The “reference price” will be $30.00, but will be subject to adjustment as a result of the occurrence of the events set forth under “Description of the Purchase Contracts — Anti-Dilution Adjustments.”

(6)	The “threshold appreciation price” will be $35.40, which represents a premium of 18% over the reference price, but will be subject to adjustment as a result of the occurrence of the events set forth under “Description of the Purchase Contracts — Anti-Dilution Adjustments.”

Income PRIDES

          Each Income PRIDES consists of two components as illustrated below:

•	The holder owns the 1/40 undivided beneficial ownership interest in the senior note but will pledge it to Great Plains Energy to secure its obligations under the purchase contract.

•	Following a successful remarketing of the senior notes or a special event redemption, the applicable ownership interest in the Treasury portfolio will replace the ownership interest in the senior note as a component of the Income PRIDES.

Growth PRIDES

          Each Growth PRIDES consists of two components as illustrated below:

•	The investor owns the ownership interest in the Treasury security but will pledge it to Great Plains Energy to secure its obligations under the purchase contract.

Senior Notes

          The senior notes have the terms illustrated below:

Transforming Income PRIDES into Growth PRIDES and Senior Notes

•	Because the senior notes and the zero-coupon Treasury securities are issued in minimum denominations of $1,000, holders of Income PRIDES may only create Growth PRIDES in integral multiples of 40 Income PRIDES.

•	To create 40 Growth PRIDES, a holder separates Income PRIDES into their two components — 40 purchase contracts and a senior note — and then combines the purchase contracts with a zero-coupon Treasury security that matures concurrently with the maturity of the purchase contracts.

•	The senior note, which is no longer a component of the Income PRIDES and has a principal amount of $1,000, is tradable as separate security.

•	The holder owns the Treasury security but will pledge it to Great Plains Energy to secure its obligations under the purchase contracts.

•	The Treasury security together with the 40 purchase contracts constitute 40 Growth PRIDES.

•	Following the successful remarketing of the senior notes or a special event redemption, upon the transformation of Income PRIDES into Growth PRIDES, the applicable ownership interest in the Treasury portfolio, rather than the senior note, will be released to the holder and will trade separately.

•	The holder can also transform 40 Growth PRIDES and $1,000 principal amount of senior notes into 40 Income PRIDES. Following that transformation, the Treasury security, which is no longer a component of the Growth PRIDES and has a principal amount at maturity of $1,000, is tradable as a separate security.

•	If the applicable ownership interest in the Treasury portfolio has replaced the senior notes as a component of Income PRIDES, the transformation of Income PRIDES into Growth PRIDES and senior notes, and the transformation of Growth PRIDES and senior notes into Income PRIDES, can only be made in certain minimum amounts, as more fully described in this prospectus supplement.

RISK FACTORS

          Investing in the FELINE PRIDES involves risk. In deciding whether to invest in the FELINE PRIDES, you should carefully consider the following risk factors and the risk factors beginning on page 1 of the accompanying prospectus, in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the FELINE PRIDES and your investment could decline.

Investors assume the risk that the market value of Great Plains Energy common stock may decline.

          Although holders of FELINE PRIDES will be the beneficial owners of the related senior notes, Treasury portfolio or Treasury securities, as the case may be, they do have an obligation pursuant to the purchase contract to buy our common stock. Unless holders pay cash to satisfy their obligations under the purchase contracts or the purchase contracts are terminated due to a bankruptcy, insolvency or reorganization of Great Plains Energy, either the principal of the applicable ownership interest of the appropriate Treasury portfolio when paid at maturity or the proceeds derived from the remarketing of the senior notes, in the case of Income PRIDES, or the principal of the related Treasury securities when paid at maturity, in the case of Growth PRIDES, will automatically be used to purchase a specified number of shares of our common stock on behalf of FELINE PRIDES holders on February 16, 2007. The market value of the Great Plains Energy common stock that FELINE PRIDES holders receive on that date may not equal or exceed the price per share of $30.00 effectively paid for the Great Plains Energy common stock when they purchased the FELINE PRIDES. If the applicable market value of the Great Plains Energy common stock is less than $30.00 per share on February 16, 2007, the aggregate market value of the Great Plains Energy common stock issued pursuant to each purchase contract on that date will be less than the effective price per share paid for the Great Plains Energy common stock when FELINE PRIDES holders purchased the FELINE PRIDES. Accordingly, FELINE PRIDES holders assume the risk that the market value of the Great Plains Energy common stock may decline and that the decline could be substantial.

The opportunity for equity appreciation provided by an investment in the FELINE PRIDES is less than that provided by a direct investment in Great Plains Energy common stock.

          The opportunity for equity appreciation afforded by investing in the FELINE PRIDES is less than the opportunity for equity appreciation if an investor invested directly in our common stock. The total applicable market value (which is measured by the common stock price over a 20-trading day period) of the shares underlying each purchase contract will increase above $25, only if the applicable market value of the common stock on the settlement date is more than 18% over $30.00, the reference price. By comparison, if an investor had invested $25 directly in the common stock on June 8, 2004 at the last reported sale price on the NYSE of $30.02, the value of his investment would reflect substantially all of any increase in the common stock above the reference price.

The trading prices for the FELINE PRIDES will be directly affected by the trading prices of Great Plains Energy common stock, the general level of interest rates and Great Plains Energy’s credit quality.

          The trading prices of Income PRIDES and Growth PRIDES in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and Great Plains Energy’s credit quality. It is impossible to predict whether the price of the Great Plains Energy common stock or interest rates will rise or fall. Trading prices of the Great Plains Energy common stock will be influenced by Great Plains Energy’s operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales by Great Plains Energy of substantial amounts of its common stock in the market after the offering of the FELINE PRIDES, or the perception that such sales could occur, could affect the price of Great Plains Energy’s common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the Great Plains Energy common stock underlying the purchase contracts and of the other components of the FELINE PRIDES. Any such arbitrage could, in turn, affect the trading prices of the Income PRIDES, Growth PRIDES, senior notes and our common stock.

Holders of FELINE PRIDES will not be entitled to any rights with respect to Great Plains Energy common stock but will be subject to all changes made with respect to Great Plains Energy common stock.

          Holders of FELINE PRIDES will not be entitled to any rights with respect to the Great Plains Energy common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the Great Plains Energy common stock), but will be subject to all changes affecting the common stock. Holders of FELINE PRIDES will only be entitled to rights with respect to Great Plains Energy common stock if and when Great Plains Energy delivers shares of our common stock upon settlement of the purchase contracts on February 16, 2007, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the receipt of dividends or other distributions occurs after that date (and then, only with respect to the shares actually delivered on or before such date). For example, in the event that an amendment is proposed to Great Plains Energy’s Articles of Incorporation in connection with a recapitalization of Great Plains Energy and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the Great Plains Energy common stock to holders of FELINE PRIDES, those holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Future issuances by Great Plains Energy of additional shares of its common stock may materially and adversely affect the price of its common stock and the FELINE PRIDES.

          The number of shares of our common stock that holders of FELINE PRIDES are obligated to purchase on February 16, 2007, or that are issuable pursuant to an early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by Great Plains Energy that significantly modify its capital structure. Great Plains Energy will not adjust the number of shares of our common stock that the holders are to receive on February 16, 2007 or as a result of early settlement of a purchase contract for other events, including offerings by Great Plains Energy of its common stock for cash, settlement of purchase contracts that are components of securities of Great Plains Energy that are similar to the FELINE PRIDES or in connection with acquisitions or other transactions which may adversely affect the price of the common stock of Great Plains Energy. Great Plains Energy is not restricted from issuing additional shares of its common stock during the term of the purchase contracts and has no obligation to consider the interests of holders of FELINE PRIDES for any reason. If Great Plains Energy issues additional shares of its common stock, that may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares holders are to receive on February 16, 2007 to the price of our common stock, such other events may adversely affect the trading price of Income PRIDES or Growth PRIDES.

We may redeem the senior notes upon the occurrence of a special event.

          We have the option to redeem the senior notes, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a special event occurs and continues under the circumstances described in this prospectus supplement. See “Description of the Senior Notes — Special Event Redemption.” If we exercise this option, the senior notes will be redeemed at the redemption price described in this prospectus supplement. If the special event redemption occurs prior to the earlier of the reset date and February 16, 2007, the redemption price payable to you as a holder of the Income PRIDES will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a portfolio of zero-coupon U.S. Treasury securities on your behalf, and will remit the remainder of the redemption price, if any, to you, and these Treasury securities will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the Income PRIDES. We can give you no assurance as to the effect on the market prices for the Income PRIDES if we substitute the Treasury securities as collateral in place of any senior notes so redeemed.

          If your senior notes are not components of Income PRIDES, you, rather than the collateral agent, will receive the related redemption payment. Because the redemption price for the senior notes will equal the amount necessary to purchase the Treasury portfolio and because prior to a successful remarketing of the senior notes (or if the senior notes are not successfully remarketed at all) the redemption price of the senior notes will not be determined by reference to the adjusted remarketing price described under “Description of the Senior Notes — Special Event Redemption,” the redemption price payable to holders of senior notes interests in which are not components of Income PRIDES may be less than the principal amount of the senior notes. In addition, a special event redemption will be a taxable event to the holders of the senior notes.

You may have to pay U.S. federal income taxes with respect to deemed distributions that you do not receive.

          The reference price and threshold appreciation price, and therefore the settlement rate, is subject to adjustment on account of the events set forth under “Description of the Purchase Contracts — Anti-Dilution Adjustments.” If at any time Great Plains Energy makes a distribution of property to its shareholders which would be taxable to those shareholders as a dividend for United States federal income tax purposes and, pursuant to the adjustment provisions of the purchase contract agreement, the reference price and the threshold appreciation price are decreased and, therefore, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of FELINE PRIDES.

          As discussed under “Description of the Purchase Contracts — Anti-Dilution Adjustments,” if we pay dividends with respect to our common stock in an aggregate amount in excess of $0.415 per share in any quarter, the reference price and the threshold appreciation price will generally be decreased, and therefore the settlement rate with respect to the FELINE PRIDES will generally be increased, to account for such dividends. Upon such an adjustment, you may be required to include an amount in income for United States federal income tax purposes, notwithstanding that you do not receive any cash or other property with respect to such dividends. See “Material United States Federal Income Tax Consequences — Purchase Contracts — Anti-Dilution Adjustments.”

The purchase contract agreement will not be qualified under the Trust Indenture Act; the obligations of the purchase contract agent will be limited.

          The purchase contract agreement relating to the FELINE PRIDES will not be qualified under the Trust Indenture Act. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the FELINE PRIDES, will not be qualified as a trustee under the Trust Indenture Act. Accordingly, holders of the FELINE PRIDES will not have the benefits of the protections of the Trust Indenture Act other than to the extent applicable to an ownership interest in a senior note included in an Income PRIDES or as specified in the purchase contract agreement, such as the right to cause the purchase contract agent to be removed for “conflicting interests,” as defined in the Trust Indenture Act. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the FELINE PRIDES.

          If a security is issued under an indenture, you as a holder would generally have the following additional protections: (1) provisions that obligate an indenture trustee, within 90 days of ascertaining that it has a “conflicting interest,” to either eliminate the conflicting interest or resign; (2) provisions that prevent an indenture trustee that is also a creditor of the issuer from improving its own credit position at the expense of you as the security holder immediately before or after an indenture default; and (3) the requirement that the indenture trustee deliver reports at least once a year with respect to the indenture trustee and the securities issued under the indenture.

The secondary market for the FELINE PRIDES may be illiquid.

          It is not possible to predict how Income PRIDES, Growth PRIDES or senior notes will trade in the secondary market or whether the secondary market will be liquid or illiquid. There is currently no secondary market for the Income PRIDES, Growth PRIDES or senior notes. Although the Income PRIDES have been approved for listing on the NYSE, Great Plains Energy has no obligation or current intention to apply for listing of the Growth PRIDES or the senior notes. There can be no assurance as to the liquidity of any secondary market that may develop for the Income PRIDES, the Growth PRIDES or the senior notes, a holder’s ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a holder were to substitute Treasury securities for senior notes or senior notes for Treasury securities, thereby converting Income PRIDES to Growth PRIDES or Growth PRIDES to Income PRIDES, as the case may be, the liquidity of Income PRIDES or Growth PRIDES could be adversely affected. There can be no assurance that the Income PRIDES will not be delisted from the NYSE or that trading in the Income PRIDES will not be suspended as a result of the election by one or more holders to create Growth PRIDES by substituting collateral, which could cause the number of Income PRIDES to fall below the requirement for listing securities on the NYSE that at least 1,000,000 Income PRIDES be outstanding at any time.

A FELINE PRIDES holder’s rights to the pledged securities will be subject to Great Plains Energy’s security interest.

          Although FELINE PRIDES holders will be beneficial owners of the related senior notes, Treasury securities or Treasury portfolio, as applicable, those securities will be pledged to BNY Midwest Trust Company, as the collateral agent, to secure the holders’ obligations under the related purchase contracts. Thus, the holders’ rights to the pledged securities will be subject to Great Plains Energy’s security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that Great Plains Energy becomes the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to holders of FELINE PRIDES may be delayed by the imposition of the automatic stay of Section 362 of the U.S. Bankruptcy Code.

Great Plains Energy is a holding company. The indenture does not limit the amount of debt that Great Plains Energy or its subsidiaries may issue. The claims of creditors of Great Plains Energy’s subsidiaries are effectively senior to claims of holders of senior notes and FELINE PRIDES. In addition, contract adjustment payments will be subordinated obligations of Great Plains Energy.

          The senior notes will be issued as a new series of unsecured debt securities under an indenture between Great Plains Energy and BNY Midwest Trust Company as trustee, and will rank equally in right of payment with all of Great Plains Energy’s other unsecured and unsubordinated debt. The indenture provides for the issuance of debt securities (including the senior notes), notes or other unsecured evidences of indebtedness by Great Plains Energy in an unlimited amount from time to time. The indenture does not limit the ability of Great Plains Energy or its subsidiaries to grant liens on their assets or the capital stock of their respective subsidiaries.

          As Great Plains Energy is a holding company, its cash flow and ability to service debt, including the senior notes, depend upon the distribution of earnings, loans or other payments made by its subsidiaries to Great Plains Energy. Great Plains Energy’s subsidiaries are separate legal entities and have no obligation with respect to Great Plains Energy’s payment obligations. In addition, payment of dividends, distributions, loans or advances by Great Plains Energy’s subsidiaries to Great Plains Energy could be subject to statutory or contractual restrictions. Great Plains Energy’s right to receive assets of its subsidiaries upon their liquidation or reorganization and, as a result, your right to participate in those assets will be effectively subordinated to the claims of each subsidiary’s creditors, including trade creditors. In addition, even if Great Plains Energy is recognized as a creditor of any of its subsidiaries, Great Plains

Energy’s rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any debt of its subsidiaries senior to that held by Great Plains Energy.

          In addition, Great Plains Energy’s obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to its obligations under any of its senior indebtedness. As of March 31, 2004, Great Plains Energy on an unconsolidated basis had senior indebtedness of $95 million and its subsidiaries had $1.35 billion of aggregate outstanding debt.

Great Plains Energy may defer contract adjustment payments.

          Great Plains Energy has the option to defer the payment of all or part of the contract adjustment payments on the purchase contracts forming a part of the FELINE PRIDES until February 16, 2007. However, deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 8% per year (compounded quarterly) until paid. If Great Plains Energy defers any contract adjustment payments until such time, you will receive additional shares of common stock in lieu of a cash payment. If the purchase contracts are terminated due to bankruptcy, insolvency or reorganization of Great Plains Energy, the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate.

The United States federal income tax consequences of the purchase, ownership and disposition of the FELINE PRIDES are unclear.

          Although the Internal Revenue Service (the “IRS”) has issued a revenue ruling addressing the treatment of units similar to the FELINE PRIDES, no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the FELINE PRIDES or instruments similar to the FELINE PRIDES for United States federal income tax purposes, and no assurance can be given that the ruling would apply to the FELINE PRIDES. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of FELINE PRIDES are not entirely clear. In addition, any gain on the disposition of a senior note or an Income PRIDES to the extent such gain is allocable to ownership interests in the senior notes prior to the earlier of the reset date and February 16, 2007, generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see “Prospectus Supplement Summary — The Offering — Q & A” and “Material United States Federal Income Tax Consequences.”

Because the senior notes will be issued with original issue discount, holders of Income PRIDES and separate senior notes will have to include interest in their taxable income before the holders receive cash.

          Great Plains Energy intends to treat the senior notes as contingent payment debt instruments for United States federal income tax purposes. Accordingly, the senior notes will be treated as issued with original issue discount for United States federal income tax purposes. Original issue discount will accrue from the issue date of the senior notes and will be included in the gross income of holders of Income PRIDES and separate senior notes for United States federal income tax purposes before the holders receive a cash payment to which the income is attributable. See “Material United States Federal Income Tax Consequences — Senior Notes — Original Issue Discount.”

The trading price of the senior notes may not fully reflect the value of accrued but unpaid interest.

          The senior notes may trade at prices that do not fully reflect the value of accrued but unpaid interest. If holders dispose of their senior notes between record dates for interest payments, those holders will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to their adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than a holder’s adjusted tax basis (which will include accruals of original issue discount through the date of sale), the holder will recognize a loss. Some or all of this loss may be capital in nature, and the deductibility of capital losses for United States federal income tax purposes is subject to certain limitations.

SUMMARY CONSOLIDATED FINANCIAL DATA

          The following summary financial data for the years ended December 31, 2001 through December 31, 2003 have been derived from our audited financial statements and related notes, incorporated by reference herein. The following summary financial data for the three months ended March 31, 2004 and March 31, 2003 have been derived from our unaudited financial statements and related notes, incorporated by reference herein. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference herein.

	Three Months Ended
	March 31,			Year Ended December 31,

	2004		2003	2003		2002		2001

	(Thousands, except for per share and ratio data)
INCOME STATEMENT DATA
Operating Revenues	$541,478		$464,208	$2,148,045		$1,802,293		$1,399,071
Operating Expenses	478,832		405,515	1,780,777		1,501,828		1,351,251

Operating Income	$62,646		$58,693	$367,268		$300,465		$47,820

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	$29,502		$22,084	$189,702		$136,702		$(28,428)
Income (loss) from Discontinued Operations, net of income taxes	(2,178)		(7,529)	(44,779)		(7,514)		4,257
Cumulative effect of a change in accounting principle	—		—	—		(3,000)		—

Net Income (loss)	$27,324		$14,555	$144,923		$126,188		$(24,171)
Preferred stock dividend requirement	411		411	1,646		1,646		1,647

Earnings (loss) available for common stock	$26,913		$14,144	$143,277		$124,542		$(25,818)
PER SHARE AND RATIO DATA
Average number of common shares outstanding	69,257		69,190	69,206		62,623		61,864
Basic and diluted earnings (loss) per common share:
Continuing operations	$0.42		$0.31	$2.72		$2.16		$(0.49)
Discontinued operations	(0.03)		(0.11)	(0.65)		(0.12)		0.07
Cumulative effect	—		—	—		0.05		—

Basic and diluted earnings (loss) per common share	$0.39		$0.20	$2.07		$1.99		$(0.42)
Cash dividends per common share	$0.415		$0.415	$1.66		$1.66		$1.66
Ratio of earnings to fixed charges	3.00	x	—	4.23	x	2.99	x	(a)
CASH FLOW INFORMATION
Net cash from operating activities	$69,349		$94,760	$366,727		$332,323		$346,923
Depreciation and depletion	36,520		35,267	142,763		146,757		156,021
Amortization of:
Nuclear fuel	3,478		3,460	12,334		13,109		17,087
Other	2,490		2,858	11,626		12,461		16,146
Utility capital expenditures	(67,696)		(29,303)	(148,675)		(131,158)		(262,030)

(a)	A $87.1 million deficiency in earnings caused the ratio of earnings to fixed charges to be less than a one-to-one coverage. A $195.8 million net write-off before income taxes related to the bankruptcy filing of DTI was recorded in 2001.

USE OF PROCEEDS

          We estimate our net proceeds from our sale of 6,000,000 Income PRIDES in this offering, after deducting underwriting discounts and commissions and estimated offering expenses, to be approximately $145 million, or approximately $166.8 million if the underwriters for this offering exercise in full their overallotment option to purchase additional Income PRIDES.

          We intend to use the net proceeds from this offering and the concurrent offering of common stock to contribute capital to KCP&L to repay $150 million of KCPL Financing I 8.3% Trust Preferred Securities due April 1, 2037. The remaining net proceeds may be used either to reduce a portion of our short-term debt or to contribute up to an additional $75 million to KCP&L to reduce its indebtedness, or a mixture of both.

          At May 31, 2004, we had approximately $164 million outstanding under our revolving credit facility with a weighted average interest rate of 2.18%. A portion of this short-term debt was incurred to finance previous investments in our subsidiaries and for working capital purposes.

          The additional KCP&L debt that may be redeemed or repaid includes KCP&L’s $55 million of medium-term notes with maturities ranging from July 2004 to June 2007 with interest rates ranging from 7.35% to 7.95% and a portion of KCP&L’s $70 million accounts receivable facility.

          The offering of FELINE PRIDES is not contingent upon our offering of common stock.

COMMON STOCK OFFERING

          Concurrently with this offering of FELINE PRIDES, we are offering, by means of a separate prospectus supplement, 5,000,000 shares of our common stock (or 5,750,000 shares, if the underwriters of that offering exercise their overallotment in full).

          We estimate that our net proceeds from our sale of common stock in the concurrent offering will be approximately $144.4 million, after deducting underwriting discounts and commissions and estimated offering expenses ($166.1 million if the underwriters of that offering exercise their overallotment in full).

          Because the closing of this FELINE PRIDES offering is not contingent upon the closing of the common stock offering, you should not assume that the sale of the common stock will take place.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

          Our common stock is listed on the New York Stock Exchange under the symbol “GXP.” Information relating to market prices and cash dividends on Great Plains Energy’s common stock is set forth below:

          On June 8, 2004, the last reported sale price of our common stock as reported on the New York Stock Exchange was $30.02 per share. As of May 31, 2004, there were approximately 15,582 holders of record of our common stock.

          Subject to the restrictions described below, dividends on our shares of common stock are payable at the discretion of our Board of Directors out of legally available funds. Future payment of dividends, and the amount of these dividends, will depend on our financial condition, results of operations, capital requirements and other factors.

Regulatory Restrictions

          Under the 35 Act, Great Plains Energy can pay dividends only out of retained or current earnings, unless authorized to do otherwise by the SEC. Great Plains Energy’s authorization under the 35 Act to issue guarantees and other securities is conditioned upon it maintaining consolidated common equity of not less than 30% of consolidated capitalization as of the end of each quarter. Further, under stipulations with the Missouri Public Service Commission and The State Corporation Commission of the State of Kansas,

Great Plains Energy has committed to maintain consolidated common equity of not less than 30%. As of March 31, 2004, our consolidated common equity represented 39% of total capitalization.

Dividend Restrictions

          Great Plains Energy’s Articles of Incorporation contain certain restrictions on the payment of dividends on Great Plains Energy’s common stock in the event common equity falls to 25% or less of total capitalization. If preferred stock dividends are not declared and paid when scheduled, Great Plains Energy could not declare or pay common stock dividends or purchase any common shares. If the unpaid preferred stock dividends equal four or more full quarterly dividends, the preferred shareholders, voting as a single class, could elect members to the Board of Directors. As of March 31, 2004, we had four series of outstanding cumulative preferred stock, $100 par value, aggregating 390,000 shares. We have declared and paid dividends on each series when scheduled.

									Common Stock
	Common Stock Price Range								Dividends Declared

	2004				2003		2002		2004	2003	2002

Quarter	High		Low		High	Low	High	Low

First	$35.69		$31.55		$25.00	$21.36	$26.98	$24.40	$0.415	$0.415	$0.415
Second	34.57	(a)	28.56	(a)	30.31	23.75	25.07	20.35		0.415	0.415
Third					30.84	27.32	22.45	15.69		0.415	0.415
Fourth					32.78	30.10	23.59	17.66		0.415	0.415

(a)	Through June 8, 2004.

          The terms of the FELINE PRIDES permit us to defer payment of contract adjustment payments until no later than February 16, 2007. We will not be permitted to pay dividends on our capital stock until we pay in full all deferred contract adjustment payments on the FELINE PRIDES.

ACCOUNTING TREATMENT

          The net proceeds from the sale of the Income PRIDES will be allocated between the purchase contracts and the senior notes on Great Plains Energy’s financial statements. We expect the fair value of each purchase contract to be $0.00. The present value of the contract adjustment payments made pursuant to the purchase contracts will be initially charged to additional paid in capital in stockholders’ equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments are allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction. The interest payments on the senior notes will be recognized as interest expense.

          The purchase contracts that are components of FELINE PRIDES are forward transactions in Great Plains Energy’s common stock. Upon each settlement of a purchase contract, we will receive $25 on that purchase contract and will issue the requisite number of shares of our common stock. The $25 that we receive will be credited to common stock equity and additional paid-in capital accounts.

          Fees and expenses incurred in connection with this offering will be allocated between the senior notes and the purchase contracts. The amount allocated to the senior notes will be deferred and recognized as interest expense over the term of the senior notes. The amount allocated to the purchase contracts will be charged to additional paid in capital in stockholders’ equity.

          Before the issuance of our common stock upon the settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $35.40.

CAPITALIZATION AND SHORT-TERM DEBT

          The following table summarizes our actual capitalization at March 31, 2004 and such capitalization adjusted:

•	to reflect the sale of the FELINE PRIDES offered hereby (assuming the underwriters’ overallotment option is not exercised in connection with this offering) and the application of the proceeds from such sale, after underwriting commissions and estimated expenses of this offering, as described under “Use of Proceeds”; and

•	to reflect the sale of FELINE PRIDES as described in the bullet point above and to also reflect the sale of common stock in the concurrent offering (assuming the underwriters’ overallotment option in that offering is not exercised in connection with that offering) and the application of proceeds from the sale of the FELINE PRIDES and our common stock in such concurrent sale, after underwriting commissions and estimated expenses of each offering.

          Because the closing of this FELINE PRIDES offering is not contingent upon the closing of the common stock offering, you should not assume that the sale of common stock, as reflected in the third column below, will take place. This table should be read in conjunction with our Quarterly Report on Form 10-Q for the three months ended March 31, 2004, which is incorporated by reference in to this prospectus supplement and the accompanying prospectus.

	March 31, 2004

			As Adjusted
		As Adjusted	for the
		for the	FELINE PRIDES
		FELINE PRIDES	and Common
	Actual	Offering	Stock Offerings

	(In thousands)
Short-term debt (including current maturities and
Environmental Improvement Revenue Refunding
Bonds classified as current)	$284,441	$284,441	$145,041
Long-term debt (excluding current maturities)	1,161,396	1,016,396	1,011,396
Senior Notes due 2009 (component of FELINE PRIDES offering)	—	150,000	150,000

Total debt	1,445,837	1,450,837	1,306,437
Cumulative preferred stock	39,000	39,000	39,000
Common stock equity	959,121	940,290 (a)	1,084,690 (a)

Total capitalization and short-term debt	$2,443,958	$2,430,127	$2,430,127

(a)	Reflects an adjustment of $14.9 million representing the present value of the contract adjustment payments payable with the purchase contracts included in the FELINE PRIDES.

DESCRIPTION OF THE FELINE PRIDES

          The FELINE PRIDES and material provisions of the purchase contract agreement, the pledge agreement and the senior notes are summarized below. Forms of these agreements and the senior notes, and the indenture relating to the senior notes have been or will be filed with the SEC, and you should read these agreements and instruments for provisions that may be important to you.

          Great Plains Energy will issue the FELINE PRIDES under the purchase contract agreement between the purchase contract agent and Great Plains Energy. The FELINE PRIDES initially will consist of 6,000,000 Income PRIDES (6,900,000 Income PRIDES if the underwriters exercise their overallotment option in full), each with a stated amount of $25.

          Each Income PRIDES will consist of a unit comprising:

          (1) a purchase contract pursuant to which

•	the holder will purchase from Great Plains Energy no later than February 16, 2007, for $25, a number of newly issued shares of our common stock equal to the settlement rate described below under “Description of the Purchase Contracts — General,” and

•	Great Plains Energy will make unsecured contract adjustment payments to the holder at the rate of 3.75% of the $25 stated amount per year, paid quarterly, and subject to Great Plains Energy’s right to defer these payments; and

          (2) either:

                (A) so long as no special event redemption has occurred

•	a 1/40, or 2.5%, undivided beneficial ownership interest in a senior note with a principal amount of $1,000, or

•	following a successful remarketing of the senior notes prior to the fifth business day prior to February 16, 2007, the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities maturing on or before February 15, 2007, which is referred to as the remarketing Treasury portfolio, and, if the reset date resulting from the successful remarketing is not also a quarterly payment date for the Income PRIDES, the right to receive the interest accrued on the senior notes from and including the quarterly payment date next preceding the reset date to but excluding such reset date, or

                (B) after a special event redemption has occurred

•	the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities as more fully described under “Description of the Senior Notes — Special Event Redemption,” which is referred to as the special event Treasury portfolio.

          “Applicable ownership interest” means, with respect to the U.S. Treasury securities in the Treasury portfolio contained in an Income PRIDES:

          (1) for a remarketing Treasury portfolio,

•	a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to February 15, 2007, and

•	for each scheduled interest payment date on the senior notes that occurs after the reset date and on or prior to February 16, 2007, an undivided beneficial ownership interest to be determined by the remarketing agent in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security maturing on or prior to that interest payment date in an amount equal to the interest payment due on a 1/40, or 2.5%, beneficial ownership interest in $1,000 principal amount of senior notes assuming that, if the reset date is not a quarterly interest payment date for the senior notes, the interest rate on the senior notes was not reset on the reset date and that interest accrued from the reset date; and

          (2) for a special event Treasury portfolio,

•	a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to February 15, 2007, and

•	for each scheduled interest payment date on the senior notes that occurs after the special event redemption date and on or prior to February 16, 2007, an undivided beneficial ownership interest to be determined by the quotation agent in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security maturing on or prior to that interest payment date in an amount equal to the interest payment due on a 1/40, or 2.5%, beneficial ownership interest in $1,000 principal amount of senior notes assuming that, if the special event redemption date is not a quarterly interest payment date for the senior notes, interest accrued from the special event redemption date.

          For United States federal income tax purposes, the purchase price of each Income PRIDES will be allocated between the related purchase contract and the ownership interest in the senior note in proportion to their respective fair market values at the time of issuance. Great Plains Energy expects that, at the time of issuance, the fair market value of each ownership interest in the senior note will be $25 and the fair market value of each purchase contract will be $0. This position generally will be binding on each beneficial owner of each Income PRIDES but not on the IRS. See “Material United States Federal Income Tax Consequences — FELINE PRIDES — Allocation of Purchase Price.”

          As long as a FELINE PRIDES is in the form of an Income PRIDES, any ownership interest in a senior note or any applicable ownership interest in the Treasury portfolio, as the case may be, forming a part of the Income PRIDES will be pledged to the collateral agent to secure the holder’s obligation to purchase our common stock under the related purchase contract.

Creating Growth PRIDES

          Subject to the last sentence of this paragraph, if the Treasury portfolio has not replaced the senior notes as a component of the Income PRIDES as a result of either a successful remarketing of the senior notes or a special event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the seventh business day immediately preceding February 16, 2007 to substitute for any related senior notes held by the collateral agent zero-coupon U.S. Treasury securities (CUSIP No. 912833CR9) maturing on February 15, 2007, which are referred to as Treasury securities, in an aggregate principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made. These substitutions will create Growth PRIDES, and the applicable pledged senior notes will be released to the holder. Because Treasury securities and senior notes are issued in multiples of $1,000, holders of Income PRIDES may make these substitutions only in integral multiples of 40 Income PRIDES. The ability of holders of Income PRIDES to create Growth PRIDES will be subject to the limitation that holders may not create Growth PRIDES during any period commencing on and including the business day preceding any three-day remarketing period and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset date, or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date during that three-day remarketing period.

          If the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as a result of either a successful remarketing of the senior notes or a special event redemption, holders of Income PRIDES may create Growth PRIDES by making substitutions of Treasury securities for the applicable ownership interest in the appropriate Treasury portfolio, at any time on or prior to the second business day immediately preceding February 16, 2007 and only in integral multiples of 64,000 Income PRIDES (or such other number of Income PRIDES as may be determined by the remarketing agent upon a successful remarketing of the senior notes if the reset date is not a regular interest payment date or by the quotation agent following a special event redemption prior to February 16, 2007 if the special event redemption date is not a regular quarterly interest payment date). In such a case, holders would also obtain the release of the applicable ownership interest in the appropriate Treasury portfolio for which substitution is being made rather than a release of the applicable senior notes. In addition, if a successful remarketing of the senior notes results in a reset date that is not also a quarterly payment date for the Income PRIDES, a holder of Income PRIDES who creates Growth PRIDES during the period commencing on and including the reset date to and including the record date in respect of the next quarterly payment date for the Income PRIDES will be entitled to receive a cash payment from the collateral agent in an amount equal to the interest accrued on the senior notes that had comprised a component of the Income PRIDES being transformed into Growth PRIDES from and including the quarterly payment date next preceding the reset date to but excluding such reset date. This payment will be made by the collateral agent at the time the collateral agent releases the applicable ownership interest in the remarketing Treasury portfolio to the holder.

          Each Growth PRIDES will consist of a unit with a stated amount of $25, comprising:

          (1) a purchase contract pursuant to which

•	the holder will purchase from Great Plains Energy no later than February 16, 2007, for $25, a number of newly issued shares of our common stock equal to the settlement rate described below under “Description of the Purchase Contracts — General,” and

•	Great Plains Energy will make unsecured contract adjustment payments to the holder at the rate of 3.75% of the $25 stated amount per year until February 16, 2007, paid quarterly, and subject to Great Plains Energy’s right to defer these payments; and

          (2) a 1/40, or 2.5%, undivided beneficial ownership interest in a Treasury security having a principal amount at maturity of $1,000.

          For example, to create 40 Growth PRIDES if the Treasury portfolio has not replaced senior notes as a component of the Income PRIDES, the Income PRIDES holder will:

•	deposit with the collateral agent a Treasury security having a principal amount at maturity of $1,000; and

•	transfer 40 Income PRIDES to the purchase contract agent accompanied by a notice stating that the holder has deposited the required Treasury securities with the collateral agent and requesting the release to the holder of the $1,000 principal amount of senior notes relating to the 40 Income PRIDES.

          Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release $1,000 principal amount of senior notes from the pledge under the pledge agreement, free and clear of Great Plains Energy’s security interest, to the purchase contract agent. The purchase contract agent then will:

•	cancel the 40 Income PRIDES;

•	transfer the related $1,000 principal amount of senior notes to the holder; and

•	deliver 40 Growth PRIDES to the holder.

          The Treasury securities will be substituted for senior notes and will be pledged to the collateral agent to secure the holder’s obligation to purchase our common stock under the related purchase contracts. The related senior notes released to the holder thereafter will trade separately from the resulting Growth PRIDES. Contract adjustment payments will be payable by Great Plains Energy on these Growth PRIDES on each payment date from the later of August 16, 2004 and the last payment date on which contract adjustment payments were made on the related purchase contract (whether as a component of the Growth PRIDES or the Income PRIDES). In addition, original issue discount will accrue on the related Treasury securities. See “Material United States Federal Income Tax Consequences — Treasury Securities — Original Issue Discount.”

Recreating Income PRIDES

          Subject to the last sentence of this paragraph, if a Treasury portfolio has not replaced the senior notes as a component of the Income PRIDES as a result of either a successful remarketing of senior notes or a special event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the seventh business day immediately preceding February 16, 2007, to substitute senior notes for any related Treasury securities held by the collateral agent, in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. These substitutions will recreate Income PRIDES, and the applicable Treasury securities will be released to the holder. Because Treasury securities and senior notes are issued in integral multiples of $1,000, holders of Growth PRIDES may make these substitutions only in integral multiples of 40 Growth PRIDES. The ability of holders of Growth PRIDES to recreate Income PRIDES will be subject to the limitation that holders may not recreate Income PRIDES during any period commencing on and including the business day preceding any three-day remarketing period and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset date, or, if none of the remarketings during that three-day remarketing period is successful, on and including the business day following the last remarketing date during that three-day remarketing period.

          If the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a special event redemption, holders of the Growth PRIDES may recreate Income PRIDES by making substitutions of the applicable ownership interest in the appropriate Treasury portfolio for the applicable Treasury securities at any time on or prior to the second business day immediately preceding February 16, 2007 and only in integral multiples of 64,000 Growth PRIDES (or such other number of Growth PRIDES as may be determined by the remarketing agent upon a successful remarketing of the senior notes if the reset date is not a regular interest payment date or by the quotation agent following a special event redemption prior to February 16, 2007 if the special event redemption date is not a regular interest payment date). In such a case, holders would obtain the release of the applicable Treasury securities for which substitution is being made. In addition, if a successful remarketing of the senior notes results in a reset date that is not also a quarterly payment date for the Income PRIDES, a holder wishing to recreate Income PRIDES during the period commencing on and including the reset date to and including the record date in respect of the next quarterly payment date for the Income PRIDES will be required to make a cash payment to the collateral agent in an amount equal to the interest that would have accrued on the senior notes that would have been a component of the Income PRIDES from and including the quarterly payment date next preceding the reset date to but excluding such reset date. This cash payment, together with the proceeds of the maturing Treasury securities forming a part of the Treasury portfolio, will become payable on the holder’s Income PRIDES on the next quarterly payment date.

          For example, to recreate 40 Income PRIDES if the Treasury portfolio has not replaced senior notes as a component of the Income PRIDES, the Growth PRIDES holder will:

•	deposit with the collateral agent $1,000 principal amount of senior notes; and

•	transfer 40 Growth PRIDES to the purchase contract agent accompanied by a notice stating that the holder has deposited $1,000 principal amount of senior notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release to the holder the Treasury securities relating to those Growth PRIDES.

          Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of Great Plains Energy’s security interest, to the purchase contract agent. The purchase contract agent will then:

•	cancel the 40 Growth PRIDES;

•	transfer the related Treasury securities to the holder; and

•	deliver 40 Income PRIDES to the holder.

          The substituted senior notes will be pledged with the collateral agent to secure the Income PRIDES holder’s obligation to purchase our common stock under the related purchase contracts.

          Holders that elect to substitute pledged securities, thereby creating Growth PRIDES or recreating Income PRIDES, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

          Holders of Income PRIDES are entitled to receive aggregate cash payments at the rate of 8% of the $25 stated amount per Income PRIDES per year payable quarterly in arrears. The quarterly payments on the Income PRIDES will consist of:

•	interest on the ownership interests in the senior notes comprising a component of the Income PRIDES and/or, if the Treasury portfolio has replaced interests in the senior notes as a component of the Income PRIDES, cash distributions on the applicable ownership interest of the Treasury portfolio, as applicable, at the rate of 4.25% of the $25 stated amount per Income PRIDES per year; and

•	quarterly contract adjustment payments payable by Great Plains Energy at the rate of 3.75% of the $25 stated amount per Income PRIDES per year, subject to Great Plains Energy’s right to defer the payment of such contract adjustment payments.

          In addition, original issue discount for United States federal income tax purposes will accrue on the related ownership interests in the senior notes and, if the Treasury portfolio has replaced interests in the senior notes as a component of the Income PRIDES, on the applicable ownership interest of the Treasury portfolio.

          If the interest rate on the senior notes is reset on a reset date that is not a scheduled interest payment date, the collateral agent will receive on behalf of holders of Income PRIDES a payment on such reset date of accrued and unpaid interest on the senior notes included in the Income PRIDES from the most recent quarterly interest payment date to, but excluding, such reset date. On the quarterly payment date next following the reset date, Income PRIDES holders will receive a regular quarterly cash distribution comprised of that interest payment, the portion of the remarketing Treasury portfolio that matures prior to that quarterly payment date and the contract adjustment payment payable on that date.

          Holders who create Growth PRIDES will be entitled to receive quarterly contract adjustment payments payable by Great Plains Energy at the rate of 3.75% of the $25 stated amount per Growth PRIDES per year, subject to Great Plains Energy’s right to defer payment of such contract adjustment payments. In addition, original issue discount will accrue on the related Treasury securities.

          Great Plains Energy’s obligations with respect to the contract adjustment payments will be subordinate and junior in right of payment to its senior indebtedness, including the senior notes. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind provided the instrument under which such indebtedness is incurred does not expressly provide otherwise. The senior notes will be senior unsecured obligations of Great Plains Energy and will rank equal in right of payment with all of Great Plains Energy’s other unsecured and unsubordinated debt. See “Description of Debt Securities” in the accompanying prospectus.

Voting and Certain Other Rights

          Holders of purchase contracts forming part of the Income PRIDES or Growth PRIDES, in their capacities as such holders, will have no voting or other rights in respect of our common stock.

Listing of the Securities

          Great Plains Energy has been approved to list the Income PRIDES on the NYSE. Unless and until substitution has been made as described in “— Creating Growth PRIDES” or “— Recreating Income PRIDES,” neither the senior note nor the Treasury portfolio component of an Income PRIDES nor the Treasury security component of a Growth PRIDES will trade separately from Income PRIDES or Growth PRIDES. The senior note or Treasury portfolio component will trade as a unit with the purchase contract component of the Income PRIDES and the Treasury security component will trade as a unit with the purchase contract component of the Growth PRIDES. Great Plains Energy has no obligation or current intention to apply for listing of the Growth PRIDES or senior notes.

Miscellaneous

          Great Plains Energy, its subsidiaries or its affiliates may from time to time, to the extent permitted by law, purchase any of the Income PRIDES, Growth PRIDES or senior notes which are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE PURCHASE CONTRACTS

General

          Each purchase contract underlying a FELINE PRIDES will obligate the holder of the purchase contract to purchase, and Great Plains Energy to sell, on February 16, 2007, for $25 in cash, a number of newly issued shares of our common stock equal to the “settlement rate.” The settlement rate for each purchase of our common stock under a purchase contract will be calculated as follows:

•	if the applicable market value is equal to or greater than the initial threshold appreciation price of $35.40, which is approximately 18% above the initial reference price of $30.00, the settlement rate will be equal to the stated amount of $25 divided by the threshold appreciation price, or initially 0.7062 shares. Accordingly, if, between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price for our common stock increases to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of our common stock issued upon settlement of each purchase contract will be higher than $25, assuming that the market price of our common stock on February 16, 2007 is the same as the applicable market value of our common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of those shares of our common stock will be equal to $25, assuming that the market price of the Great Plains Energy common stock on February 16, 2007 is the same as the applicable market value of our common stock;

•	if the applicable market value is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount of $25 divided by the applicable market value. Accordingly, if the market price for our common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the market price is less than the threshold appreciation price, the aggregate market value of the shares of our common stock issued upon settlement of the purchase contract will be equal to $25, assuming that the market price of our common stock on February 16, 2007 is the same as the applicable market value of our common stock; and

•	if the applicable market value is less than or equal to the initial reference price of $30.00, the settlement rate will be equal to the stated amount of $25 divided by the reference price, or initially 0.8333 shares. Accordingly, if the market price for our common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of our common stock issued upon settlement of the purchase contract will be less than $25, assuming that the market price of our common stock on February 16, 2007 is the same as the applicable market value of our common stock. If the market price stays the same, the aggregate market value of those shares of our common stock will be equal to $25, assuming that the market price of Great Plains Energy common stock on February 16, 2007 is the same as the applicable market value of our common stock.

          “Applicable market value” with respect to the settlement of purchase contracts means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding February 16, 2007.

          “Closing price” of our common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of our common stock on the NYSE on that date or, if our common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which our common stock is so listed. If our common stock is not so listed on a United States national or regional securities exchange, the closing price means the last sale price of our common stock as reported by the Nasdaq Stock Market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of our common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by Great Plains Energy for this purpose.

          A “trading day” means a day on which our common stock is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

          Great Plains Energy will not issue any fractional shares of its common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of the purchase contracts being settled on the same day by a holder of Income PRIDES or Growth PRIDES, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value.

          On February 16, 2007, unless:

•	a holder of Income PRIDES or Growth PRIDES has settled the related purchase contracts through the early delivery of cash to the purchase contract agent in the manner described under “— Early Settlement” or “— Early Settlement upon Cash Merger;”

•	a holder of Income PRIDES or Growth PRIDES has settled the related purchase contracts with cash on the business day immediately preceding February 16, 2007, pursuant to prior notice given in the manner described under “— Notice to Settle with Cash;”

•	a holder of Income PRIDES has had the senior notes related to the holder’s purchase contracts successfully remarketed before February 16, 2007 in the manner described herein; or

•	an event described under “— Termination” has occurred, then

•	in the case of Income PRIDES, unless the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a special event redemption, Great Plains Energy will exercise its rights as a secured party to dispose of the applicable senior notes in accordance with applicable law; and

•	in the case of Income PRIDES, if the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as a result of either a successful remarketing of the senior notes or a special event redemption, the principal amount of the applicable ownership interest in the appropriate Treasury portfolio or, in the case of Growth PRIDES, the related U.S. Treasury securities, as the case may be, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase our common stock under the related purchase contracts.

          The Great Plains Energy common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the FELINE PRIDES and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the Great Plains Energy common stock to any person other than the holder.

          Each holder of Income PRIDES or Growth PRIDES, by acceptance of these securities, will be deemed to have:

•	irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform such holder’s obligations thereunder for so long as the holder remains a holder of FELINE PRIDES; and

•	duly appointed the purchase contract agent as the holder’s attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

          In addition, each holder and beneficial owner of Income PRIDES or Growth PRIDES, by acceptance of this interest, will be deemed to have agreed to treat:

•	itself as the owner of the related senior notes, the applicable ownership interest of the appropriate Treasury portfolio or the Treasury securities, as the case may be; and

•	the senior notes as indebtedness for all United States federal income tax purposes.

          So long as the FELINE PRIDES are held through DTC, the beneficial owners will have rights and obligations with respect to the FELINE PRIDES equivalent to those of a holder except exercisable only through DTC or its participants. See “— Book-Entry System” in this prospectus supplement and “Book-Entry System” in the accompanying prospectus.

Holders’ Obligations and Defaults

          In addition to the purchase price paid for the FELINE PRIDES, holders are obligated under each purchase contract to purchase for $25 in cash our common stock not later than February 16, 2007. In addition, each holder of an Income PRIDES (unless the senior notes have been successfully remarketed or a special event redemption has occurred) is obligated to notify the purchase contract agent of its intention to pay such amounts in cash not later than 5:00 p.m. (New York City time) on the seventh business day immediately preceding February 16, 2007, unless such holder has already paid such amount. Each holder of a Growth PRIDES (and Income PRIDES, if the senior notes have been successfully remarketed or a special event redemption has occurred) is obligated to notify the purchase contract agent of its intention to pay such amounts in cash not later than 5:00 p.m. (New York City time) on the second business day immediately preceding February 16, 2007, unless such holder has already paid such amount. So long as the FELINE PRIDES are held by the depositary, such payments must be made and such notices must be given by the beneficial owners through the procedures of the depositary.

          Failure to make such payments or give such notices will constitute a default under the related purchase contract and will entitle the collateral agent or Great Plains Energy, without further recourse to the holder or beneficial owner in respect of its related purchase obligations under the purchase contract to foreclose on the corresponding pledged senior notes, Treasury securities or applicable ownership interest in the Treasury portfolio. If the holder or beneficial owner of an Income PRIDES (unless the senior notes have been successfully remarketed or a special event redemption has occurred) fails to give a required notice with respect to a purchase contract, the collateral agent or Great Plains Energy expects to offer and sell the corresponding pledged senior note in an immediately following remarketing or at a subsequent public or private sale and apply the proceeds to purchase the corresponding Great Plains Energy common stock. If the holder or beneficial owner of an Income PRIDES (unless the senior notes have been successfully remarketed or a special event redemption has occurred) gives the appropriate notice but fails to make the corresponding payment on time, then the collateral agent or Great Plains Energy expects to sell the corresponding pledged senior note at a public sale at which Great Plains Energy may bid its claim or at a private sale to one or more underwriters. If the holder or beneficial owner of a Growth PRIDES (and an Income PRIDES, if the senior notes have been successfully remarketed or a special event redemption has occurred) fails to give a required notice or make a required payment, the collateral agent or Great Plains Energy expects to apply the proceeds of the pledged Treasury securities or applicable ownership interest in the Treasury portfolio to purchase the corresponding Great Plains Energy common stock. So long as the FELINE PRIDES are held by the depositary, Great Plains Energy expects that notice of such remarketing or public or private sale will be given to the beneficial owners through the procedures of the depositary.

Remarketing

          Pursuant to the remarketing agreement, and subject to the terms of the supplemental remarketing agreement, between the remarketing agent and Great Plains Energy, Great Plains Energy may, at its option and in its sole discretion, elect to remarket the senior notes, in whole but not in part, on any remarketing date occurring during the period for early remarketing beginning on the third business day preceding August 16, 2006 and ending on the ninth business day preceding February 16, 2007, unless the senior notes have been previously redeemed in connection with a special event redemption or have been previously successfully remarketed. Any remarketing during the period for early remarketing will occur during a three-day remarketing period consisting of three sequential possible remarketing dates selected by Great Plains Energy and will include senior notes interests in which are components of Income PRIDES and other senior notes of holders that have elected to include those senior notes in the remarketing.

          On each remarketing date occurring during the period for early remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the senior notes equal to approximately 100% of the purchase price for the remarketing Treasury portfolio plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase on the reset date a remarketing Treasury portfolio consisting of:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2007 in an aggregate amount equal to the principal amount of the senior notes interests in which are included in Income PRIDES;

•	if the reset date occurs prior to November 16, 2006, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on November 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on November 16, 2006 on the principal amount of the senior notes that would have been included in the Income PRIDES assuming no remarketing and no reset of the interest rate on the senior notes as described under “Description of the Senior Notes — Market Rate Reset” and assuming that interest on the senior notes accrued from the reset date to, but excluding, November 16, 2006; and

•	if the reset date occurs prior to February 16, 2007, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on February 16, 2007, interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2007 in an aggregate amount equal to the aggregate interest payment that would be due on February 16, 2007 on the principal amount of the senior notes that would have been included in the Income PRIDES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the later of the reset date and November 16, 2006 to, but excluding, February 16, 2007.

          The remarketing Treasury portfolio will be substituted for the corresponding senior notes and will be pledged to the collateral agent to secure the Income PRIDES holders’ obligation to purchase our common stock under the purchase contracts.

          In addition, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds from the remarketing of the corresponding senior notes in excess of the remarketing Treasury portfolio purchase price. The applicable remarketing fee shall be 25 basis points (0.25%) of the remarketing Treasury portfolio purchase price if the remarketed senior notes mature on February 16, 2009 or, if the maturity date of the senior notes is otherwise extended on the reset date, such other amount as agreed between Great Plains Energy and the remarketing agent. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

          As used in this context, “remarketing Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the reset date for the purchase of the remarketing Treasury portfolio described above for settlement on the reset date.

          “Quotation agent” means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by Great Plains Energy.

          In connection with a successful remarketing, interest on the senior notes will be payable semiannually at the reset rate and the maturity date of the senior notes may be extended. The reset rate on the senior notes and the date, if any, to which the maturity date of the senior notes is extended will be determined on the date that the remarketing agent is able to successfully remarket the senior notes. The reset rate, modified interest payment dates and extension, if any, of the maturity date will become effective, if the remarketing is successful, on the reset date, which, in the case of a remarketing during the period for early remarketing, will be the third business day immediately following the date of the successful remarketing. See “— General,” “— Interest” and “— Market Rate Reset” under “Description of the Senior Notes.” The interest rate, maturity date and scheduled interest payment dates of senior notes that are held by holders that do not participate in a remarketing will still be reset on the reset date in accordance with any reset of the interest rate, extension of the maturity date or modification of the scheduled interest payment dates of the senior notes in connection with a successful remarketing.

          If a remarketing attempt described above is unsuccessful on the first remarketing date of a three-day remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing dates in that three-day remarketing period until a successful remarketing occurs. If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the senior notes, other than to Great Plains Energy, at a price equal to or greater than 100% of the remarketing Treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in an unsuccessful remarketing on each of the three remarketing dates comprising the three-day remarketing period, the senior notes will continue to be a component of Income PRIDES and additional remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-day remarketing periods as described above.

          Unless the senior notes have been successfully remarketed on or prior to the seventh business day immediately preceding February 16, 2007, the senior notes that are components of Income PRIDES whose holders have failed to notify the purchase contract agent on or prior to such business day of their intention to settle the related purchase contracts with separate cash will, unless a special event redemption date has occurred or will occur prior to February 16, 2007, be remarketed during a three-day remarketing period beginning on and including the fifth business day, and ending on and including the third business day, immediately preceding February 16, 2007. This three-day remarketing period is referred to as the “final three-day remarketing period” and the reset date relating to any remarketing during the final three-day remarketing period will be February 16, 2007. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the senior notes equal to approximately 100% of the aggregate principal amount of the senior notes plus the applicable remarketing fee. A portion of the proceeds from this remarketing equal to the aggregate principal amount of the senior notes will be automatically applied to satisfy in full the Income PRIDES holders’ obligations to purchase our common stock on February 16, 2007.

          If the remarketing during the final three-day remarketing period is successful, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds in excess of the aggregate principal amount of the remarketed senior notes. In connection with a successful remarketing during the final three-day remarketing period, the applicable remarketing fee shall be 25 basis points (0.25%) of the aggregate principal amount of the senior notes remarketed if the remarketed senior notes mature on February 16, 2009 or, if the maturity date of the senior notes is otherwise extended on the reset date, such other amount as agreed between Great Plains Energy and the remarketing agent. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

          If a remarketing attempt described above is unsuccessful on the first remarketing date of the final three-day remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing dates in the final three-day remarketing period until a successful remarketing occurs. If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the senior notes during the final three-day remarketing period, other than to Great Plains Energy, at a price equal to or greater than 100% of the aggregate principal amount of the senior notes, or (2) the remarketing during the final three-day remarketing period has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in a failure of the senior notes to be remarketed during the final three-day remarketing period, Great Plains Energy will announce the failed remarketing of the senior notes on or prior to the business day immediately preceding February 16, 2007 and will exercise its rights as a secured party to dispose of the senior notes in accordance with applicable law and satisfy in full each holder’s obligation to purchase our common stock under the related purchase contracts on February 16, 2007.

          Great Plains Energy will announce any remarketing of the senior notes on the fourth business day immediately preceding the first remarketing date of a three-day remarketing period. Each such announcement (each a “remarketing announcement”) on each such date (each, a “remarketing announcement date”) shall specify

(1)	that the senior notes may be remarketed on any and all of the fourth, fifth or sixth business days following the remarketing announcement date,

(2) (A)	if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the reset date will be the third business day following the remarketing date on which the senior notes are successfully remarketed, or

(B)	if the remarketing announcement relates to a remarketing to occur during the final three-day remarketing period, that the reset date will be February 16, 2007 if there is a successful remarketing,

(3)	that the reset rate and interest payment dates for the senior notes will be established, and that the maturity date of the senior notes may be extended, on the remarketing date on which the senior notes are successfully remarketed and effective on and after the reset date,

(4) (A)	if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that that the reset rate will equal the coupon rate on the senior notes that will enable the senior notes to be remarketed at a price equal to the remarketing Treasury portfolio purchase price plus the applicable remarketing fee, or

(B)	if the remarketing announcement relates to a remarketing to occur during the final three-day remarketing period, that that the reset rate will equal the coupon rate on the senior notes that will enable the senior notes to be remarketed at a price equal to 100% of their aggregate principal amount plus the applicable remarketing fee, and

          (5) the range of possible remarketing fees.

Great Plains Energy will cause each remarketing announcement to be published on the business day following the remarketing announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. In addition, Great Plains Energy will request, not later than seven nor more than 15 calendar days prior to each remarketing announcement date, that the depositary notify its participants holding senior notes, Income PRIDES and Growth PRIDES of the remarketing. If required, Great Plains Energy will use commercially reasonable efforts to ensure that a registration statement with respect to the full principal amount of the senior notes to be remarketed is effective such that the remarketing agent may rely on it in connection with the remarketing process. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent. If a successful remarketing occurs on a remarketing date, Great Plains Energy will request the depositary to notify its participants holding senior notes of the maturity date, reset rate and interest payment dates established for the senior notes during the remarketing on the business day following the remarketing date on which the senior notes were successfully remarketed. If a successful remarketing does not occur during a three-day remarketing period, Great Plains Energy will cause a notice of the unsuccessful remarketing attempt of senior notes to be published not later than the second business day following the last of the three remarketing dates comprising the three-day remarketing period (which notice, in the event of a failed remarketing during the final three-day remarketing period, shall include the procedures that must be followed if a holder of senior notes wishes to exercise its right to put such senior notes to Great Plains Energy), in each case, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal.

          In connection with a remarketing, holders of senior notes in which interests are not components of Income PRIDES may elect to have their senior notes remarketed as described under “Description of the Senior Notes — Optional Remarketing.”

Early Settlement

          Subject to the last sentence of this paragraph, at any time on or prior to the seventh business day immediately preceding February 16, 2007, in the case of Income PRIDES, or at any time on or prior to the second business day immediately preceding February 16, 2007, in the case of Growth PRIDES, a holder of FELINE PRIDES may settle the related purchase contracts in their entirety by presenting and surrendering the related FELINE PRIDES certificate at the offices of the purchase contract agent with the form of “Election to Settle Early” on the reverse side of such certificate completed and executed as indicated, accompanied by payment to Great Plains Energy in immediately available funds of an amount equal to

          (1) in the case of Income PRIDES,

•	$25 multiplied by the number of purchase contracts being settled, plus

•	if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if Great Plains Energy has elected to defer the contract adjustment payments which would otherwise be payable on the payment date; or

          (2) in the case of Growth PRIDES,

•	$25 multiplied by the number of purchase contracts being settled, plus

•	if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if Great Plains Energy has elected to defer the contract adjustment payments which would otherwise be payable on the payment date.

If the Treasury portfolio has not replaced the senior notes as a component of Income PRIDES, holders of Income PRIDES will not be permitted to exercise their early settlement right during any period commencing on and including the business day preceding any three-day remarketing period and ending on and including, in the case of a successful remarketing during that three-day remarketing period, the reset date or, if none of the remarketings during that three-day remarketing period is successful, the business day following the last remarketing date during that three-day remarketing period.

          Holders of Income PRIDES may settle early only in integral multiples of 40 Income PRIDES. If the Treasury portfolio has replaced interests in the senior notes as a component of Income PRIDES as a result of a successful remarketing of the senior notes or a special event redemption, holders of the Income PRIDES may settle early only in integral multiples of 64,000 Income PRIDES (or such other number of Income PRIDES as may be determined by the remarketing agent upon a successful remarketing of the senior notes if the reset date is not a regular quarterly interest payment date or by the quotation agent following a special event redemption prior to February 16, 2007 if the special event redemption date is not a regular quarterly interest payment date). Holders of Growth PRIDES may settle early only in integral multiples of 40 Growth PRIDES. A holder’s right to exercise an early settlement right is subject to the condition that, if required under the U.S. federal securities laws, Great Plains Energy has a registration statement under the Securities Act of 1933 in effect covering the common stock or other securities deliverable upon settlement of a purchase contract. Great Plains Energy has agreed that, if required under U.S. federal securities laws, it will use commercially reasonable efforts to (1) have in effect a registration statement covering the shares of our common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement.

          So long as the FELINE PRIDES are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

          Upon early settlement of the purchase contracts related to any Income PRIDES or Growth PRIDES:

•	the holder will receive a number of newly issued shares of our common stock per Income PRIDES or Growth PRIDES equal to the stated amount of $25 divided by the threshold appreciation price, initially 0.7062 shares, regardless of the market price of the Great Plains Energy common stock on the date of early settlement, subject to adjustment under the circumstances described in “— Anti-Dilution Adjustments” below, accompanied by this prospectus supplement, as amended or supplemented;

•	the senior notes, the applicable ownership interest in the appropriate Treasury portfolio or the Treasury securities, as the case may be, related to the Income PRIDES or Growth PRIDES will be transferred to the holder free and clear of Great Plains Energy’s security interest;

•	the holder’s right to receive any deferred contract adjustment payments on the purchase contracts being settled will be forfeited;

•	the holder’s right to receive future contract adjustment payments will terminate;

•	no adjustment will be made to or for the benefit of the holder on account of any deferred contract adjustment payments or any amounts accrued in respect of contract adjustment payments; and

•	if a successful remarketing of the senior notes prior to an early settlement has resulted in a reset date that is not also a quarterly payment date for the Income PRIDES, a holder of Income PRIDES who effects early settlement during the period commencing on and including the business day following the reset date to and including the record date in respect of the next quarterly payment date for the Income PRIDES will receive, at the time early settlement is effected, a cash payment in an amount equal to the interest accrued on the senior notes that had comprised a component of the Income PRIDES being settled early from and including the quarterly payment date next preceding the reset date to but excluding such reset date.

          Great Plains Energy will not issue any fractional shares of its common stock in connection with early settlement of any purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being early settled on any date by a holder of Income PRIDES or Growth PRIDES, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value determined by reference to the 20 consecutive trading days ending on the third trading day immediately preceding the early settlement date.

          If the purchase contract agent receives a FELINE PRIDES certificate, accompanied by the completed “Election to Settle Early” and required immediately available funds, from a holder of FELINE PRIDES by 5:00 p.m., New York City time, on a business day, that day will be considered the settlement date for those FELINE PRIDES. If the purchase contract agent receives the necessary documentation after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date for those FELINE PRIDES.

          Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the FELINE PRIDES certificate evidencing the related Income PRIDES or Growth PRIDES and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Income PRIDES or Growth PRIDES, Great Plains Energy will cause the shares of its common stock being purchased to be issued, and the related senior notes, the applicable ownership interest in the appropriate Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in “— Pledged Securities and Pledge Agreement” and transferred, within three business days following the settlement date, to the purchasing holder or the holder’s designee.

Notice to Settle with Cash

          A holder of Income PRIDES or Growth PRIDES may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding February 16, 2007. A holder of an Income PRIDES (of which interests in the senior notes remain a component) that wishes to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Income PRIDES certificate at the office of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding February 16, 2007. A holder of a Growth PRIDES or an Income PRIDES (of which interests in the senior notes are not a component) that wishes to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Growth PRIDES or Income PRIDES certificate at the office of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding February 16, 2007. If a holder who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding February 16, 2007, Great Plains Energy will exercise its rights as a secured party to dispose of, in accordance with applicable law, the related pledged senior notes, Treasury security or applicable ownership interest in the Treasury portfolio, as the case may be, to satisfy in full, from the disposition of the senior notes, Treasury security or applicable ownership interest in the Treasury portfolio, as the case may be, the holder’s obligation to purchase our common stock under the related purchase contracts.

Early Settlement upon Cash Merger

          If, prior to February 16, 2007, (i) Great Plains Energy merges with or into another entity, (ii) its common stock is converted, exchanged, reclassified or cancelled in such merger, and (iii) at least 30% of the consideration received by Great Plains Energy shareholders for its common stock in such merger consists of cash or cash equivalents (which is referred to as a “cash merger”), then each holder of FELINE PRIDES will have the right to accelerate and settle the purchase contract at the settlement rate in effect immediately before the cash merger; provided that at such time, if so required under U.S. federal securities laws, there is in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled. Such early settlement right of holders is referred to as the “cash merger early settlement right.” Great Plains Energy will provide each of the holders with a notice of the consummation of cash merger within five business days after the consummation thereof. The notice will specify, among other things, the early settlement date, which shall be 10 business days after the date of the notice, and the amount of the cash, securities and other consideration receivable by the holder upon settlement.

          To exercise the cash merger early settlement right, a holder must present and surrender the FELINE PRIDES certificates evidencing those Income PRIDES or Growth PRIDES to be settled at the offices of the purchase contract agent, accompanied by payment to Great Plains Energy in immediately available funds of an amount equal to (a) $25 multiplied by (b) the number of purchase contracts being settled, no later than 5:00 p.m., New York City time, on the business day immediately preceding the early settlement date.

          Upon early settlement of the purchase contracts so described above, Great Plains Energy will deliver to FELINE PRIDES holders on the early settlement date the kind and amount of securities, cash or other property that such holders would have been entitled to receive if they had settled the purchase contracts immediately before the cash merger at the settlement rate in effect at such time. Great Plains Energy will also cause the senior notes, the applicable ownership interest in the appropriate Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement and transferred to such holders. In addition, if a successful remarketing of the senior notes prior to the early settlement has resulted in a reset date that is not also a quarterly payment date for the Income PRIDES, a holder of Income PRIDES who effects early settlement during the period commencing on and including the business day following the reset date to and including the record date in respect of the next quarterly payment date for the Income PRIDES will receive, at the time early settlement is effected, a cash payment in an amount equal to the interest accrued on the senior notes that had comprised a component of the Income PRIDES being settled early from and including the quarterly payment date next preceding the reset date to but excluding such reset date. Holders of Income PRIDES may exercise their cash merger early settlement right only in integral multiples of 40 Income PRIDES. If the Treasury portfolio has replaced interests in the senior notes as a component of Income PRIDES as a result of a successful remarketing of any senior notes or a special event redemption, holders of the Income PRIDES may exercise their cash merger early settlement right only in integral multiples of 64,000 Income PRIDES (or such other number of Income PRIDES as may be determined by the remarketing agent upon a successful remarketing of the senior notes if the reset date is not a regular quarterly interest payment date or by the quotation agent following a special event redemption prior to February 16, 2007 if the special event redemption date is not a regular quarterly interest payment date). Holders of Growth PRIDES may exercise their cash merger early settlement right only in integral multiples of 40 Growth PRIDES. In connection with a cash merger early settlement, the applicable market value with respect to the settlement of purchase contracts will be determined by reference to the 20 consecutive trading days ending on the third trading day immediately preceding the consummation of the cash merger.

          If FELINE PRIDES holders do not elect to exercise their cash merger early settlement right, their FELINE PRIDES will remain outstanding and subject to settlement on February 16, 2007. Great Plains Energy has agreed that, if required under the U.S. federal securities laws, Great Plains Energy will use commercially reasonable efforts to (1) have in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

Contract Adjustment Payments

          Contract adjustment payments in respect of Income PRIDES and Growth PRIDES will be fixed at the rate per year of 3.75% of the $25 stated amount per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from June 14, 2004 and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2004.

          Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which, as long as the FELINE PRIDES remain in book-entry form, will be the February 1, May 1, August 1 and November 1 preceding the related payment date. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the FELINE PRIDES. Subject to any applicable laws and regulations, each such payment will be made as described under “— Book-Entry System” in this prospectus supplement and “Book-Entry System” in the accompanying prospectus. In the event that the FELINE PRIDES do not continue to remain in book-entry only form, Great Plains Energy shall have the right to select relevant record dates, which shall be at least one business day but not more than 60 business days prior to the relevant payment dates, and to make payments by check mailed to the address of the holder as of the relevant record date.

          If any date on which contract adjustment payments are to be made on the purchase contracts related to the FELINE PRIDES is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that scheduled payment date. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

          Great Plains Energy’s obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to its obligations under any of its senior indebtedness.

          Upon any payment or distribution of assets of Great Plains Energy to its creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness, including the senior notes, shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the FELINE PRIDES shall be entitled to receive any contract adjustment payments with respect to any purchase contract.

          By reason of this subordination, in those events, holders of Great Plains Energy’s senior indebtedness, including the senior notes, may receive more, ratably, and holders of the purchase contract components of the FELINE PRIDES may receive less, ratably, than Great Plains Energy’s other creditors. Because Great Plains Energy is a holding company, contract adjustment payments on the FELINE PRIDES are effectively subordinated to debt and preferred stock at the subsidiary level.

          In addition, no payment of contract adjustment payments with respect to any FELINE PRIDES may be made if:

•	any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period; or

•	any default other than a payment default with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the purchase contract agent receives a written notice of such default from Great Plains Energy or the holders of such senior indebtedness.

Option to Defer Contract Adjustment Payments

          Great Plains Energy may, at its option and upon prior written notice to the holders of the FELINE PRIDES and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the FELINE PRIDES until no later than February 16, 2007. However, deferred contract adjustment payments will bear additional amounts at the rate of 8% per year, which is equal to the rate of total distributions on the Income PRIDES (compounding on each succeeding payment date), until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Great Plains Energy) or settled by holders in the manner described under “— Early Settlement”, the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

          In the event that Great Plains Energy elects to defer the payment of contract adjustment payments on the purchase contracts until February 16, 2007, each holder of FELINE PRIDES will receive on that date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of our common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value.

          Great Plains Energy will not issue any fractional shares of its common stock with respect to the payment of deferred contract adjustment payments on February 16, 2007. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value described under “— General.”

          In the event that Great Plains Energy exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, Great Plains Energy will not, and will not permit any of its subsidiaries to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of Great Plains Energy’s capital stock or make guarantee payments with respect to any Great Plains Energy capital stock other than:

•	purchases, redemptions or acquisitions of shares of Great Plains Energy capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction by Great Plains Energy of its obligations pursuant to any contract or security outstanding on the date of such event;

•	as a result of a reclassification of Great Plains Energy capital stock or the exchange or conversion of one class or series of Great Plains Energy capital stock for another class or series of such capital stock;

•	the purchase of fractional interests in shares of Great Plains Energy capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	dividends or distributions in Great Plains Energy capital stock (or rights to acquire Great Plains Energy capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of Great Plains Energy capital stock (or securities convertible into or exchangeable for shares of Great Plains Energy capital stock); or

•	redemptions, exchanges or repurchases of any rights outstanding under a Great Plains Energy shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

          Great Plains Energy’s subsidiaries will not be restricted from making any similar payments on their capital stock if Great Plains Energy exercises its option to defer payment of any contract adjustment payments.

Anti-Dilution Adjustments

          In order to maintain a holder’s relative investment in Great Plains Energy common stock, upon the occurrence of certain events the reference price and the threshold appreciation price and therefore the formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of those events, including:

(a)	the payment of dividends, and other distributions, consisting of our common stock;

(b)	the issuance to all holders of our common stock of rights, warrants or options (other than any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase such common stock at less than the current market price thereof;

(c)	subdivisions, splits and combinations of our common stock;

(d)	distributions to all holders of our common stock of evidences of Great Plains Energy’s indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash);

(e)	regular quarterly, semiannual or annual cash dividends or any other distributions by us or any of our subsidiaries consisting exclusively of cash to all holders of our common stock, excluding any cash dividend on our common stock (other than a dividend payable by Great Plains Energy on and after January 1, 2007 to holders of record of Great Plains Energy common stock as of a date prior to February 16, 2007 (an “excluded first quarter dividend”)) to the extent that the aggregate cash dividend per share in any quarter does not exceed the reference dividend of $0.415 (the reference dividend is subject to adjustment in the same proportion as the reference price and the threshold appreciation price, provided that no adjustment will be made to the reference dividend for any adjustment made to those prices pursuant to this clause (e)); and

(f)	the successful completion of a tender or exchange offer made by Great Plains Energy or any of its subsidiaries for our common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by Great Plains Energy or any of its subsidiaries for such common stock concluded within the preceding 12 months and (2) the aggregate amount of all or any portion of any all-cash distributions to all holders of our common stock made within the preceding 12 months that did not result in an adjustment to the reference price and the threshold appreciation price pursuant to clause (e) above, exceeds 10% of Great Plains Energy’s aggregate market capitalization on the expiration of the tender or exchange offer. For purposes of this paragraph (f), “market capitalization” means the product of the current market price per share of Great Plains Energy common stock as of the last time tenders could have been made pursuant to the tender or exchange offer times the number of shares of Great Plains Energy common stock outstanding (including any tendered shares) at such time.

          In the case of an event referred to in clause (a) above, the reference price and the threshold appreciation price will be adjusted by multiplying each such price as in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution by a fraction, the numerator of which will be the number of shares of our common stock outstanding at the close of business on the date fixed for such determination and the denominator of which will be the sum of such number of shares and the total number of shares constituting such dividend or other distribution.

          In the case of an event referred to in clause (b) above, the reference price and the threshold appreciation price in effect at the opening of business on the day following the date fixed for the determination of the stockholders entitled to receive such rights, options or warrants will be adjusted by multiplying each such price by a fraction, the numerator of which will be the number of shares of our common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of our common stock which the aggregate of the offering price of the total number of shares of our common stock so offered for subscription or purchase would purchase at the current market price and the denominator of which will be the number of shares of our common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of our common stock so offered for subscription or purchase.

          In the case of an event referred to in clause (c) above, each of the reference price and the threshold appreciation price in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective will be proportionately decreased, and, conversely, if outstanding shares of our common stock are combined into a smaller number of shares of our common stock, each of the reference price and the threshold appreciation price in effect at the opening of business on the day following the day upon which such combination becomes effective will be proportionately increased.

          In the case of an event referred to in clause (d) above, the reference price and the threshold appreciation price in effect at the opening of business on the day following the date fixed for the determination of the stockholders entitled to receive such distribution will be adjusted by multiplying each such price by a fraction, the numerator of which will be the current market price per share of the common stock on the date fixed for such determination less the then fair market value (which, in the case of publicly traded securities, will be based on the current market value of those securities and in all other cases will be as determined by our board of directors) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of our common stock and the denominator of which will be such current market price per share of our common stock.

          In the case of an event referred to in clause (e) above, the reference price and the threshold appreciation price in effect at the opening of business on the day following the date fixed for determination of the stockholders entitled to receive such dividend or distribution will be adjusted by multiplying each such price by a fraction, the numerator of which will be the current market price per share of our common stock on such date less (1) other than in the case of an excluded first quarter dividend, the amount of cash distributed per share of common stock in excess of the reference dividend, or (2) in the case of an excluded first quarter dividend, the amount of cash distributed per share of common stock and the denominator of which will be the current market price per share of our common stock on such date;

provided that if any adjustment to the reference price and the threshold appreciation price would result in a price of less than $.01, such price, as adjusted, shall equal $.01.

          In the case of an event referred to in clause (f) above, the reference price and the threshold appreciation price will be adjusted so that each will equal the respective prices determined by multiplying each such price in effect immediately prior to the opening of business on the day after the date on which the tender offer expires by a fraction,

•	the numerator of which will equal (A) the product of the current market price per share of our common stock and the number of shares of our common stock outstanding plus any tendered shares, in each case, on the date on which the tender offer expires, less (B) the amount of cash plus the fair market value (determined by our board of directors) of the aggregate consideration payable to stockholders pursuant to the tender offer and the transactions described in clauses (1) and (2) of paragraph (f) above (assuming the acceptance up to any maximum specified in the terms of the tender or exchange offer), and

•	the denominator of which will equal the product of (A) the current market price per share of our common stock on the date on which the tender offer expires, and (B) the number of shares of our common stock outstanding (including any tendered shares) at the time the tender offer expires less the number of all shares validly tendered and not withdrawn as of that time.

          The “current market price” per share of our common stock on any day means the average of the daily closing prices for the 20 consecutive trading days ending not later than the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which our common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

          In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Income PRIDES or Growth PRIDES, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Income PRIDES or Growth PRIDES immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under “— Early Settlement upon Cash Merger.”

          If at any time Great Plains Energy makes a distribution of property to its shareholders which would be taxable to those shareholders as a dividend for United States federal income tax purposes (e.g., distributions out of Great Plains Energy’s current or accumulated earnings and profits or evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the adjustment provisions of the purchase contract agreement, the reference price and the threshold appreciation price are decreased and the settlement rate is increased, this increase may give rise to a taxable dividend to holders of FELINE PRIDES. See “Material United States Federal Income Tax Consequences — Purchase Contracts — Anti-Dilution Adjustments.”

          In addition, Great Plains Energy may make decreases to the reference price and threshold appreciation price or increase the settlement rate to avoid or diminish any income tax to holders of its capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

          Each adjustment of the threshold appreciation price and the reference price will become effective immediately after the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such dividend or distribution or such rights, warrants or options, immediately after the opening of business on the day following the effective date of the subdivision, split, combination or reclassification of our common stock or immediately prior to the opening of business on the day after the date on which the tender offer expires. To the extent that such dividend or distribution is not so paid or made, the threshold appreciation price and the reference price shall be readjusted to the threshold appreciation price and the reference price, respectively, which would then be in effect if such dividend or distribution had not occurred. Each such adjustment to the threshold appreciation price and the reference price shall be made successively.

          Adjustments to the reference price and the threshold appreciation price will be calculated to the nearest $0.001, with $0.0005 being rounded upwards. No adjustments in these prices will be required unless the adjustment would result in an increase or decrease in the settlement rate of at least one percent. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment.

          Great Plains Energy will be required, within ten business days following the adjustment of the reference price and the threshold appreciation price, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the prices was determined and setting forth the revised prices.

          Each adjustment to the reference price and threshold appreciation price will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

Termination

          The purchase contracts, and Great Plains Energy’s rights and obligations and the rights and obligations of the holders of the FELINE PRIDES under the purchase contracts, including the right and obligation to purchase our common stock and the right to receive accumulated contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Great Plains Energy. Upon any termination, the collateral agent will release the related senior notes, the applicable ownership interest of the appropriate Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in each case, to the purchase contract agent’s disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount or $1,000 principal amount at maturity, as the case may be, of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that Great Plains Energy becomes the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until the automatic stay has been lifted.

Pledged Securities and Pledge Agreement

          Pledged securities will be pledged to the collateral agent, for the benefit of Great Plains Energy, pursuant to the pledge agreement to secure the obligations of holders of FELINE PRIDES to purchase our common stock under the related purchase contracts. The rights of holders of FELINE PRIDES to the related pledged securities will be subject to Great Plains Energy’s security interest created by the pledge agreement.

          No holder of Income PRIDES or Growth PRIDES will be permitted to withdraw the pledged securities related to the Income PRIDES or Growth PRIDES from the pledge arrangement except:

•	to substitute Treasury securities for the related senior notes or the applicable ownership interest of the appropriate Treasury portfolio, as the case may be, as provided for under “Description of the FELINE PRIDES — Creating Growth PRIDES;”

•	to substitute senior notes or the applicable ownership interest of the appropriate Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under “Description of the FELINE PRIDES — Recreating Income PRIDES;” or

•	upon the termination, cash settlement or early settlement of the related purchase contracts.

          Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Income PRIDES will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related ownership interests in the senior notes that are components of Income PRIDES, including distribution, voting, redemption, repayment and liquidation rights. Each holder of Growth PRIDES and each holder of Income PRIDES, if the Treasury portfolio has replaced interests in the senior notes as a component of Income PRIDES as a result of a successful remarketing of senior notes or a special event redemption, will retain beneficial ownership of the related Treasury securities or the applicable ownership interest of the appropriate Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. Great Plains Energy will have no interest in the pledged securities other than its security interest.

          Subject to the following two sentences and except as described in “Other Provisions of the Purchase Contract Agreement and the Pledge Agreement — General”, the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments to the persons in whose names the related Income PRIDES or Growth PRIDES are registered at the close of business on the record date immediately preceding the date of payment. If interest on the senior notes is reset on a reset date that is not a scheduled interest payment date for the senior notes, the collateral agent will receive on the reset date, in respect of senior notes comprising components of Income PRIDES, a payment of accrued and unpaid interest from the most recent interest payment date to, but excluding, the reset date. The collateral agent will retain that payment of interest until the immediately following quarterly payment date, on which it will distribute that amount, together with the proceeds of the maturing Treasury securities in the remarketing Treasury portfolio, to holders of Income PRIDES.

Book-Entry System

          The Depository Trust Company, which is referred to along with its successors in this capacity as the depositary, will act as securities depositary for the FELINE PRIDES. The FELINE PRIDES will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of FELINE PRIDES, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

          The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the FELINE PRIDES so long as the FELINE PRIDES are represented by global security certificates.

          All payments on the FELINE PRIDES represented by the global security certificates and all transfers and deliveries of related senior notes, Treasury portfolios, Treasury securities and our common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

          Procedures for settlement of purchase contracts on February 16, 2007 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

          Neither Great Plains Energy nor any of its agents, nor the purchase contract agent nor any of its agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

          In the event that the depositary notifies Great Plains Energy that the depositary is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice has been provided, certificates for the FELINE PRIDES will be printed and delivered in exchange for beneficial interests in the global security certificates.

          The information in this Section concerning the depositary and its book-entry system has been obtained from sources that Great Plains Energy believes to be reliable, but Great Plains Energy has not attempted to verify the accuracy of this information.

          Please see “Book-Entry System” in the accompanying prospectus for more information on this depositary system.

OTHER PROVISIONS OF THE PURCHASE CONTRACT

AGREEMENT AND THE PLEDGE AGREEMENT

          Material provisions of the purchase contract agreement and the pledge agreement are summarized below. Forms of these documents have been filed with the SEC, and you should read these documents for provisions that may be important to you.

General

          Except as described in “Description of the Purchase Contracts — Book-Entry System” in this prospectus supplement and “Book-Entry System” in the accompanying prospectus, distributions on the FELINE PRIDES will be payable, purchase contracts will be settled (and documents related to the FELINE PRIDES and purchase contracts will be delivered), and transfers of the FELINE PRIDES will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the FELINE PRIDES do not remain in book-entry only form, payment of distributions on the FELINE PRIDES may be made, at Great Plains Energy’s option, by check mailed to the address of the person entitled to payment as shown on the security register or by wire transfer to an account appropriately designated by the holder entitled to payment.

          Shares of our common stock will be delivered on February 16, 2007 or earlier upon early settlement, or, if the purchase contracts have terminated, the related pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the U.S. Bankruptcy Code (see “Description of the Purchase Contracts — Termination”), at the office of the purchase contract agent upon presentation and surrender of the related FELINE PRIDES certificate.

          If a holder of outstanding Income PRIDES or Growth PRIDES fails to present and surrender the FELINE PRIDES certificate evidencing the Income PRIDES or Growth PRIDES to the purchase contract agent on February 16, 2007 or upon early settlement, the shares of our common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the FELINE PRIDES certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and Great Plains Energy.

          If the purchase contracts have terminated prior to February 16, 2007, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the FELINE PRIDES certificate evidencing the holder’s Income PRIDES or Growth PRIDES to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the FELINE PRIDES certificate is presented or the holder provides the evidence and indemnity described above.

          The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

          No service charge will be made for any registration of transfer or exchange of the FELINE PRIDES, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

          The purchase contract agreement and the pledge agreement will contain provisions permitting Great Plains Energy and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to Great Plains Energy’s obligations;

•	to add to the covenants for the benefit of holders or to surrender any right or power of Great Plains Energy under those agreements;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary;

•	to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events; or

•	to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders in any material respect.

          The purchase contract agreement and the pledge agreement will contain provisions permitting Great Plains Energy and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification:

•	change any payment date;

•	impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder’s rights in or to the pledged securities;

•	change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments;

•	impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments;

•	reduce the number of shares of our common stock or the amount of any other property subject to purchase under the purchase contract, increase the price to purchase our common stock or any other property upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder’s rights under the purchase contract; or

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

          If any amendment or proposal referred to above would adversely affect only the Income PRIDES or the Growth PRIDES, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or all of the holders of the affected class, as applicable.

No Consent to Assumption

          Each holder of Income PRIDES or Growth PRIDES, by acceptance of these securities, will under the terms of the purchase contract agreement and the Income PRIDES or Growth PRIDES, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by Great Plains Energy or its trustee if Great Plains Energy becomes the subject of a case under the U.S. Bankruptcy Code.

Consolidation, Merger, Sale or Conveyance

          Great Plains Energy will covenant in the purchase contract agreement that it will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless (1) Great Plains Energy is the continuing entity or the successor entity is an entity organized and existing under the laws of the United States of America or a U.S. State or the District of Columbia and expressly assumes Great Plains Energy’s obligations under the purchase contracts, the senior notes, the purchase contract agreement, the pledge agreement, the indenture and the remarketing agreement and (2) Great Plains Energy or the successor entity is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the senior notes, the purchase contract agreement, the pledge agreement, the indenture or the remarketing agreement or in material default in the performance of any of its other obligations under these agreements.

Title

          Great Plains Energy, the purchase contract agent, the collateral agent and any agent of Great Plains Energy, the purchase contract agent or the collateral agent may treat the registered owner of a FELINE PRIDES as the absolute owner of that FELINE PRIDES for the purpose of making payment and settling the related purchase contracts and for all other purposes regardless of any notice to the contrary.

Replacement of FELINE PRIDES Certificates

          In the event that physical certificates have been issued, any mutilated FELINE PRIDES certificate will be replaced by Great Plains Energy at the expense of the holder upon surrender of the certificate to the purchase contract agent. FELINE PRIDES certificates that have been destroyed, lost or stolen will be replaced by Great Plains Energy at the expense of the holder upon delivery to Great Plains Energy and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to Great Plains Energy and the purchase contract agent. In the case of a destroyed, lost or stolen FELINE PRIDES certificate, an indemnity satisfactory to the purchase contract agent and Great Plains Energy may be required at the expense of the holder of the FELINE PRIDES evidenced by the certificate before a replacement will be issued.

          Notwithstanding the foregoing, Great Plains Energy will not be obligated to issue any Income PRIDES or Growth PRIDES on or after the business day immediately preceding February 16, 2007 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement FELINE PRIDES certificate following February 16, 2007, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the Great Plains Energy common stock issuable pursuant to the purchase contracts included in the Income PRIDES or Growth PRIDES evidenced by the certificate, or, if the purchase contracts have terminated prior to February 16, 2007, transfer the pledged securities included in the Income PRIDES or Growth PRIDES evidenced by the certificate.

Defaults Under the Purchase Contract Agreement

          Within 90 days after the occurrence of any default by Great Plains Energy in any of its obligations under the purchase contract agreement of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the FELINE PRIDES unless such default has been cured or waived. Except for a default in any payment obligation under the purchase contract agreement, the purchase contract agent will be protected in withholding such notice if and so long as a responsible officer of the purchase contract agent in good faith determines that the withholding of such notice is in the interests of the holders of the FELINE PRIDES.

          The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against Great Plains Energy. Each holder of FELINE PRIDES shall have the right to institute suit for the enforcement of any payment of contract adjustment payments then due and payable and the right to purchase our common stock as provided in such holder’s purchase contracts and generally exercise any other rights and remedies provided by law.

          The holders of a majority of the outstanding purchase contracts voting as one class may waive any past default by Great Plains Energy and its consequences, except a default (a) in any payment on any FELINE PRIDES or (b) in respect of a provision of the purchase contract agreement which cannot be modified or amended without the consent of the holder of each outstanding FELINE PRIDES affected.

Governing Law

          The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

          BNY Midwest Trust Company will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Income PRIDES and Growth PRIDES from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Income PRIDES and Growth PRIDES or the purchase contract agreement.

          The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

          BNY Midwest Trust Company, the purchase contract agent, and its affiliates, including The Bank of New York, are among those banks with which we and our subsidiaries have maintained, and in the future may maintain, ordinary banking and trust relationships.

Information Concerning the Collateral Agent

          BNY Midwest Trust Company will be the collateral agent. The collateral agent will act solely as Great Plains Energy’s agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Income PRIDES and Growth PRIDES except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

          The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

          BNY Midwest Trust Company, the collateral agent, and its affiliates, including The Bank of New York, are among those banks with which we and our subsidiaries have maintained, and in the future may maintain, ordinary banking and trust relationships.

          Since BNY Midwest Trust Company is serving as both the collateral agent and the purchase contract agent, if an event of default, except an event of default occurring as a result of the failure of a successful remarketing to occur on or prior to the third business day immediately preceding February 16, 2007, occurs under the purchase contract agreement or the pledge agreement, BNY Midwest Trust Company will resign as the collateral agent, but will remain as the purchase contract agent. Any such resignation will be effective upon the replacement of the collateral agent with a new collateral agent in accordance with the terms of the pledge agreement.

Miscellaneous

          The purchase contract agreement will provide that Great Plains Energy will pay all fees and expenses related to the offering of the FELINE PRIDES, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the FELINE PRIDES.

          However, holders who elect to substitute the related pledged securities, thereby creating Growth PRIDES or recreating Income PRIDES, will be responsible for any fees or expenses payable in connection with the substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and Great Plains Energy will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE SENIOR NOTES

          Material provisions of the senior notes are summarized below and in the accompanying prospectus under “Description of Debt Securities.” The following descriptions of specific provisions of the senior notes supplement and, to the extent inconsistent with, replace the description of the general terms and provisions of debt securities in the accompanying prospectus. Forms of the indenture and the senior notes have been filed with the SEC and you should read these documents for provisions that may be important to you.

General

          The senior notes will be issued as a new series of debt securities under an indenture, dated as of June 1, 2004, between Great Plains Energy and BNY Midwest Trust Company, as trustee, as supplemented by a supplemental indenture to be dated as of June 14, 2004. The senior notes are limited to $150,000,000 (or up to $172,500,000 if the underwriters exercise their overallotment option in full) in aggregate principal amount. The senior notes will mature on February 16, 2009, unless extended as described below. The senior notes constitute senior debt securities as described in the accompanying prospectus. In addition to the senior notes, Great Plains Energy may issue from time to time other series of senior debt securities under the indenture. Such other series will be separate from and independent of the senior notes. The following description of the terms of the senior notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus.

          Because Great Plains Energy is a holding company, the senior notes will be effectively subordinated to all existing and future liabilities of the subsidiaries of Great Plains Energy, except to the extent that Great Plains Energy is a creditor of the subsidiary recognized as such. In addition, the ability of Great Plains Energy to service its debt, including the senior notes, depends upon the earnings of its subsidiaries and their ability to distribute their earnings, or make loans or other payments to Great Plains Energy. The indenture does not limit the aggregate amount of indebtedness Great Plains Energy or its subsidiaries may issue nor does it limit the ability of Great Plains Energy and its subsidiaries to grant a lien on their assets or the capital stock of their respective subsidiaries. As of March 31, 2004, the subsidiaries of Great Plains Energy had $1.35 billion of aggregate outstanding debt, all of which would have been effectively senior to the senior notes.

          The senior notes will not be subject to a sinking fund provision. Unless an earlier special event redemption has occurred, the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest, on February 16, 2009, provided, however, that upon a successful remarketing of the senior notes, the maturity may be extended to a date selected by Great Plains Energy that is up to 10 years from the reset date upon a successful remarketing of the senior notes, so long as the maturity date following a successful remarketing is not before February 16, 2009. Any extended maturity date will be specified on the remarketing date and will become effective on the reset date. If the senior notes are not successfully remarketed on or prior to the third business day immediately preceding February 16, 2007, the maturity of the senior notes will remain February 16, 2009. Except in connection with a special event redemption, the senior notes will not be redeemable by Great Plains Energy prior to their maturity.

          Senior notes, interests in which form a part of the Income PRIDES, will be issued in certificated form, will be in denominations of $1,000 and integral multiples of $1,000, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for senior notes of other denominations of a like aggregate principal amount, at the office or agency maintained by Great Plains Energy for this purpose in the Borough of Manhattan, The City of New York. However, at Great Plains Energy’s option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. Great Plains Energy will appoint BNY Midwest Trust Company as the initial paying agent, transfer agent and registrar for the senior notes. Great Plains Energy may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent or registrar for the senior notes. Senior notes, interests in which do not comprise a component of Income PRIDES, will be issued in book-entry only form, will be registered in the name of the depositary and will trade in minimum denominations of $1,000. Payments on senior notes issued in global form will be made to the depositary.

          The indenture does not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving Great Plains Energy that may adversely affect the holders.

Interest

          Each senior note shall bear interest initially at the rate of 4.25% per year from June 14, 2004 to, but excluding, the reset date or, if no successful remarketing of the senior notes occurs, February 16, 2009. On or prior to the reset date, interest payments will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, each a “quarterly interest payment date,” commencing August 16, 2004. In addition, if the reset date falls on a day that is not also a quarterly interest payment date, holders of senior notes will receive on such reset date a payment of accrued and unpaid interest from the most recent quarterly interest payment date to, but excluding, such reset date. In addition, original issue discount for United States federal income tax purposes will accrue on the senior notes.

          The reset rate on the senior notes described below under “— Market Rate Reset” will be determined on the date that the senior notes are successfully remarketed and that reset rate will become effective on the reset date which will be the third business day immediately following the remarketing date unless the remarketing occurs during the final three-day remarketing period, in which case the reset date will be February 16, 2007. The business day on which the reset rate becomes effective is referred to as the “reset date.” Following a successful remarketing of the senior notes, the senior notes will bear interest from the reset date at the reset rate to, but excluding, August 16, 2009 or, if the maturity of the senior notes is extended on the remarketing date, such extended maturity date. From the reset date, interest payments on all senior notes will be paid semiannually in arrears on interest payment dates to be selected by Great Plains Energy. Semiannual interest payments will include interest accrued from and including the immediately preceding semiannual interest payment date or, in the case of the first semiannual interest payment date following the reset date, from the reset date.

          If no successful remarketing of the senior notes occurs, the interest rate on the senior notes will not be reset and interest payments on all senior notes will remain payable quarterly in arrears on the original quarterly interest payment dates.

          The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the senior notes will be payable to the holders of the senior notes as they appear on the books and records of the securities registrar on the relevant record dates, which, prior to the reset date, will be the February 1, May 1, August 1 and November 1 preceding the related interest payment date and after the reset date will be as determined by Great Plains Energy in connection with the remarketing; provided that the record date for the payment of interest on the reset date will be the business day prior to the reset date.

          If any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that scheduled payment date. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

Market Rate Reset

          The reset rate on the senior notes will be established in connection with the remarketing of the senior notes as described under “Description of the Purchase Contracts — Remarketing” and will equal

•	if the reset date is prior to the fifth business day prior to February 16, 2007, the rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes included in Income PRIDES to have an approximate aggregate market value on the reset date equal to 100% of the remarketing Treasury portfolio purchase price described under “Description of the Purchase Contracts — Remarketing” plus the applicable remarketing fee, or

•	if the remarketing date is the fifth, fourth or third business day immediately preceding February 16, 2007, the rate determined by the remarketing agent as the rate the senior notes should bear in order for each senior note to have an approximate market value equal to 100% of the principal amount of the senior note plus the applicable remarketing fee.

          The reset rate will in no event exceed the maximum rate permitted by applicable law.

Optional Remarketing

          On or prior to the second business day, but no earlier than the fifth business day, immediately preceding the first of the three sequential remarketing dates of any three-day remarketing period, holders of senior notes, interests in which are not components of Income PRIDES, may elect to have their senior notes remarketed in the same manner as senior notes interests in which are components of Income PRIDES by delivering their senior notes, along with a notice of this election to the collateral agent. The collateral agent will hold the senior notes in an account separate from the collateral account in which the pledged senior notes will be held. Holders of senior notes electing to have those senior notes remarketed will also have the right to withdraw the election on or prior to the second business day immediately preceding the first of the three sequential remarketing dates of the applicable three-day remarketing period. If a remarketing attempt is unsuccessful, the collateral agent will return the senior notes, interests in which are not components of Income PRIDES, to their holders and these holders may elect to have their senior notes included in each subsequent remarketing attempt made by the remarketing agent by re-delivering their senior notes and notice of election in the manner described in this paragraph.

Put Option Following Failed Remarketing

          If the remarketing of the senior notes has not occurred on or prior to the third business day immediately preceding February 16, 2007, holders of senior notes will have the right to put the senior notes to Great Plains Energy on March 1, 2007, upon at least three business days’ prior notice, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to but excluding such put date.

Special Event Redemption

          If a special event occurs and is continuing, Great Plains Energy may, at its option, redeem the senior notes in whole, but not in part, at any time at a price, which is referred to as the redemption price, equal to, for each senior note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to the holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a special event, Great Plains Energy exercises its option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes, provided that if the special event redemption occurs prior to the earlier of the reset date and February 16, 2007, the redemption price for the senior notes interests in which form a part of the Income PRIDES at the time of the special event redemption will be distributed to the collateral agent, who in turn will purchase the applicable special event Treasury portfolio described below on behalf of the holders of Income PRIDES and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The applicable special event Treasury portfolio will be substituted for senior notes and will be pledged to the collateral agent to secure the Income PRIDES holders’ obligations to purchase our common stock under the purchase contracts.

          “Special event” means either a tax event or an accounting event.

          “Accounting event” means the receipt, prior to February 16, 2007, by the audit committee of our Board of Directors of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50 — Reports on the Application of Accounting Principles,” from our independent auditors, provided at the request of management, to the effect that, as a result of any change in accounting rules or interpretations thereof after the date of this prospectus supplement, we must either (a) account for the purchase contracts as derivatives under SFAS 133 (or any successor accounting standard) or (b) account for the FELINE PRIDES using the if-converted method under SFAS 128 (or any successor accounting standard), and that such accounting treatment will cease to apply upon redemption of the senior notes; provided, however, that no accounting event shall occur or continue on or after the earlier of the date of any successful remarketing of the senior notes and the purchase contract settlement date.

          “Tax event” means the receipt by Great Plains Energy of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be Skadden, Arps, Slate, Meagher & Flom LLP) to the effect that there is more than an insubstantial risk that interest payable by Great Plains Energy on the senior notes would not be deductible, in whole or in part, by Great Plains Energy for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

          “Redemption amount” means

•	in the case of a special event redemption occurring prior to the earlier of the reset date and February 16, 2007, for each senior note, the product of the principal amount of that senior note and a fraction whose numerator is the applicable special event Treasury portfolio purchase price and whose denominator is the aggregate principal amount of senior notes included in Income PRIDES, and

•	in the case of a special event redemption occurring as a result of a tax event on or after the reset date or, if no successful remarketing of the senior notes occurs, on or after February 16, 2007, for each senior note, the product of the principal amount of that senior note and a fraction whose numerator is the applicable special event Treasury portfolio purchase price and whose denominator is the sum of the aggregate principal amount of the senior notes outstanding on the special event redemption date; provided that if the senior notes have been successfully remarketed, the redemption amount will be the greater of the foregoing and the adjusted remarketing price. The “adjusted remarketing price” will equal the price, expressed as a percentage of the principal amount of the senior notes, at which the senior notes were successfully remarketed (the “remarketing price”), provided that if the remarketing price is in excess of 100% of the principal amount of the senior notes, the adjusted remarketing price shall mean the remarketing price amortizing on a daily basis through the maturity date of the senior notes to 100% of the principal amount of the senior notes.

Depending on the special event Treasury portfolio purchase price, the redemption amount could be greater than or, if the special event redemption date is prior to the reset date or if no successful remarketing of the notes occurs, less than the principal amount of the senior notes.

          “Special event Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the special event redemption date for the purchase of applicable special event Treasury portfolio for settlement on the special event redemption date.

          “Quotation agent” means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by Great Plains Energy.

          The Treasury portfolio to be purchased in connection with a special event redemption (the “special event Treasury portfolio”), will consist of:

          (1) if the special event redemption occurs prior to the earlier of the reset date and February 16, 2007:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2007 in an aggregate amount equal to the principal amount of senior notes included in the Income PRIDES; and

•	with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption and on or before February 16, 2007, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the principal amount of the senior notes included in the Income PRIDES on that date assuming that the interest rate of the senior notes was not reset on the reset date and that, if the special event redemption date is not a quarterly interest payment date, interest on the senior notes accrued from and including the special event redemption date; or

          (2) if the tax event redemption occurs on or after the reset date or, if no successful remarketing of the senior notes occurs, on or after February 16, 2007:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2009 (or, if the maturity date of the senior notes is extended to a later date, on or before such later maturity date) in an aggregate amount equal to the principal amount of senior notes outstanding; and

•	with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption and on or before February 16, 2009 (or, if the maturity date of the senior notes is extended to a later date, on or before such later maturity date), interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on that date assuming that, if the tax event redemption date is not a quarterly interest payment date, interest on the senior notes accrued from and including the special event redemption date.

          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless Great Plains Energy defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any senior notes are called for special event redemption, neither Great Plains Energy nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed.

Book-Entry and Settlement

          Senior notes which are released from the pledge following substitution or settlement of the applicable portion of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee.

          The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

          See “Description of the Purchase Contracts — Book-Entry System” in this prospectus supplement and “Book-Entry System” in the accompanying prospectus for more information on the depositary and the depositary’s procedures.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of FELINE PRIDES, senior notes and common stock acquired under a purchase contract. This summary deals only with FELINE PRIDES, senior notes and common stock held as capital assets (generally, assets held for investment) by holders that purchase FELINE PRIDES upon original issuance. The tax treatment of a holder may vary depending on the holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, foreign taxpayers, regulated investment companies, persons holding FELINE PRIDES, senior notes, or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment and persons whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis. Holders should consult their own tax advisors as to the particular tax consequences to them of purchasing, owning, and disposing of FELINE PRIDES or the senior notes or our common stock, including the application and effect of United States federal, state, local and foreign tax laws.

          Although the IRS recently issued a revenue ruling addressing certain aspects of the treatment of units similar to the FELINE PRIDES, no statutory, judicial or administrative authority directly addresses all aspects of the treatment of FELINE PRIDES for United States federal income tax purposes, and no assurance can be given that the ruling would apply to the FELINE PRIDES. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

U.S. Holders

          This subsection describes the material United States federal income tax consequences to a U.S. holder. You are a “U.S. holder” if you are a beneficial owner of a FELINE PRIDES and you are (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity classified as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

          If a partnership holds FELINE PRIDES, senior notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds FELINE PRIDES, senior notes or shares of common stock, you should consult your tax advisor.

FELINE PRIDES

          Allocation of Purchase Price. A holder’s acquisition of a FELINE PRIDES will be treated as an acquisition of a unit consisting of two components — the ownership interest in senior notes and the purchase contract. The purchase price of each FELINE PRIDES will be allocated between the components in proportion to their respective fair market values at the time of purchase. The allocation will establish a holder’s initial tax basis in the ownership interest in senior notes and the purchase contract. We will report the fair market value of each ownership interest in senior notes as $25 and the fair market value of each purchase contract as $0. This position will be binding upon holders (but not on the IRS) unless holders explicitly disclose a contrary position on a statement attached to their timely filed United States federal income tax returns for the taxable year in which a FELINE PRIDES is acquired. Thus, absent such disclosure, holders should allocate the purchase price for a FELINE PRIDES in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

          Ownership of Senior Notes or Treasury Securities. Holders should be treated as owning the senior notes or Treasury securities constituting a part of the Income PRIDES or Growth PRIDES, respectively, for United States federal income tax purposes. We and, by virtue of their acquisition of FELINE PRIDES, holders agree to treat the senior notes or Treasury securities constituting a part of the FELINE PRIDES as owned by such holders for United States federal income tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the senior notes or Treasury securities are discussed below (see “— Senior Notes,” “— Treasury Securities” and “— Remarketing or Special Event Redemption of Senior Notes”).

          Sales, Exchanges or Other Taxable Dispositions of FELINE PRIDES. If a holder sells, exchanges or otherwise disposes of a FELINE PRIDES in a taxable disposition (collectively, a “disposition”), the holder will be treated as having sold, exchanged or disposed of the two components that constitute the FELINE PRIDES — (1) the purchase contract and (2) the ownership interest in senior notes, the Treasury portfolio or the Treasury security, as the case may be — and the proceeds realized on such disposition will be allocated between the two components in proportion to their respective fair market values. As a result, as to each component, a holder generally will recognize gain or loss equal to the difference between the portion of the proceeds so allocated and the holder’s adjusted tax basis in such component, except to the extent the holder is treated as receiving an amount with respect to accrued original issue discount (“OID”) or acquisition discount on the Treasury portfolio or Treasury securities, which amount will be treated as ordinary income, or to the extent a holder is treated as receiving an amount with respect to accrued contract adjustment payments (including accrued deferred contract adjustment payments), which may be treated as ordinary income, in each case, to the extent not previously included in income. Except to the extent previously discussed, in the case of the purchase contract, the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss and generally will be long-term capital gain or loss if the holder held the component for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the senior notes are summarized under “— Senior Notes — Sales, Exchanges or Other Taxable Dispositions of Senior Notes.”

          If the disposition of a FELINE PRIDES occurs when the purchase contract has a negative value, a holder should be considered to have received additional consideration for the ownership interest in senior notes, the Treasury portfolio or the Treasury security, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from the holder’s obligation under the related purchase contract. Because, as discussed below, any gain on the disposition of a senior note prior to the earlier of a successful remarketing and February 16, 2007, generally will be treated as ordinary interest income for United States federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. Holders should consult their tax advisors regarding a disposition of a FELINE PRIDES at a time when the purchase contract has a negative value.

          In determining gain or loss, contract adjustment payments (including deferred contract adjustment payments) that have been received by a holder, but have not previously been included in income, should either reduce the holder’s adjusted tax basis in the purchase contract or increase the amount realized on the disposition of the purchase contract. Any such payments previously included in the holder’s income, but not received by the holder, should increase the holder’s adjusted tax basis in the purchase contract (see “— Purchase Contracts — Contract Adjustment Payments” below).

Senior Notes

          The discussion in this section will apply to holders if they hold senior notes or Income PRIDES that include ownership interests in senior notes.

          Classification of the Senior Notes. We, and, by virtue of their acquisition of FELINE PRIDES, holders agree to treat the senior notes as indebtedness of ours for United States federal income tax purposes, and the remainder of this discussion assumes such treatment.

          Original Issue Discount. Because of the manner in which the interest rate on the senior notes is reset, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing OID, as set forth in the applicable Treasury regulations. We intend to treat the senior notes in that manner, and the remainder of this discussion assumes that the senior notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require holders, regardless of their usual method of tax accounting, to use an accrual method with respect to the interest income on senior notes, (2) for all accrual periods through the earlier of the reset date and February 16, 2007, to require holders to accrue interest income in excess of interest payments actually received and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of the senior notes. See “— Sales, Exchanges or Other Taxable Dispositions of Senior Notes.”

          Holders will be required to accrue OID on the senior notes on a constant yield-to-maturity basis based on the “comparable yield” of the senior notes. The comparable yield of the senior notes will generally be the rate at which we would issue a fixed-rate, noncontingent debt instrument with terms and conditions similar to those of the senior notes (which rate will exceed the current interest payments on the senior notes) and will be based on the assumptions that a successful remarketing of the senior notes occurs, the interest rate is reset on February 16, 2007, and the remarketed senior notes bear interest at a reset rate of 6.16% per year, payable on a semiannual basis, and mature on February 16, 2009. We have determined that, for each senior note, per $1,000 of principal amount, the comparable yield is 5.03% per annum, compounded semiannually, and the projected payments are $7.32 on August 16, 2004, and $10.63 for each subsequent quarter ending on or prior to February 16, 2007, and $30.80 for each semiannual period ending thereafter. We have also determined that the projected payment for a senior note, per $1,000 of principal amount, at February 16, 2009 is $1,030.80 (which includes the stated principal amount of the senior note as well as the final projected interest payment). The amount of OID on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note (adjusted for the length of the accrual period) by the senior note’s adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the initial adjusted issue price of a senior note at the beginning of the first accrual period will be $1,000 per $1,000 of principal amount (or $25 per each 1/40 ownership interest in senior notes held as part of an Income PRIDES), and the adjusted issue price of a senior note at the beginning of each subsequent accrual period will be equal to such initial adjusted issue price increased by any OID previously accrued by a holder on such senior note and decreased by the amount of projected payments on such senior note through such date. The amount of OID so determined will then be allocated on a ratable basis to each day in the accrual period that a holder holds the senior note.

          If after a successful remarketing, we extend the maturity date of the senior notes or the remaining amounts of principal and interest payable on the senior notes otherwise differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting the difference should generally be taken into account by holders as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period. Holders are generally bound by the comparable yield and projected payment schedule for the senior notes provided by us unless either is unreasonable. If holders decide to use their own comparable yield and projected payment schedule, holders must explicitly disclose this fact and the reason that they have used their own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to holders’ timely filed United States federal income tax return for the taxable year that includes the date of their acquisition of the senior notes.

          The foregoing comparable yield and projected payment schedules are supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes and do not constitute projections or representations as to the amounts that holders will actually receive as a result of owning senior notes or Income PRIDES.

          Adjustment to Tax Basis in Senior Notes. A holder’s adjusted tax basis in a senior note (including an ownership interest in senior notes) will be increased by the amount of OID included in income with respect to the senior note and decreased by the amount of projected payments with respect to the senior note through the computation date.

          Sales, Exchanges or Other Taxable Dispositions of Senior Notes. A holder will recognize gain or loss on a disposition of a senior note (including an ownership interest in senior notes) in an amount equal to the difference between the amount realized by the holder on the disposition of the senior note and the holder’s adjusted tax basis in the senior note. Selling expenses incurred by a holder will reduce the amount of gain or increase the amount of loss recognized by the holder upon a disposition of a senior note. Gain recognized on the disposition of a senior note prior to the earlier of the reset date and February 16, 2007, will be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to such date will be treated as ordinary loss to the extent of the holder’s prior inclusions of OID on the senior note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a senior note on or after the earlier of the reset date and February 16, 2007 will be ordinary interest income to the extent attributable to the excess, if any, of the present value of the total remaining principal and interest payments due on the senior note over the present value of the total remaining payments set forth on the projected payment schedule for the senior note to the extent such excess has not previously been included in income. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Treasury Securities

          The discussion in this section will apply to holders who hold Growth PRIDES or Treasury securities.

          Original Issue Discount. A holder of a Growth PRIDES will be required to treat the holder’s ownership interest in the Treasury security included in the Growth PRIDES as an interest in a bond that was originally issued on the date the holder acquired the Treasury security. Any such Treasury security that is owned or treated as owned by a holder generally will have OID equal to the excess of the amount payable at maturity of such Treasury security over the purchase price thereof. A holder will be required to include such OID in income on a constant yield-to-maturity basis over the period between the purchase date of the Treasury security and its maturity date, regardless of the holder’s regular method of tax accounting and in advance of the receipt of cash attributable to such OID. A holder’s adjusted tax basis in the Treasury security will be increased by the amounts of such OID included in such holder’s gross income. In the case of Treasury securities that are treated as having a maturity date of one year or less (“short-term U.S. Treasury Securities”), see “— Remarketing or Special Event Redemption of Senior Notes — Interest Income and Original Issue Discount” with regard to the treatment of short-term U.S. Treasury Securities.

          Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, in the event that a holder obtains the release of Treasury securities by delivering senior notes to the collateral agent, the holder generally will not recognize gain or loss upon such substitution. A holder will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by the holder on such disposition and the holder’s adjusted tax basis in the Treasury securities, except to the extent the holder is treated as receiving an amount with respect to accrued acquisition discount on the Treasury securities, which amount will be treated as ordinary income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the holder held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Purchase Contracts

          Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments (including deferred contract adjustment payments), and such treatment is, therefore, unclear. Such payments may constitute taxable ordinary income to holders when received or accrued, in accordance with their regular method of tax accounting. To the extent we are required to file information returns with respect to such payments, we intend to report them as taxable ordinary income to holders. Holders should consult their tax advisors concerning the treatment of contract adjustment payments (including deferred contract adjustment payments), including the possibility that any such payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

          The treatment of contract adjustment payments (including deferred contract adjustment payments) could affect a holder’s adjusted tax basis in a purchase contract or our common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of a FELINE PRIDES or the termination of a purchase contract. In particular, any such payments that (i) have been included in a holder’s income, but have not been paid to the holder, should increase the holder’s adjusted tax basis in the purchase contract and (ii) have been paid to the holder, but that have not been included in the holder’s income, should either reduce the holder’s adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. See “— FELINE PRIDES — Sales, Exchanges or Other Taxable Dispositions of FELINE PRIDES,” “— Acquisition of our Common Stock Under a Purchase Contract,” and “— Termination of Purchase Contract.”

          Acquisition of Our Common Stock Under a Purchase Contract. A holder generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid to holders in lieu of a fractional share of our common stock. A holder’s aggregate initial tax basis in our common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of the holder’s adjusted tax basis (if any) in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for our common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

          Ownership of Our Common Stock Acquired Under the Purchase Contract. Any distribution on our common stock paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by holders when received. Any such dividend will be eligible for the dividends received deduction if the holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Under recently enacted legislation, subject to certain holding period requirements, individual holders are eligible for reduced rates of taxation with respect to dividends paid on our common stock during tax years beginning before January 1, 2009.

          Upon a disposition of our common stock, a holder generally will recognize capital gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in our common stock. Such capital gain or loss generally will be long-term capital gain or loss if the holder held such common stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

          Early Settlement of Purchase Contract. A holder will not recognize gain or loss on the receipt of the holder’s proportionate share of senior notes, the Treasury portfolio or the Treasury securities upon early settlement of a purchase contract, and a holder will have the same adjusted tax basis and holding period therein as before such early settlement.

          Termination of Purchase Contract. If a purchase contract terminates, a holder will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and the holder’s adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the holder held the purchase contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder’s proportionate share of senior notes, the Treasury portfolio or the Treasury securities upon termination of the purchase contract and will have the same adjusted tax basis and holding period therein as before such distribution.

          Anti-Dilution Adjustments. A holder may be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of FELINE PRIDES in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to our common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to holders even though holders would not receive any cash related thereto.

Substitution of Treasury Securities to Create or Recreate Growth PRIDES

          A holder of an Income PRIDES who delivers a Treasury security to the collateral agent in substitution for a senior note or the applicable ownership interest in the Treasury portfolio will not recognize gain or loss upon delivery of such Treasury security or the receipt of the senior note or applicable ownership interest in the Treasury portfolio. A holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by the holder with respect to the purchase contract, the Treasury security and the senior note or applicable ownership interest in the Treasury portfolio, and the holder’s adjusted tax basis and holding period therein will not be affected by such delivery and release.

Substitution of Senior Notes to Recreate Income PRIDES

          A holder of a Growth PRIDES who delivers a senior note or the applicable ownership interest in the Treasury portfolio to the collateral agent in substitution for the Treasury security will not recognize gain or loss upon such delivery or the receipt of the Treasury security. A holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by the holder with respect to the purchase contract, the Treasury security and senior note or applicable ownership interest in the Treasury portfolio, and the holder’s adjusted tax basis and holding period therein will not be affected by such delivery and release.

Remarketing or Special Event Redemption of Senior Notes

          A sale of senior notes pursuant to a successful remarketing or a special event redemption will be a taxable event for holders of Income PRIDES and senior notes, which will be subject to tax in the manner described under “— Senior Notes — Sales, Exchanges or Other Taxable Dispositions of Senior Notes.” A reset of the terms of the senior notes held by a holder pursuant to a successful remarketing should not constitute a taxable event.

          Ownership of Treasury Portfolio. If the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as the result either of a successful remarketing of the senior notes or a special event redemption prior to the earlier of the reset date and February 16, 2007, we and, by virtue of their acquisition of Income PRIDES, holders agree to treat the applicable ownership interest in the Treasury portfolio constituting a part of their Income PRIDES as owned by such holders for United States federal income tax purposes. In such a case, a holder will be required to include in income any amount earned on such pro rata portion of the Treasury portfolio for United States federal income tax purposes. The remainder of this summary assumes that holders of Income PRIDES will be treated as the owners of the applicable ownership interest in the Treasury portfolio constituting a part of such Income PRIDES for United States federal income tax purposes.

          Interest Income and Original Issue Discount. The Treasury portfolio will consist of stripped U.S. Treasury securities. If the Treasury portfolio has replaced interests in the senior notes as a component of the Income PRIDES as the result either of a successful remarketing of the senior notes or of a special event redemption prior to the earlier of the reset date and February 16, 2007, a holder of an Income PRIDES will be required to treat the holder’s pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID (or, in the case of short-term U.S. Treasury Securities, acquisition discount) equal to the holder’s pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of the holders of Income PRIDES. A holder will be required to include such OID (other than OID on short-term U.S. Treasury Securities) in income for United States federal income tax purposes as it accrues on a constant yield-to-maturity basis, regardless of the holder’s method of accounting. The portion of each scheduled interest payment to a holder in respect of the Treasury portfolio that exceeds the amount of such OID will be treated as a return of the holder’s investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

          In the case of any short-term U.S. Treasury Security, holders will generally be required to include OID in income as “acquisition discount” as it accrues only if they are accrual basis taxpayers. If holders are accrual basis taxpayers, they will generally accrue such acquisition discount on a straight-line basis, unless they make an election to accrue such acquisition discount on a constant yield to maturity basis.

          Tax Basis of the Applicable Ownership Interest in a Treasury Portfolio. A holder’s initial tax basis in the applicable ownership interest in the Treasury portfolio will equal the holder’s pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A holder’s adjusted tax basis in the applicable ownership interest in a Treasury portfolio will be increased by the amount of OID or acquisition discount included in income with respect thereto and decreased by the amount of cash received in respect of that Treasury portfolio.

          Sales, Exchanges or Other Dispositions of the Applicable Ownership Interest in a Treasury Portfolio. A holder that obtains the release of the applicable ownership interest in a Treasury portfolio and subsequently disposes of such interest will generally recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such holder’s adjusted tax basis in the applicable ownership interest in that Treasury portfolio, except to the extent the holder is treated as receiving an amount with respect to accrued OID or acquisition discount, which amount will be treated as ordinary income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the holder held such applicable interest in the Treasury portfolio for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting

          Unless holders are exempt recipients, such as corporations, interest, OID, contract adjustment payments, and dividends received on, and proceeds received from the disposition of, FELINE PRIDES, senior notes, purchase contracts, Treasury securities, the applicable ownership interests in a Treasury portfolio, or our common stock, as the case may be, may be subject to information reporting and may also be subject to United States federal backup withholding tax at a rate of 28% if holders fail to supply accurate taxpayer identification numbers or otherwise fail to comply with applicable United States information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against holders’ United States federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

          The following summary applies to you if you are not a U.S. holder or a partnership (a “non-U.S. holder”). Special rules not discussed below may apply if a non-U.S. holder is a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company” subject to special treatment for United States federal income tax purposes. In addition, this summary does not address holders that at any time beneficially and/or constructively own more than 10% of the FELINE PRIDES or our common stock. A non-U.S. holder that falls within any of the foregoing categories should consult its tax advisor to determine the United States federal, state, local and foreign tax consequences that may be relevant to it.

          United States Federal Withholding Tax. United States federal withholding tax will not apply to any payment of principal or interest (including OID and acquisition discount) on the senior notes, the Treasury securities or the applicable ownership interest in a Treasury portfolio, provided that (1) in the case of the senior notes, the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock for United States federal income tax purposes; (2) in the case of the senior notes, the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and (3) (a) the non-U.S. holder provides its name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certifies, under penalties of perjury, that it is not a United States person or (b) the non-U.S. holder holds its FELINE PRIDES, senior notes, Treasury securities or applicable ownership interest in a Treasury portfolio through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

          In general, United States federal withholding tax at a rate of 30% will apply to the dividends, if any, (and generally any deemed dividends resulting from certain adjustments or failures to make an adjustment as described under “— U.S. Holders — Purchase Contracts — Anti-Dilution Adjustments”) paid on the shares of our common stock and to any contract adjustment payments (including deferred contract adjustment payments) made with respect to a purchase contract. It is possible that United States federal withholding tax on deemed dividends would be withheld from interest paid to a non-U.S. holder. If a tax treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments (including deferred contract adjustment payments) or dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States (and, where an applicable tax treaty so provides, are also attributable to a United States permanent establishment maintained by the non-U.S. holder) will not be subject to the United States federal withholding tax but instead will be subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, a non-U.S. holder should provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

          In general, United States federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the sale, exchange or other disposition of FELINE PRIDES, purchase contracts, senior notes, Treasury securities, applicable ownership interest in a Treasury portfolio or our common stock.

          In general, no backup withholding will be required with respect to payments made by us with respect to the FELINE PRIDES or the senior notes if the non-U.S. holder has provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that you are a United States person. In addition, no backup withholding will be required regarding the proceeds from a disposition of FELINE PRIDES, senior notes, the Treasury securities, the applicable ownership interest in a Treasury portfolio, and our common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption.

          Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability provided that the required information is furnished to the IRS.

          United States Federal Income Tax. If a non-U.S. holder is engaged in a trade or business in the United States (and, if a tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States) and interest (including OID and acquisition discount) on the senior notes, the Treasury securities and the applicable ownership interest in a Treasury portfolio, dividends on our common stock and, to the extent they constitute taxable income, contract adjustment payments (including deferred contract adjustment payments) made with respect to the purchase contracts are effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), such non-U.S. holder will be subject to United States federal income tax (but not withholding tax, provided the required certification statements are satisfied) on such amounts on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. In addition, in certain circumstances, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

          Any gain or income realized on the disposition of a FELINE PRIDES, senior note, purchase contract, Treasury security, applicable ownership interest in a Treasury portfolio or our common stock will generally not be subject to United States federal income tax unless (1) such gain or income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, (2) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met or (3) in the case of purchase contracts or our common stock, we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

          We do not believe that we are currently a “United States real property holding corporation” for United States federal income tax purposes, and we think it is unlikely that we will become one, although there can be no assurance that this will be the case.

ERISA CONSIDERATIONS

          The following is a summary of certain considerations associated with the acquisition, holding and disposition of units (and the securities underlying units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

          This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

          ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan. Plans may purchase units (and the securities underlying units) subject to the investing fiduciary’s determination that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or similar laws applicable to investments by the plan.

          In considering an investment in units using a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, liquidity, exclusive benefit, delegation and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

          Any insurance company proposing to invest assets of its general account in the securities should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S.C. 517 (1993), which in certain circumstances treats those general account assets as assets of a plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and the Code. In addition, such potential investor should consider the effect of any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations promulgated thereunder.

Prohibited Transaction Issues

          Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. These prohibited transactions include the direct or indirect (i) sale or exchange of any property or (ii) extension of credit between a plan and a party in interest or disqualified person. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

          We may be a party in interest or disqualified person to many plans. Accordingly, if a plan with respect to which we are a party in interest or disqualified person were to purchase units, the acquisition of the units (and, indirectly, the underlying securities) and, to the extent that the units constitute an extension of credit, the holding of the units (and, indirectly, the underlying securities) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless an exemption is available. In addition, if a subsequent seller were a party in interest or disqualified person with respect to any plan, an acquisition by the plan involving such seller may constitute or result in a direct or indirect prohibited transaction under Section 406 or ERISA or Section 4975 of the Code, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investments funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans that consider purchasing units and the underlying securities in reliance on any of these or any other PTCEs should carefully review the PTCEs to assure that one or more of such PTCEs is applicable.

          By its purchase of the units and the underlying securities, each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the units and the underlying securities through and including the date of satisfaction of its obligation under the purchase contract and the disposition of any such unit and any underlying security either (i) that it is not a plan or (ii) that the acquisition and holding of any unit (and any underlying security) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws because an exemption (which, in the case of a plan subject to ERISA or the Code, shall be a PTCE) is available with respect to such transactions and the conditions of such exemption have been satisfied.

          In addition, each plan that is a holder and the fiduciary of such plan will be deemed to have represented and warranted to Great Plains Energy and the remarketing agent that such participation in the remarketing program will not constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

          The foregoing discussion is general in nature and is not intended to be all-inclusive. Each plan should consult its own ERISA and tax advisors and/or counsel regarding the consequences of an investment in the units and the underlying securities.

          The sale of units and the underlying securities shall not be deemed a representation by Great Plains Energy that the investment meets all relevant legal requirements with respect to plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

UNDERWRITING

          Great Plains Energy is selling the Income PRIDES to the underwriters named in the table below pursuant to an underwriting agreement, dated the date of this prospectus supplement, among Great Plains Energy and the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative. Subject to certain conditions, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase, the number of Income PRIDES set forth opposite that underwriter’s name in the table below:

Number of
Underwriter	Income PRIDES

Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,600,000
BNP Paribas Securities Corp.	600,000
Lehman Brothers Inc.	600,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	400,000
Piper Jaffray & Co.	400,000
Scotia Capital (USA) Inc.	400,000

Total	6,000,000

          Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Income PRIDES if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Income PRIDES to the public when and if the underwriters buy the Income PRIDES from us.

          We estimate that our expenses in connection with the offer and sale of the Income PRIDES, not including the underwriting discount, will be $500,000.

          We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

Commissions and Discounts

          The Income PRIDES sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Income PRIDES sold by the underwriters to securities dealers may be sold at the public offering price less a concession of up to $.45 per Income PRIDES. Any such securities dealers may resell any Income PRIDES purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to $.10 per Income PRIDES. If all of the Income PRIDES are not sold at the initial public offering price, the underwriters may change the offering price and other selling terms.

          The following table shows the per unit and total public offering price, underwriting discount to be paid by us to the underwriters and proceeds before expenses to Great Plains Energy. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option.

	Per Income
	PRIDES	Without Option	With Option

Public offering price	$25.00	$150,000,000	$172,500,000
Underwriting discount	$.75	$4,500,000	$5,175,000
Proceeds, before expenses, to Great Plains Energy Incorporated	$24.25	$145,500,000	$167,325,000

Overallotment

          We have granted an option to the underwriters to purchase up to an additional 900,000 Income PRIDES at the public offering price less the underwriting discount. The underwriters may exercise this option at any time within 13 days beginning on the date on which the Income PRIDES are initially issued, with certain limitations, solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional Income PRIDES as the number set forth next to the underwriter’s name in the preceding table bears to the total number of Income PRIDES set forth next to the names of all underwriters in the preceding table.

No Sale of Similar Securities

          We, our directors and certain of our officers have agreed, except as set forth below, not to sell or transfer any of our Income PRIDES, purchase contracts or common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representative. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any Income PRIDES, purchase contracts or common stock;

•	sell any option or contract to purchase any Income PRIDES, purchase contracts or common stock;

•	purchase any option or contract to sell any Income PRIDES, purchase contracts or common stock;

•	grant any option, right or warrant to sell any Income PRIDES, purchase contracts or common stock;

•	lend or otherwise dispose of or transfer any Income PRIDES, purchase contracts or common stock;

•	file a registration statement related to Income PRIDES, purchase contracts or common stock; or

•	enter into swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of Income PRIDES, purchase contracts or common stock or similar securities whether any such swap or transaction is to be settled by delivery of Income PRIDES, purchase contracts or shares or other securities, in cash or otherwise.

          This lockup provision applies to Income PRIDES, purchase contracts or common stock and to securities convertible into or exchangeable or exercisable for or repayable with Income PRIDES, purchase contracts or common stock.

          This agreement does not apply to shares of our common stock or options for shares of our common stock issued pursuant to or sold in connection with any of our and our subsidiaries’ existing employee benefit, dividend reinvestment, employee savings and executive compensation plans, Income PRIDES, Growth PRIDES or other similar securities issued upon substitution of pledged securities that are components of Income PRIDES or Growth PRIDES or shares of common stock issuable upon settlement of Income PRIDES or Growth PRIDES. We may also issue shares of our common stock in the concurrent offering. In addition, between the 31st and the 90th day after the date of this prospectus supplement, our directors and executive officers may each sell up to an aggregate of 5,000 shares of our common stock.

New York Stock Exchange Listing

          We have been approved to list the Income PRIDES on the NYSE under the symbol “GXP Pr,” subject to official notice of issuance. We do not intend to apply for any separate listing of the senior notes or any Growth PRIDES. We have been advised by the underwriters that they intend to make a market in the Income PRIDES. The underwriters are not obligated to do so and may discontinue their market making at any time without notice. There can be no assurance that an active trading market will develop for the Income PRIDES or that the Income PRIDES will trade at or above the initial public offering price in the public market subsequent to the offering.

Price Stabilization and Short Positions

          Until the distribution of the Income PRIDES offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Income PRIDES or shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of the Income PRIDES or our common stock, such as bids or purchases that peg, fix or maintain the price of the Income PRIDES or our common stock.

          In connection with this offering, the underwriters may make short sales of the Income PRIDES. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Income PRIDES than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing Income PRIDES in the open market. In determining the source of Income PRIDES to close out the covered short position, the underwriters will consider, among other things, the price of Income PRIDES available for purchase in the open market as compared to the price at which they may purchase the Income PRIDES through the overallotment option. Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Income PRIDES in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Income PRIDES or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the Income PRIDES and our common stock or preventing or retarding a decline in the market price of the Income PRIDES and our common stock. As a result, the prices of the Income PRIDES and our common stock may be higher than they would otherwise be in the absence of these transactions.

          Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Income PRIDES or our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

          This prospectus supplement and the accompanying prospectus may be made available in electronic format on the websites maintained by one or more of the underwriters participating in this offering. The underwriters may agree to allocate a number of Income PRIDES to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of Income PRIDES for sale to its online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Merrill Lynch. Other than the preliminary prospectus supplement in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement.

Other Relationships

          Certain of the underwriters and their affiliates engage in transactions with, and perform services for, us, our subsidiaries and our affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us, our subsidiaries and our affiliates. In addition, Merrill Lynch is an underwriter in our concurrent common stock offering. Certain affiliates of the underwriters are lenders under our revolving credit facility. Because we may use more than 10% of the net proceeds from the sale of the FELINE PRIDES to repay indebtedness owed by us to affiliates of such underwriters, this offering is being made in compliance with the requirements of Rule 2710(h)(1) of the National Association of Securities Dealers, Inc. Conduct Rules.

Miscellaneous

          This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing the senior notes at such time as is necessary or upon early settlement or cash settlement of the purchase contracts.

LEGAL MATTERS

          Certain legal matters in connection with the offering of the FELINE PRIDES will be passed upon for Great Plains Energy by Jeanie Sell Latz, Esq., Executive Vice President — Corporate and Shared Services and Secretary of Great Plains Energy, and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel to Great Plains Energy. Certain legal matters will be passed on for the underwriters by Dewey Ballantine LLP, New York, New York. Sidley Austin Brown & Wood LLP, New York, New York, will also act as counsel to the underwriters.

          At March 31, 2004, Ms. Latz owned beneficially 30,730 shares of the Great Plains Energy common stock, including restricted stock and exercisable non-qualified option grants . Dewey Ballantine LLP has performed, and may perform in the future, legal services for the Great Plains Energy.

EXPERTS

          The consolidated financial statements as of December 31, 2003 and 2002, and for the years then ended and related financial statement schedules, incorporated in this prospectus supplement by reference to the Current Report on Form 8-K dated May 12, 2004 (the “May 12, 2004 Form 8-K”), of Great Plains Energy Incorporated have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in accounting principles), and has been so incorporated in reliance upon the report of such firm given on their authority as experts in auditing and accounting.

          The consolidated statements of income, of cash flows, of common stock equity, and of comprehensive income of Great Plains Energy Incorporated for the year ended December 31, 2001 incorporated in this prospectus supplement by reference to the May 12, 2004 Form 8-K, except as they relate to DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession), and the 2001 financial statement schedule information of Great Plains Energy Incorporated, incorporated in this prospectus supplement by reference to the May 12, 2004 Form 8-K, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose reports thereon (which report relating to the consolidated financial statements for the year ended December 31, 2001 includes an explanatory paragraph referring to the adoption of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended on January 1, 2001) also appear in the May 12, 2004 Form 8-K. The report of PricewaterhouseCoopers LLP on the consolidated statements of income, of cash flows, of common stock equity, and of comprehensive income for the year ended December 31, 2001 referred to above, insofar as it relates to the amounts included for DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession), is based solely on the report of Deloitte & Touche LLP. The financial statements of DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession) (not presented separately or incorporated by reference herein) have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs referring to DTI

Holdings, Inc. and Subsidiaries’ filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, substantial doubt about DTI Holdings, Inc. and Subsidiaries’ ability to continue as a going concern and an impairment charge recorded by DTI Holdings, Inc. and Subsidiaries) which also appears in the May 12, 2004 Form 8-K. The 2001 consolidated financial statements of Great Plains Energy Incorporated referred to above have been incorporated in this prospectus supplement in reliance on the reports of such firms given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

          The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus supplement and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus supplement will automatically update and supercede this information. We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities described in this prospectus supplement is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1 on Form 10-K/ A and by Current Report on Form 8-K dated May 12, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

•	our Current Reports on Form 8-K dated February 9, 2004, April 21, 2004, May 12, 2004 and June 1, 2004.

          You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106-2124 (Telephone No.: 816-556-2200) Attention: Executive Vice President — Corporate and Shared Services and Secretary, or by contacting us on our website.

          Great Plains Energy’s website is www.greatplainsenergy.com, and KCP&L’s website is www.kcpl.com. Information contained on the companies’ websites is not incorporated herein except to the extent specifically so indicated. Both companies make available, free of charge, on or through their websites, their annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after the companies electronically file such material with, or furnish it to, the SEC. In addition, the companies make available on or through their websites all other reports, notifications and certifications filed electronically with the SEC.

PROSPECTUS

Great Plains Energy Incorporated

$648,200,000

Senior Debt Securities

Subordinated Debt Securities
Trust Preferred Securities and Related Guarantees
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

        Great Plains Energy Incorporated may offer and sell from time to time up to $648,200,000 of these securities. This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in supplements to this prospectus. The supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell these securities unless accompanied by a prospectus supplement. You should read this prospectus and the related supplements before you invest in these securities.

      The common stock of Great Plains Energy Incorporated is listed on the New York Stock Exchange under the symbol “GXP.” The last reported sale of the common stock on the New York Stock Exchange on April 12, 2004 was $33.10 per share.

      Our principal executive offices are located at 1201 Walnut Street, Kansas City, Missouri 64106-2124 and our telephone number is (816) 556-2200.

       Investing in securities involves risks. Please see “Risk Factors” beginning on page 1.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      We may offer and sell these securities through one or more underwriters or agents. We will set forth in the related prospectus supplement the name of the underwriters or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities, and the net proceeds we receive from the sale. See “Plan of Distribution.”

The date of this Prospectus is April 30, 2004

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. By using this process, we may offer up to a total aggregate dollar amount of $648,200,000 of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into our common stock, trust preferred securities and related guarantees, common stock, stock purchase contracts and stock purchase units. We may also offer warrants to purchase debt securities or shares of our common stock. If we issue and sell trust preferred securities, we will amend the registration statement of which this prospectus is a part to include each trust issuer as a registrant for purposes of issuing and selling trust preferred securities of that trust.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under “Where You Can Find More Information.”

      References in this prospectus to the terms “we”, “us” or other similar terms mean Great Plains Energy Incorporated, unless the context clearly indicates otherwise. We are also referred to in this prospectus as “Great Plains Energy” or “the Company.”

      You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

CAUTIONARY STATEMENTS REGARDING

CERTAIN FORWARD-LOOKING INFORMATION

      Statements made in this prospectus, any accompanying prospectus supplement and the documents described under “Where You Can Find More Information” that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrant is providing a number of important factors that could cause actual results to differ materially from provided forward-looking information. The following factors, in addition to those discussed elsewhere in this prospectus, any accompanying prospectus supplement and the documents described under “Where You Can Find More Information”, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

•	future economic conditions in the regional, national and international markets markets, including but not limited to regional and national wholesale electricity markets

•	market perception of the energy industry and the Company

•	changes in business strategy, operations or development plans

•	effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company’s actions by the Public Utility Holding Company Act of 1935

•	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality

•	financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company’s pension plan assets and costs

•	ability to maintain current credit ratings

•	inflation rates

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments

•	impact of terrorist acts

•	increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors

•	ability to carry out marketing and sales plans

•	weather conditions including weather-related damage

•	cost, availability and deliverability of fuel

•	ability to achieve generation planning goals and the occurrence of unplanned generation outages

•	delays in the anticipated in-service dates of additional generating capacity

•	nuclear operations

•	ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses

•	performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities, and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all possible factors.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities described in this prospectus is completed:

•	Our Current Report on Form 8-K dated February 9, 2004

•	Our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1 on Form 10-K/ A (the “2003 Form 10-K/ A”)

      This prospectus is part of a registration statement we have filed with the SEC relating to our securities. As permitted by the SEC’s rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC’s Public Reference Section or through its website.

      Great Plains Energy’s website is www.greatplainsenergy.com, and KCP&L’s website is www.kcpl.com. Information contained on the companies’ websites is not incorporated herein except to the extent specifically so indicated. Both companies make available, free of charge, on or through their websites, their annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after the companies electronically file such material with, or furnish it to, the SEC. In addition, the companies make available on or through their websites all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106-2124 (Telephone No.: 816-556-2200) Attention: Executive Vice President — Corporate and Shared Services and Secretary, or by contacting us on our website.

GREAT PLAINS ENERGY INCORPORATED

      Great Plains Energy, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company registered with and subject to the regulation of the SEC under the Public Utility Holding Company Act of 1935 (35 Act). Through a corporate restructuring consummated on October 1, 2001, Great Plains Energy became the parent company and sole owner of the common stock of Kansas City Power & Light Company (KCP&L). Each outstanding share of KCP&L stock was exchanged for a share of Great Plains Energy stock. As a result, Great Plains Energy replaced KCP&L as the listed entity on the New York Stock Exchange with the trading symbol GXP. In connection with the reorganization, KCP&L transferred to Great Plains Energy its interest in two wholly owned subsidiaries, KLT Inc. and Great Plains Power Incorporated.

      Great Plains Energy does not own or operate any significant assets other than the stock of its subsidiaries. Great Plains Energy’s direct subsidiaries are KCP&L, KLT Inc., Great Plains Power Incorporated, Innovative Energy Consultants Inc. and Great Plains Energy Services Incorporated.

      KCP&L, headquartered in Kansas City, Missouri, engages in the generation, transmission, distribution and sale of electricity. KCP&L serves almost 490,000 customers located in all or portions of 24 counties in western Missouri and eastern Kansas. Customers include over 430,000 residences, over 55,000 commercial firms, and almost 2,500 industrials, municipalities and other electric utilities. Missouri jurisdictional retail revenues averaged 58% of KCP&L’s total retail revenue over the last three years. Kansas jurisdictional retail revenues averaged 42% of KCP&L’s total retail revenue over the period from 2002 through 2003. KCP&L’s retail revenues averaged 87% of its total operating revenues over the period 2002 through 2003. Wholesale firm power, bulk power sales and miscellaneous electric revenues accounted for the remainder of utility revenues. KCP&L is significantly impacted by seasonality with over one-third of its retail revenues typically recorded in the third quarter. KCP&L’s total electric revenues accounted for approximately 49%, 54% and 66% of Great Plains Energy’s consolidated revenues in 2003, 2002 and 2001, respectively.

      KLT Inc. is an intermediate holding company that primarily holds, directly or indirectly, interests in Strategic Energy, L.L.C. (Strategic Energy), KLT Gas Inc. (KLT Gas), and affordable housing limited partnerships. Strategic Energy provides retail electricity services in several electricity markets offering retail choice. KLT Gas explores for, develops and produces unconventional natural gas resources, including coalbed methane properties. In February 2004, the Company disclosed its intent to exit the gas business. Effective the first quarter of 2004, Great Plains Energy will reflect KLT Gas as discontinued operations in its consolidated financial statements. KLT Inc. indirectly held a majority ownership in DTI Holdings, Inc. (Holdings) and its subsidiaries, Digital Teleport, Inc. and Digital Teleport of Virginia, Inc. (DTI). DTI provided telecommunications access and connectivity to secondary and tertiary markets. On December 31, 2001, Holdings and its subsidiaries filed separate voluntary petitions in the Bankruptcy Court for the Eastern District of Missouri for reorganization under Chapter 11 of the U.S. Bankruptcy Code, which cases have been procedurally consolidated. In December 2002, Digital Teleport entered into an agreement to sell substantially all of its assets (Asset Sale) to CenturyTel Fiber Company II, LLC (CenturyTel), a nominee of CenturyTel, Inc. The Asset Sale was approved by the Bankruptcy Court in 2003 and closed in 2003.

      Innovative Energy Consultants Inc. is an intermediate holding company that holds an indirect interest in Strategic Energy.

      Great Plains Energy holds its approximately 89% indirect interest in Strategic Energy through KLT Inc. and Innovative Energy Consultants Inc. Pursuant to a letter agreement dated February 9, 2004, Great Plains Energy agreed to purchase through Innovative Energy Consultants Inc. an additional 11.44% interest in Strategic Energy. With this purchase, Great Plains Energy will indirectly own over 99% of Strategic Energy. The remaining 0.00001% interest in Strategic Energy will continue to be held by SE Holdings, L.L.C.

      Strategic Energy provides retail electricity services by entering into long-term contracts with its customers to supply electricity. In return, Strategic Energy receives an ongoing management fee, which is included in the contracted sales price for the electricity. Of the states that offer retail choice, Strategic Energy operates in California, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Texas. Strategic Energy is targeting expansion into Connecticut and Maryland in 2004, as well as expansion into additional utility territories in Ohio and Texas. At December 31, 2003, Strategic Energy provided retail electricity services to a diverse customer base totaling over 6,800 customers representing approximately 48,000 commercial, institutional and small manufacturing accounts. Strategic Energy also provides strategic planning and consulting services in the natural gas and electricity markets. Strategic Energy’s total revenues accounted for approximately 51%, 42% and 28% of Great Plains Energy’s consolidated revenues in 2003, 2002 and 2001, respectively.

      Great Plains Power Incorporated focuses on the development of wholesale generation. Management decided during 2002 to limit the operations of Great Plains Power Incorporated to the siting and permitting process that began in 2001 for potential new generation until market conditions improve or the Company makes further changes in its business strategy. The siting and permitting process is currently focused on two potential new generation sites. Great Plains Power Incorporated has made no significant investments to date.

      Great Plains Energy Services Incorporated was formed in 2003 to provide services at cost to Great Plains Energy and certain of its subsidiaries, including KCP&L, as a service company under the 35 Act.

v

RISK FACTORS

      You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus and any accompanying prospectus supplement, before making an investment in the securities. The risks and uncertainties described below are not the only ones facing our company. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results, and are often beyond our control. Additional risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

We are exposed to commodity price risk.

      Certain of our subsidiaries engage in the wholesale and retail marketing of electricity and, accordingly, are exposed to risks associated with the price of electricity. We routinely enter into contracts to purchase and sell electricity in Strategic Energy’s normal course of business. In addition, KCP&L purchases power as part of its load management operations. KLT Gas invests in natural gas properties and sells natural gas, the value of which is impacted by fuel prices. Additionally, since less than 1% of KCP&L’s revenues include an automatic fuel adjustment provision, we are exposed to risk from changes in the market prices of coal and natural gas used to generate power.

      We manage one form of our exposure to commodity prices through the structure of our commercial contracts for purchase and delivery of coal, KCP&L’s predominant fuel source. About half of KCP&L’s delivered cost of coal is for rail transportation. We enter into long-term freight contracts to reduce the degree of variability in the delivered cost of coal. We also manage coal price risk in some cases by using short- and intermediate-term fixed price contracts. We also manage commodity risk by establishing risk limits and entering into contracts to offset some of our positions to balance energy supply and demand at Strategic Energy and to protect ourselves from volatility in the price of natural gas at KCP&L and KLT Gas. We do not, however, hedge the entire exposure of our operations from commodity price volatility. As a consequence, our results of operations and financial position may be materially impacted by changes in the cost of electricity, gas and coal.

We cannot assure future dividend payments.

      As a holding company with no significant operations of our own, the primary source of funds for payment of dividends to our shareholders and our financial obligations is dividends our subsidiaries pay to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, loans or other payment. The ability of our subsidiaries to pay dividends or make distributions to us, and, accordingly, our ability to pay dividends on our common stock and meet our financial obligations, will depend on the actual and projected earnings and cash flow, capital requirements, and general financial condition of our subsidiaries, as well as on regulatory factors, financial covenants, general business conditions, and other matters.

We are subject to new environmental laws and the incurrence of environmental liabilities.

      Our operations are subject to extensive regulation relating to environmental protection. New environmental laws and regulations affecting our operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to us or our facilities, which may substantially increase our environmental expenditures in the future. In addition, we may not be able to recover all of our costs for environmental expenditures through rates at current levels in the future. Under current law, we are also generally responsible for any on-site liabilities associated with the environmental condition of our facilities that we have previously owned or operated, regardless of whether the liabilities arose before, during or after the time we owned or operated the facilities. The incurrence of a material environmental liability, without related rate recovery, could have a material adverse effect on our results of operations and financial condition.

We have nuclear exposure.

      KCP&L owns 47% of Wolf Creek Nuclear Operating Corporation, the operating company for the Wolf Creek Generating Station (Wolf Creek) located in Coffey County, Kansas. KCP&L’s share of Wolf Creek’s generating capacity is 548 megawatts which makes it KCP&L’s second largest generating facility, representing approximately 20% of estimated 2004 baseload capacity and about 24% of annual Mwh generation over the past three years. Over this same period, the facility has operated at 92% capacity.

      Wolf Creek has the lowest fuel cost per mmBtu of any of KCP&L’s generating units. An extended shut-down of Wolf Creek could have a substantial adverse effect on KCP&L’s business, financial condition and results of operations because of higher replacement power and other costs. Although not expected, the Nuclear Regulatory Commission could impose an unscheduled plant shut-down, reacting to safety concerns at the plant or other similar nuclear units. If a long-term shut-down occurred, the state regulatory commissions could reduce rates by excluding the Wolf Creek investment from rate base.

      Ownership and operation of a nuclear generating unit exposes KCP&L to risks regarding decommissioning costs at the end of the unit’s life and to potential retrospective assessments and property losses in excess of insurance coverage. KCP&L contributes about $3 million annually to a tax-qualified trust fund to be used to decommission Wolf Creek. This funding level assumes a projected level of return on trust assets. If the actual return on trust assets is below the anticipated level, KCP&L could be responsible for the balance of funds required. If returns are lower than the expected level, however, KCP&L believes a rate increase would be allowed to ensure full recovery of decommissioning costs over the remaining life of the unit.

Our results are affected by KCP&L wholesale electricity sales.

      A significant portion of our subsidiary KCP&L’s consolidated revenues come from wholesale electricity sales. KCP&L’s ability to maintain or increase its level of wholesale sales depends on the wholesale market price, transmission availability and the availability of KCP&L generation for wholesale sales, among other things. Declines in wholesale market price or availability of generation for wholesale sales, or transmission constraints in the wholesale markets, could reduce KCP&L’s wholesale sales and adversely affect our results of operations and financial condition.

Strategic Energy operates in competitive electricity markets.

      Strategic Energy provides retail electricity services in approximately half of the States that offer retail choice. Strategic Energy has several competitors that operate in most or all of the same states in which Strategic Energy services customers. Some of these competitors also operate in states other than where Strategic Energy has operations. It also faces competition in certain markets from regional suppliers and deregulated utility affiliates formed by holding companies affiliated with regulated utilities to provide retail load in their home market territories. Strategic Energy’s competitors vary in size from small companies to very large corporations, some of which have significantly greater financial, marketing and procurement resources than Strategic Energy. Additionally, Strategic Energy, as well as its other competitors, must compete with the host utility in order to convince customers to switch from the host utility. Our results of operation and financial condition are impacted by the success Strategic Energy has in attracting and retaining customers in these markets.

Strategic Energy has supplier concentration and credit risk.

      Strategic Energy provides retail electricity services by entering into long-term contracts with its customers to supply electricity. In turn, Strategic Energy enters into forward contracts with multiple suppliers of electricity. Strategic Energy’s five largest suppliers under forward supply contracts represented the majority of the total future committed purchases. These five suppliers, or their guarantors, are rated investment grade. However, in the event of a supplier non-delivery or default, Strategic Energy’s results of operations could be affected to the extent the cost of replacement power exceeded the combination of the contracted price with the supplier and the amount of collateral held by Strategic Energy to mitigate its credit risk with the supplier. Strategic Energy’s results of operations could also be affected, in a given period, if it was required to make a payment upon termination of a supplier contract to the extent that the contracted price with the supplier exceeded the market value of the contract at the time of termination.

We have regulatory risks.

      We are a registered holding company system under the 35 Act, as amended, and are subject to certain limitations and approval requirements with respect to matters such as the structure of the holding company system, payment of dividends out of capital, transactions among affiliates, acquisitions, business combinations, the issuance, sale and acquisition of securities, and engaging in business activities not directly related to the utility or energy business.

      KCP&L is regulated by the Missouri Public Service Commission and The State Corporation Commission of the State of Kansas (KCC) with respect to retail rates, accounting matters, standards of service and, in certain cases, the issuance of securities, certification of facilities and service territories. KCP&L has agreed to file a rate case with the KCC by May 15, 2006. KCP&L is also subject to regulation by the Federal Energy Regulatory Commission (FERC) and the Nuclear Regulatory Commission.

      Strategic Energy is a participant in the wholesale electricity and transmission markets, and is subject to FERC regulation. Additionally, Strategic Energy is subject to regulation by state regulatory agencies in states where it has retail customers. Each state has a public utilities commission that publishes rules related to retail choice. Each state’s rules are distinct and may conflict. These rules do not restrict the amount Strategic Energy can charge for its services, but can have an impact on Strategic Energy’s ability to profitably serve in each state.

      Failure to obtain in a timely manner adequate rates or regulatory approvals, adoption of new regulations by these Federal or State agencies, or changes to current regulations and interpretations of such regulations may materially affect our business and our results of operations and financial condition.

Changes in our ratings may have a negative impact on us.

      We and certain of our securities are rated by Moody’s Investors Services, Inc. and Standard & Poor’s Rating Services. These ratings impact our cost of funds and those of our subsidiaries and our ability to provide credit support for our subsidiary Strategic Energy. Our current ratings are included in the information incorporated by reference in this prospectus.

Our financial statements reflect the application of critical accounting policies.

      The application of our critical accounting policies reflect complex judgments and estimates. These policies include industry-specific accounting applicable to regulated public utilities and accounting for pensions, contingencies, long-lived assets, derivative instruments, goodwill and leases. The adoption of new generally accepted accounting policies or changes to current accounting policies or interpretations of such policies may materially affect our results of operations and financial condition.

USE OF PROCEEDS

      Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the offered securities for general corporate purposes, including, among others:

•	Repayment of short term debt,

•	Repurchase, retirement or refinancing of other securities,

•	Acquisitions, and

•	Investments in subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Year Ended December 31,

2003	2002	2001		2000	1999

3.52	2.92	(a	)	3.02	2.38

(a)	A $68.7 million deficiency in earnings caused the ratio of earnings to fixed charges to be less than a one-to-one coverage. A $195.8 million net write-off before income taxes related to the bankruptcy filing of DTI was recorded in 2001.

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of net income before extraordinary item, cumulative effect of changes in accounting principles, losses from equity investments and minority interest in consolidated subsidiaries with fixed charges plus interest charges (excluding the reduction for capitalized interest), income taxes, and the estimated interest components of rents. “Fixed charges” consist of interest charges (excluding the reduction for capitalized interest) and the estimated interest components of rents.

DESCRIPTION OF DEBT SECURITIES

      General. The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent unsecured obligations of the Company. We may issue one or more series of debt securities directly to the public, to a trust or as part of a stock purchase unit from time to time. We expect that each series of senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under a senior indenture that we will enter into with The Bank of New York, as trustee. We will issue the subordinated debt securities in one or more series under a subordinated indenture between a trustee and us. The form of the senior indenture, the form of the subordinated indenture and the form of supplemental indenture or other instrument establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture will be qualified under the Trust Indenture Act of 1939 (Trust Indenture Act). The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus. We may be required to obtain the approval of the SEC under the 35 Act before we can issue and sell certain of these securities.

      We may authorize the issuance and provide for the terms of a series of debt securities by or pursuant to a resolution of our Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture or to a company order, as described in the indentures. There will be no requirement under either the senior indenture or the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture. We will be free to employ other indentures or documentation containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior indenture and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. One or more series of the debt securities may be issued with the same or various maturities at par, above par or at a discount. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the market rate (“Original Issue Discount

Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto. Unless otherwise described in the applicable prospectus supplement, neither indenture described above will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur. Both indentures will also permit us to merge or consolidate or to transfer our assets, subject to certain conditions (see “Consolidation, Merger and Sale” below).

      Ranking. The senior debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of December 31, 2003, our aggregate outstanding debt that would have ranked equally with the senior debt securities was approximately $87 million. In addition, we have been granted authority by the SEC to issue up to $600 million of guarantees for the benefit of our non-utility subsidiaries and expect to have such guarantees outstanding from time to time in various aggregate amounts. The subordinated debt securities will be our direct unsecured general obligations and will be junior in right of payment to our Senior Indebtedness, as described under the heading “— Subordination of Subordinated Debt Securities.”

      Great Plains Energy is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. As of December 31, 2003, our subsidiaries had approximately $1.34 billion of aggregate outstanding debt.

      Provisions of a Particular Series. The prospectus supplement applicable to each issuance of debt securities will specify, among other things:

•	the title and any limitation on aggregate principal amount of the debt securities;

•	the original issue date of the debt securities;

•	the date or dates on which the principal of any of the debt securities is payable;

•	the fixed or variable interest rate or rates, or method of calculation of such rate or rates, for the debt securities, and the date from which interest will accrue;

•	the terms, if any, regarding the optional or mandatory redemption of any debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the denominations in which such debt securities will be issuable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be repaid, in whole or in part, at the option of the holder thereof;

•	the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities shall be payable;

•	the obligation, if any, of the Company to redeem, purchase, or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased, or repaid pursuant to such obligation;

•	whether the debt securities are to be issued in whole or in part in the form of one of more global securities and, if so, the identity of the Depositary for such global security or global securities;

•	the place or places where the principal of, and premium, if any, and interest, if any, shall be payable;

•	any addition to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

•	any remarketing features of the debt securities;

•	any collateral, security, assurance, or guarantee for the debt security;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

•	the securities exchange(s), if any, on which the debt securities will be listed;

•	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other securities;

•	any interest deferral or extension provisions;

•	the applicability of or any change in the subordination provisions for a series of debt securities;

•	the terms of any warrants we may issue to purchase debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

      Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

      No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the subordinated debt securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or the maturity of any Senior Indebtedness has been accelerated because of a default and such acceleration has not been rescinded or annulled.

      Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment. The rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

      As defined in the subordinated indenture, the term “Senior Indebtedness” means:

(1) obligations (other than non-recourse obligations, the indebtedness issued under the subordinated indenture and other indebtedness which is either effectively by its terms or expressly made subordinate to or pari passu with the subordinated debt securities) of, or guaranteed (except to the extent our payment obligations under any such guarantee are subordinate to or pari passu with the subordinated debt securities) or assumed by, us for

•	borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the subordinated debt securities)); or

•	the payment of money relating to any lease which is capitalized on our balance sheet in accordance with generally accepted accounting principles as in effect from time to time; or

(2) indebtedness evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations with Senior Indebtedness, whether existing as of the date of the subordinated indenture or subsequently incurred by us.

      The subordinated indenture will not limit the aggregate amount of Senior Indebtedness that we may issue. As of December 31, 2003, our outstanding Senior Indebtedness totaled approximately $87 million.

      Registration, Transfer and Exchange. Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities, other than debt securities issued to a trust, will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

      Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer — duly endorsed or accompanied by a duly executed instrument of transfer — at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges, and upon satisfaction of such other reasonable requirements as are described in the applicable indenture.

      Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the applicable indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

      Payment and Paying Agents. Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under “Book-Entry System.”

      Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears on the register for such debt securities maintained by the applicable trustee. All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof. However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

      Redemption. Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

      Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.

      Consolidation, Merger and Sale or Disposition of Assets. We may, without the consent of the holders of any debt securities, consolidate with or merge into any other corporation or sell or otherwise dispose of our properties as or substantially as an entirety to any person, provided that:

•	the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the debt securities outstanding under each indenture and the performance of every covenant of each indenture to be performed or observed by us;

•	we have delivered to the trustees for such debt securities an officer’s certificate and an opinion of counsel as will be provided in each of the indentures; and

•	immediately after giving effect to the transaction, no Event of Default (see “Events of Default”) or event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

      Upon any such consolidation, merger, sale, transfer or other disposition of our properties (except transfers related to a lease of our properties) as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the applicable indenture.

      Certain of the indentures for debt securities issued or to be issued by KCP&L provide that the sale, conveyance or other transfer by KCP&L of its facilities for the generation of electric energy to any affiliate of KCP&L, shall not be subject to other restrictions on sales, conveyances, or other transfers provided that the facilities shall not in the aggregate represent assets with a depreciated value on the books of KCP&L in excess of 65% of the depreciated value of KCP&L’s total assets as set forth in its most recent report filed on Form 10-K or 10-Q as of the date of the sale, conveyance, or other transfer.

      Modification. Without the consent of any holder of debt securities, the trustee for such debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

•	to supply omissions, cure any ambiguity or inconsistency or correct defects, which actions, in each case, are not prejudicial to the interests of the holders of debt securities of any series in any material respect;

•	to change or eliminate any provision of the applicable indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to debt securities of such series issued after the effective date of such change or elimination;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to evidence the assumption of our covenants in the applicable indenture and the debt securities by any permitted successor;

•	to grant to or confer upon the trustee for any debt securities for the benefit of the holders of such debt securities, any additional rights, remedies, powers or authority;

•	to permit the trustee for any debt securities to comply with any duties imposed upon it by law;

•	to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

•	to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, to add to the security of all debt securities, to surrender any right or power conferred upon us by the applicable indenture or to add any additional events of default with respect to all or any series of outstanding debt securities; and

•	to make any other change that is not prejudicial to the holders of any debt securities.

      Except as provided above, the consent of the holders of a majority in aggregate principal amount of either the senior debt securities or the subordinated debt securities, as the case may be, of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the applicable indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the applicable debt securities; provided, however, that if less than all of the series of senior debt securities or subordinated debt securities outstanding, as the case may be, are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding applicable debt securities of all series so directly affected, considered as one class, will be required.

      Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding debt securities affected thereby:

•	change the maturity date of the principal of any debt security;

•	reduce the principal amount of, or premium payable on, any debt security;

•	reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

•	change the coin or currency of any payment of principal of, or any premium or interest on any debt security;

•	change the date on which any debt security may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive any past default.

      A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of the debt securities of any other series.

      Events of Default. Unless specifically deleted in a supplemental indenture or Board resolution under which a series of debt securities is issued, or modified in any such supplemental indenture, each of the following will constitute an event of default under the senior indenture or the subordinated indenture with respect to senior debt securities or subordinated debt securities, as the case may be, of any series:

•	failure to pay principal of or premium, if any, on any debt security of such series, as the case may be, within one day after the same becomes due and payable;

•	failure to pay interest on the debt securities of such series within 30 days after the same becomes due and payable;

•	failure to perform or breach of any of our other covenants or warranties in the applicable indenture (other than a covenant or warranty solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding applicable debt securities of such series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to debt securities of a particular series.

No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

      If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

      At any time after an acceleration with respect to the debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if

•	we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all debt securities of such series, the principal of and premium, if any, on the debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such debt securities, interest upon overdue installments of interest at the rate or rates specified in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the applicable indenture; and

•	any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the applicable indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

      Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee’s sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

      The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

      Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

      The trustee, within 90 days after it receives notice of the occurrence of a default with respect to the debt securities of any series, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, the debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the trustees for the debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the applicable indenture, determined without regard to any period of grace or requirement of notice under such indenture.

      Defeasance and Discharge. Unless the applicable prospectus supplement states otherwise, we may elect either:

1.	to defease and be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust); or

2.	to be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the supplemental indenture or other instrument establishing such series.

      In the case of either (1) or (2), we are required to deposit, in trust, with the applicable trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on the debt securities of such series on the dates payments are due (which may include one or more redemption dates designated by us). This trust may only be established if, among other things, (A) no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture has occurred and is continuing on the date of the deposit, (B) the deposit will not cause the trustee to have any conflicting interest with respect to our other securities and (C) we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel is based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred.

      We may exercise our defeasance option under paragraph (1) with respect to debt securities of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2). If we exercise our defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under paragraph (2). In the event we fail to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our covenant defeasance option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

      Resignation or Removal of Trustee. The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

      Concerning the Trustee for Senior Debt Securities. As of December 31, 2003, The Bank of New York, which will be the trustee under the senior indenture, was the trustee for $991.9 million of KCP&L’s secured and unsecured debt under seven separate indentures executed between 1992 and 2002. The Bank of New York is also a depository for funds and performs other services for, and transacts other banking business with our affiliates and us in the normal course and may do so in the future. Each indenture will provide that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable debt securities upon the property and funds held or collected by the trustee as such.

      Governing Law. The senior indenture, the subordinated indenture and the related debt securities will be governed by New York law.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      This prospectus describes certain general terms of the trust preferred securities. The trust preferred securities will be issued by one or more statutory trusts which we will form under Delaware law prior to such issuance. At that time, we intend to amend the registration statement of which this prospectus is a part to include each trust issuer as a registrant for purposes of issuing and selling trust preferred securities of that trust. At the time trust preferred securities are to be issued, the original trust agreement will be amended and restated, to be effective at the time of such issuance. The form of amended and restated trust agreement is filed as an exhibit to the registration statement of which this prospectus is a part. The amended and restated trust agreement, which we will refer to in this prospectus as the “trust agreement,” for each trust will be qualified as an indenture under the Trust Indenture Act. You should read the form of amended and restated trust agreement for provisions that may be important to you. When we offer to sell a particular series of trust preferred securities, we will describe the specific terms of that series in a prospectus supplement. The trust preferred securities will be issued pursuant to the related trust agreements, which we have summarized below. This summary is not complete.

      General. Each trust will exist for the exclusive purposes of:

•	issuing two classes of trust securities — trust preferred securities and trust common securities (collectively, the “trust securities”) — which together represent undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds of the trust securities in our debt securities;

•	making distributions; and

•	engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

      Our debt securities will be the sole assets of each trust, and our payments under the debt securities will be the sole revenue of each trust. No separate financial statements of any trust will be included in this prospectus. We consider that these financial statements would not be material to holders of the trust preferred securities because no trust would have any independent operations and the only purposes of each trust are those described above. We do not expect that any trust will be filing annual, quarterly or special reports with the SEC. The principal place of business of each trust will be c/o Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106.

      Each trust will exist until terminated as provided in its trust agreement. The administrators and trustees of each trust will be:

•	two of our employees or officers or two employees or officers of our affiliates as administrators (the “administrators”);

•	a financial institution that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act (the “property trustee”); and

•	one trustee with its principal place of business in the State of Delaware for the purpose of complying with the provisions of the Delaware Statutory Trust Act (the “Delaware trustee”).

      The trust agreement will authorize the administrators to issue two classes of trust securities: trust preferred securities and trust common securities. We will own all of the trust common securities issued by each trust, which will rank equally in right of payment with the trust preferred securities issued by the respective trust. However, if an event of default occurs and is continuing under the trust agreement, rights of the holders of the trust common securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the trust preferred securities. We will acquire trust common securities of each trust in a total liquidation amount of a to-be determined percentage of the total capital of the trust.

      Proceeds from the sale of both the trust preferred securities and the trust common securities issued by each trust will be used to purchase our debt securities, which will be held in trust by the property trustee for the benefit of the holders of the trust securities issued by the respective trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the trust preferred securities issued by each trust, but only to the extent the respective trust has funds legally available for and cash sufficient to make those payments and has not made the payments. See “Description of Guarantees” below.

      Each guarantee, when taken together with our obligations under the related debt securities, the related indenture and the related trust agreement, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by the respective trust. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related trust agreement or made part of it by the Trust Indenture Act or the Delaware Statutory Trust Act.

      Provisions of a Particular Series. Each trust may issue only one series of trust preferred securities. The applicable prospectus supplement will set forth the principal terms of the trust preferred securities that will be offered, including:

•	the name of the trust preferred securities;

•	the liquidation amount and number of trust preferred securities issued;

•	the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

•	the date from which distributions will be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the trust preferred securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, upon which the debt securities and the related guarantee may be distributed to holders of the trust preferred securities;

•	any securities exchange on which the trust preferred securities will be listed;

•	the terms and conditions, if any, upon which the trust preferred securities may be converted into our securities; and

•	any other relevant rights, covenants, preferences, privileges, limitations or restrictions of the trust preferred securities.

      Terms of the trust preferred securities issued by each trust will mirror the terms of the debt securities held by the respective trust. In other words, the interest rate and interest and other payment dates of each series of debt securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the trust preferred securities of that trust. The prospectus supplement will also set forth whether the debt securities to be issued to a trust will be senior debt securities or subordinated debt securities.

      Distributions. The trust preferred securities represent preferred, undivided, beneficial interests in the assets of the respective trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each trust preferred security will be payable, the liquidation amount and the dates on which distributions will be payable.

      Each trust will use the proceeds from the issuance and sale of the trust preferred securities to purchase debt securities. The income of a trust available for distribution to holders of the trust preferred securities issued by that trust will be limited to payments under those debt securities. If we do not make payments on the debt securities, a trust will not have funds available to pay distributions or other amounts payable on the trust preferred securities issued by that trust. The payment of distributions and other amounts payable on the trust preferred securities issued by a trust, if and to the extent the trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us as described herein.

      Option to Extend Interest Payment Period. If the applicable prospectus supplement so states, we will have the right to defer the payment of interest on the debt securities at any time or from time to time for a period, which we refer to in this prospectus as an “extension period,” not exceeding 20 consecutive quarterly periods with respect to each extension period. During each extension period we shall have the right to make partial payments of interest on any interest payment date. At the end of each extension period we shall pay all interest then accrued and unpaid. No extension period may extend beyond the stated maturity of the debt securities or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the trust preferred securities by a trust will be deferred during any such extension period. Distributions to which holders of the trust preferred securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an extension period, interest will continue to accrue and holders of debt securities, or holders of trust preferred securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes.

      Prior to the termination of any extension period, we may further defer the payment of interest, provided that, unless the applicable prospectus supplement states otherwise, no extension period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the debt securities. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at its end. We must give the trustee notice of our election of an extension period at least one business day prior to the earlier of the date the distributions on the trust preferred securities would have been payable but for the election to begin such extension period and the date the property trustee is required to give notice to holders of the trust preferred securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The property trustee will give notice of our election to begin a new extension period to the holders of the trust preferred securities.

      Registration, Transfer and Exchange. Unless otherwise indicated in the applicable prospectus supplement, each series of trust preferred securities will be issued initially in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global trust preferred securities will be registered in the name of a nominee of The Depository Trust Company, as depository, and deposited with, or on behalf of, the depository. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global trust preferred security will not be entitled to have trust preferred securities registered in their names, will not receive or be entitled to receive physical delivery of any trust preferred securities and will not be considered the registered holders thereof under the related trust agreement.

      Trust preferred securities of any series will be exchangeable for other trust preferred securities of the same series of any authorized denominations of a like aggregate liquidation amount and tenor. Subject to the terms of the trust agreement and the limitations applicable to global securities, trust preferred securities may be presented for exchange or registration of transfer — duly endorsed or accompanied by a duly executed instrument of transfer — at the office of the property trustee, without service charges but upon payment of any taxes and other governmental charges, and upon satisfaction of such other reasonable requirements as are described in the trust agreement. Such transfer or exchange will be effected upon the property trustee being satisfied with the documents of title and identity of the person making the request.

      The property trustee will not be required to issue, register the transfer of, or exchange any trust preferred securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any trust preferred securities called for redemption and ending at the close of business on the day of mailing or register the transfer of, or exchange, any trust preferred securities selected for redemption except, in the case of any trust preferred security to be redeemed in part, the portion thereof not to be so redeemed.

      Payment and Paying Agents. Distributions and other payments on trust preferred securities issued in the form of global securities will be paid in the manner described under “Book-Entry System.”

      Unless otherwise indicated in the applicable prospectus supplement, distributions and other payments with respect to trust preferred securities that are in the form of certificated securities will be made by check mailed to the person entitled thereto at such person’s address as such address appears on the securities register for the trust securities maintained by the property trustee. The paying agent initially will be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the administrators, to act as paying agent. Such paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and the administrators at which time the paying agent will return all unclaimed funds and all other funds in its possession to the property trustee.

      Redemption. Upon the repayment or redemption, in whole or in part, of the debt securities held by a trust, the proceeds shall be applied by the property trustee to redeem a Like Amount, as defined below, of the trust securities issued by that trust, upon not less than 30 nor more than 60 days’ notice, unless otherwise indicated in a prospectus supplement, at a redemption price equal to the aggregate liquidation amount of the trust preferred securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the debt securities. If less than all the debt securities held by a trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the trust preferred securities and the trust common securities issued by that trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the debt securities held by a trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the trust preferred securities and the trust common securities issued by that trust.

      Unless the applicable prospectus supplement states otherwise, we will have the right to redeem the debt securities held by a trust:

•	on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time; or

•	prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below.

      “Like Amount” means:

•	with respect to a redemption of trust securities, trust securities having a liquidation amount equal to that portion of the principal amount of debt securities to be contemporaneously redeemed in accordance with the applicable indenture, allocated to the trust common securities and to the trust preferred securities based upon the relative liquidation amounts of the classes; and

•	with respect to a distribution of debt securities to holders of trust securities in connection with a dissolution or liquidation of a trust, debt securities having a principal amount equal to the liquidation amount of the trust securities of the holder to whom the debt securities are distributed.

      “Tax Event” means the receipt by a trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change — including any announced prospective change — in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a trust of trust preferred securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that:

•	the trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the debt securities we have issued to that trust;

•	interest payable by us on the debt securities is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

•	the trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

      “Investment Company Event” means the receipt by a trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change — including any announced prospective change — in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that trust of trust preferred securities.

      If and for so long as a trust is the holder of all the debt securities issued by us to that trust, we will pay, with respect to the debt securities, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding trust preferred securities and trust common securities of a trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that trust has become subject, including as a result of a Tax Event.

      Redemption Procedures. Trust preferred securities of a trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the debt securities held by that trust. Redemptions of trust preferred securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a trust has funds on hand available for the payment of the redemption price. See also “— Subordination of Trust Common Securities.”

      If a trust gives a notice of redemption in respect of any trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of trust preferred securities held in book-entry form, the property trustee will deposit irrevocably with the depository funds sufficient to pay the applicable redemption price and will give the depository irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. With respect to trust preferred securities not held in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption shall be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the trust preferred securities so called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price, and any distribution payable in respect of the trust preferred securities, but without interest on the redemption price, and the trust preferred securities will cease to be outstanding. In the event that payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by a trust or by us pursuant to the guarantee as described under “Description of Guarantees,” distributions on the trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a trust for the trust preferred securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

      If less than all the trust preferred securities and trust common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust preferred securities and trust common securities to be redeemed shall be allocated proportionately to the trust preferred securities and the trust common securities based upon the relative liquidation amounts of the classes. The particular trust preferred securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption, or if the trust preferred securities are then held in the form of a global trust preferred security, in accordance with the depository’s customary procedures. The property trustee shall promptly notify the securities registrar for the trust securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreements, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities shall relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of trust preferred securities to be redeemed at its address appearing on the securities register for the trust securities. Unless we default in payment of the redemption price on the related debt securities, on and after the redemption date interest will cease to accrue on the debt securities or portions of them called for redemption.

      Subordination of Trust Common Securities. If on any distribution date or redemption date a payment event of default with respect to the underlying debt securities has occurred and is continuing, no payment on or in respect of the related trust common securities shall be made unless all amounts due in respect of the related trust preferred securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

      In the case of any event of default, as defined below, resulting from an event of default with respect to the underlying debt securities, the holders of trust common securities will be deemed to have waived any right to act with respect to any event of default under the related trust agreement until the effects of all events of default with respect to the related trust preferred securities have been cured, waived or otherwise eliminated. See “— Events of Default” and “Description of Debt Securities — Events of Default.” Until all events of default under the related trust agreement with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of the holders of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

      Liquidation Distribution Upon Dissolution. In the event of any liquidation of a trust, the applicable prospectus supplement will state the amount payable on the trust preferred securities issued by that trust as a dollar amount per trust preferred security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in debt securities held by that trust.

      The holders of all the outstanding trust common securities of a trust have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cause the debt securities held by that trust to be distributed in liquidation of the trust to the holders of the trust preferred securities and trust common securities issued by the trust.

      Pursuant to the related trust agreement, unless the applicable prospectus supplement states otherwise, a trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

•	events of bankruptcy, dissolution or liquidation involving us or the holder of the trust common securities, as specified in the trust agreement;

•	the giving by the holder of the trust common securities issued by the trust of written direction to the property trustee to dissolve the trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holder of the trust common securities;

•	the redemption of all the trust preferred securities issued by the trust in connection with the repayment or redemption of all the debt securities as described under “— Redemption”; and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

      If dissolution of a trust occurs as described in the first, second or fourth bullet point above, the trust will be liquidated by the property trustee as expeditiously as the property trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the trust securities issued by the trust a Like Amount of the related debt securities. If such distribution is not practical, or, if a dissolution of a trust occurs as described in the third bullet point above, the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to, in the case of holders of the trust preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the “liquidation distribution.” If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its trust preferred securities shall be paid on a proportionate basis. The holders of the trust common securities issued by the trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the trust preferred securities, except that if a payment event of default has occurred and is continuing on the related debt securities, the trust preferred securities shall have a priority over the trust common securities. See “— Subordination of Trust Common Securities.”

      After the liquidation date is fixed for any distribution of debt securities we have issued to a trust,

•	the trust preferred securities issued by that trust will no longer be deemed to be outstanding,

•	the depository or its nominee, as the registered holder of the trust preferred securities, will receive a registered global certificate or certificates representing the debt securities to be delivered upon the distribution with respect to the trust preferred securities held by the depository or its nominee, and

•	any certificates representing the trust preferred securities not held by the depository or its nominee will be deemed to represent the debt securities having a principal amount equal to the stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the certificates are presented to the security registrar for the trust securities for transfer or reissuance.

      If we do not redeem the debt securities we have issued to a trust prior to the stated maturity and the trust is not liquidated and the debt securities are not distributed to holders of the trust preferred securities issued by that trust, the trust preferred securities will remain outstanding until the repayment of the debt securities and the distribution of the liquidation distribution to the holders of the trust preferred securities.

      There can be no assurance as to the market prices for trust preferred securities or the related debt securities that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the related debt securities that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities offered hereby.

      Certain Covenants. In connection with the issuance of trust preferred securities by a trust, we will agree:

•	to continue to hold, directly or indirectly, 100% of the trust common securities of any trust to which debt securities have been issued while such debt securities are outstanding, provided that certain successors that are permitted pursuant to the applicable indenture may succeed to our ownership of the trust common securities;

•	not to voluntarily dissolve, wind up or liquidate a trust to which debt securities have been issued, other than in connection with a distribution of debt securities to the holders of the trust preferred securities in liquidation of a trust or in connection with certain mergers, consolidations or amalgamations permitted by the trust agreements; and

•	to use our reasonable efforts, consistent with the terms and provisions of the trust agreements, to cause each trust to which debt securities have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.

      Unless the applicable prospectus supplement states otherwise, we will also agree that we will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of ours that rank equally with, or junior to, the debt securities (or, with respect to senior deferrable debt securities, make any payment of interest on senior deferrable debt securities with similar deferral provisions or make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank junior to such senior deferrable debt securities), or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the debt securities (or, with respect to senior deferrable debt securities, make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks junior to such senior deferrable debt securities), other than, in each case:

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

•	as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•	payments under any guarantee executed and delivered by us concurrently with the issuance of any trust preferred securities;

•	any declaration of a dividend in the form of capital stock in connection with any shareholders’ rights plan, or the issuance of rights to capital stock under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant to any such plan; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock, if at such time

•	we have actual knowledge of any event that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the applicable indenture, and (b) we have not taken reasonable steps to cure the same;

•	we are in default with respect to our payment of any obligations under any guarantee executed and delivered by us concurrently with the issuance of any trust preferred securities; or

•	an extension period is continuing.

      We will also agree that, if and for so long as a trust is the holder of all debt securities issued by us in connection with the issuance of trust preferred securities by that trust and that trust is required to pay any additional taxes, duties or other governmental charges, including in connection with a Tax Event, we will pay as additional sums on the debt securities the amounts that may be required so that the distributions payable by that trust will not be reduced as a result of any additional taxes, duties or other governmental charges.

      Events of Default. Any one of the following events constitutes an event of default with respect to the trust preferred securities issued by a trust under the related trust agreement:

•	default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

•	default by the trust in the payment of any redemption price of any trust security issued by that trust when it becomes due and payable, and continuation of the default for one day;

•	default in the performance, or breach, in any material respect, of any covenant or warranty of the property trustee and the Delaware trustee in the trust agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the trust agreement;

•	the occurrence of an event of default under the applicable indenture relating to the debt securities held by a trust (see “Description of Debt Securities — Events of Default”);

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee or all or substantially all of its property if a successor property trustee has not been appointed within 90 days of the occurrence; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the trust.

      Within five business days after the occurrence of certain events of default actually known to the respective property trustee, the property trustee will transmit notice of the event of default to the respective holders of trust securities and the respective administrators, unless the event of default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the applicable indenture to defer the payment of interest on the related debt securities, the property trustee must notify the holders and the administrators that we intend to defer these interest payments, unless we have revoked our determination to do so.

      The applicable trust agreement includes provisions as to the duties of the property trustee in case an event of default occurs and is continuing. Consistent with these provisions, the property trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the property trustee reasonable indemnity satisfactory to it. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding trust preferred securities may direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or exercising any trust or power conferred on the property trustee, with respect to the related trust preferred securities.

      The holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities issued by a trust may waive any past default under the applicable trust agreement except:

•	a default in the payment of any distribution when it becomes due and payable or any redemption price;

•	a default with respect to certain covenants and provisions of the applicable trust agreement that cannot be modified or amended without consent of the holder of each outstanding trust preferred security; and

•	a default under the applicable indenture that the holders of a majority in liquidation amount of the trust preferred securities would not be entitled to waive under the applicable trust agreement.

      If an event of default under the applicable indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of the related debt securities issued by us to a trust, the related trust preferred securities will have a preference over the related trust common securities with respect to payments of any amounts in respect of the trust preferred securities as described above. See “— Subordination of Trust Common Securities,” “— Liquidation Distribution Upon Dissolution” and “Description of Debt Securities — Events of Default.”

      We must furnish annually to each property trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the administrators for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

      Voting Rights; Amendment of Trust Agreement. Except as provided below and under “— Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors” and “Description of Guarantees — Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of the trust preferred securities issued by a trust will have no voting rights.

      The trust agreement applicable to a trust may be amended from time to time by the holders of a majority in liquidation amount of its trust common securities and the respective property trustee, without the consent of the holders of the trust preferred securities issued by the trust:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreements that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreements, provided that any such amendment does not adversely affect in any material respect the interests of any holder of trust securities;

•	to facilitate the tendering, remarketing and settlement of the trust preferred securities, as contemplated in the trust agreement;

•	to modify, eliminate or add to any provisions of the trust agreements to the extent as may be necessary to ensure that a trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any trust securities are outstanding or to ensure that a trust will not be required to register as an “investment company” under the Investment Company Act; or

•	to reflect the appointment of a successor trustee.

      The trust agreement may be amended by the holders of a majority in aggregate liquidation amount of the trust common securities and the property trustee with the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding trust preferred securities and receipt by the property trustee and the Delaware trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust’s not being taxable other than as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

      Without the consent of each holder of trust preferred securities affected by the amendment or related exercise of power, the trust agreement applicable to a trust may not be amended to change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date or restrict the right of a holder of trust securities to institute suit for the enforcement of any payment due.

      So long as any debt securities are held by a trust, the respective property trustee will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the debt securities under the related indenture, or execute any trust or power conferred on the property trustee with respect to the related debt securities;

•	waive any past default that is waivable under the applicable indenture;

•	exercise any right to rescind or annul a declaration that the debt securities shall be due and payable; or

•	consent to any amendment, modification or termination of the applicable indenture or the related debt securities, where consent shall be required;

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the trust preferred securities, except that, if a consent under the applicable indenture would require the consent of each holder of debt securities affected by the consent, no consent will be given by the property trustee without the prior written consent of each holder of the trust preferred securities.

      A property trustee may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities issued by its respective trust except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the debt securities. In addition, before taking any of the foregoing actions, the property trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action.

      Any required approval of holders of trust preferred securities issued by a trust may be given at a meeting of holders of those trust preferred securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of trust preferred securities in the manner set forth in the applicable trust agreement.

      No vote or consent of the holders of trust preferred securities issued by a trust will be required to redeem and cancel those trust preferred securities in accordance with the applicable trust agreement. See above under “— Redemption.”

      Notwithstanding that holders of trust preferred securities issued by a trust are entitled to vote or consent under any of the circumstances described above, any of those trust preferred securities that are owned by us, the respective property trustee or Delaware trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

      Enforcement of Certain Rights by Holders of Trust Preferred Securities. If an event of default has occurred and is continuing under the applicable indenture, and the trustee for the related debt securities and the holders of those debt securities have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding trust preferred securities shall have this right.

      If an event of default has occurred and is continuing under a trust agreement and the event is attributable to our failure to pay any amounts payable in respect of debt securities on the date the amounts are otherwise payable, a registered holder of trust preferred securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by the holder, which we refer to in this discussion as a “Direct Action.” We will have the right under the applicable indenture to set-off any payment made to the holders of trust preferred securities by us in connection with a Direct Action.

      We may not amend the applicable indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the trust preferred securities. Furthermore, so long as any of the trust preferred securities are outstanding

•	no modification of the applicable indenture may be made that adversely affects the holders of the trust preferred securities in any material respect,

•	no termination of the applicable indenture may occur and

•	no waiver of any event of default or compliance with any covenant under the applicable indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding trust preferred securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the related debt securities have been paid in full and certain other conditions are satisfied.

      With certain exceptions, the holders of the trust preferred securities would not be able to exercise directly any remedies available to the holders of the debt securities except under the circumstances described in this section.

      Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors. The property trustee or the Delaware trustee of a trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that trust’s outstanding trust preferred securities delivered to the trustee to be removed and to us. No resignation or removal of either of the trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the trust agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the property trustee or the Delaware trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the trust agreement, the property trustee or the Delaware trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the trust agreement.

      Mergers, Consolidations, Amalgamations or Replacements of a Trust. A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable trust agreement. A trust may, at the request of the holders of its trust common securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding trust preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

•	the successor entity either expressly assumes all the obligations of the trust with respect to its trust preferred securities or substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, which we refer to in this prospectus as the successor securities, so long as the successor securities have the same priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	a trustee of the successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the related debt securities;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

•	the trust preferred securities or any successor securities are listed or quoted, or any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the trust preferred securities are then listed or quoted;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the property trustee has received an opinion from independent counsel experienced in relevant matters to the effect that such transaction does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect and following such transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we or any permitted successor or assignee owns all the trust common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee.

      Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

      Expenses and Taxes. In each of the trust agreements, we have agreed to pay:

•	all debts and other obligations, other than with respect to the trust preferred securities issued by a trust and all costs and expenses of the trust, including the costs and expenses relating to the organization of a trust, the fees and expenses of the property trustee and the Delaware trustee and the costs and expenses relating to the operation of the trust; and

•	any and all taxes and all costs and expenses with respect to them, other than withholding taxes, to which the trust might become subject.

      Information Concerning the Property Trustees. Each property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, each property trustee is under no obligation to exercise any of the powers vested in it by the trust agreements at the request of any holder of trust preferred securities issued by the respective trust unless it is offered reasonable indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by exercising these powers.

      Miscellaneous. The administrators and the property trustee relating to each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States federal income tax purposes and so that the debt securities held by that trust will be treated as indebtedness of ours for United States federal income tax purposes. In this regard, each property trustee and the holders of trust common securities issued by the respective trust are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the applicable trust agreement, that the property trustee and the holders of trust common securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the trust preferred securities.

      Holders of the trust preferred securities have no preemptive or similar rights.

      A trust may not borrow money or issue debt or mortgage or pledge any of its assets.

      Governing Law. The trust agreements and the trust preferred securities will be governed by Delaware law.

DESCRIPTION OF GUARANTEES

      Each guarantee will be executed and delivered by us concurrently with the issuance of trust preferred securities by a trust for the benefit of the holders from time to time of the trust preferred securities. We will appoint a guarantee trustee under each guarantee. Each guarantee trustee will hold the respective guarantee for the benefit of the holders of the trust preferred securities issued by the related trust. Each guarantee will be qualified as an indenture under the Trust Indenture Act . We have summarized below certain provisions of the guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the guarantee, including the definitions in the guarantee of certain terms. The form of guarantee agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

      General. We will fully and unconditionally agree, to the extent described herein, to pay the guarantee payments, as defined below, to the holders of the trust preferred securities issued by each trust, as and when due, regardless of any defense, right of set-off or counterclaim that a trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid or made by or on behalf of the respective trust, which payments we refer to in this discussion as the “guarantee payments,” will be subject to the respective guarantee:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand available therefore;

•	the redemption price with respect to any trust preferred securities called for redemption, to the extent that the trust has funds on hand available for payment therefor; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the related debt securities are distributed to holders of the trust preferred securities, the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the trust has funds on hand available therefor; and

•	the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities on liquidation of the trust.

      Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay these amounts to the holders.

      Each guarantee will be an irrevocable guarantee of the obligations of the respective trust under its trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make these payments, and is not a guarantee of collection.

      If we do not make payments on the debt securities held by a trust, the trust will not be able to pay any amounts payable in respect of its trust preferred securities and will not have funds legally available for these payments. The applicable prospectus supplement will describe the ranking of the guarantee. See “— Status of the Guarantees.” The guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the applicable indenture, any other indenture that we may enter into in the future or otherwise.

      We have, through the guarantees, the trust agreements, the applicable debt securities and the related indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each trust’s obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust’s obligations in respect of its trust preferred securities. See “Relationship Among Trust Preferred Securities, Debt Securities and Guarantees.”

      Status of the Guarantees. Each guarantee will constitute an unsecured obligation of ours. The applicable prospectus supplement will describe the ranking of each guarantee.

      Each guarantee will constitute a guarantee of payment and not of collection; specifically, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. Each guarantee will be held by the respective guarantee trustee for the benefit of the holders of the related trust preferred securities. A guarantee will not be discharged except by payment of the applicable guarantee payments in full to the extent not paid or distributed by the respective trust.

      Amendments and Assignment. Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no vote will be required, a guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related trust preferred securities. The manner of obtaining this type of approval will be as set forth under “Description of Trust Preferred Securities — Voting Rights; Amendment of Trust Agreement.” All guarantees and agreements contained in each guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

      Events of Default. An event of default under a guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee, or to perform any other obligation if such default remains unremedied for 30 days.

      The holders of not less than a majority in aggregate liquidation amount of the related trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any registered holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the related guarantee without first instituting a legal proceeding against the related trust, the guarantee trustee or any other person or entity.

      We, as guarantor, are required to file annually with each guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each guarantee.

      Consolidation, Merger, Sale of Assets and Other Transactions. Each guarantee provides that:

•	we will not consolidate with or merge into any other entity,

•	we shall not convey, transfer or lease all or substantially all of our properties and assets to any other entity, and

•	no entity will consolidate with or merge into us or convey, transfer or lease all or substantially all of its properties and assets to us,

unless

•	either we are the continuing corporation, or the successor entity is organized under the laws of the United States or any state or the District of Columbia and such successor entity expressly assumes our obligations under the guarantee,

•	immediately after giving effect thereto, no event or default under the guarantee agreement and no event which, after notice or lapse of time or both, would become an event of default under the guarantee agreement, has happened and is continuing, and

•	certain other conditions as prescribed in the guarantee agreements are met.

      Information Concerning the Guarantee Trustee. The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee agreement. After a default with respect to the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of the trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might thereby incur.

      Termination of the Guarantees. Each guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related trust preferred securities, upon full payment of the amounts payable with respect to the trust preferred securities upon liquidation of the respective trust and upon distribution of the related debt securities to the holders of the trust preferred securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

      Governing Law. Each guarantee will be governed by New York law.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,

DEBT SECURITIES AND GUARANTEES

      Full and Unconditional Guarantee. Payments of distributions and other amounts due on the trust preferred securities issued by a trust, to the extent the trust has funds available for the payment, are irrevocably guaranteed by us as and to the extent set forth under “Description of Guarantees.” Taken together, our obligations under the related debt securities, the applicable indenture, the related trust agreement and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities issued by a trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust’s obligations in respect of the related trust preferred securities. If and to the extent that we do not make payments on the debt securities issued to a trust, the trust will not have sufficient funds to pay distributions or other amounts due on its trust preferred securities. A guarantee does not cover payment of amounts payable with respect to the trust preferred securities issued by a trust when the trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under debt securities having a principal amount equal to the liquidation amount of the trust preferred securities held by the holder.

      Sufficiency of Payments. As long as payments are made when due on the debt securities issued to a trust, these payments will be sufficient to cover distributions and other payments distributable on the trust preferred securities issued by that trust, primarily because:

•	the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

•	the interest rate and interest and other payment dates on the debt securities will match the distribution rate, distribution dates and other payment dates for the trust preferred securities;

•	we will pay for any and all costs, expenses and liabilities of the trust except the trust’s obligations to holders of the related trust securities; and

•	the applicable trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

      Notwithstanding anything to the contrary in the applicable indenture, we have the right to set-off any payment we are otherwise required to make under that indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a guarantee.

      Enforcement Rights of Holders of Trust Preferred Securities. Under the circumstances set forth under “Description of Trust Preferred Securities — Enforcement of Certain Rights by Holders of Trust Preferred Securities,” holders of trust preferred securities may bring a Direct Action against us.

      A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the related guarantee without first instituting a legal proceeding against the related guarantee trustee, the related trust or any other person or entity. See “Description of Guarantees.”

      Limited Purpose of Trust. The trust preferred securities issued by a trust represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing its trust preferred securities and trust common securities and investing the proceeds of these trust securities in debt securities. A principal difference between the rights of a holder of a trust preferred security and a holder of a debt security is that a holder of a debt security is entitled to receive from us payments on debt securities held, while a holder of trust preferred securities is entitled to receive distributions or other amounts distributable with respect to the trust preferred securities from a trust, or from us under a guarantee, only if and to the extent the trust has funds available for the payment of the distributions.

      Rights Upon Dissolution. Upon any voluntary or involuntary dissolution of a trust, other than any dissolution involving the distribution of the related debt securities, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the trust preferred securities issued by the trust will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See “Description of Trust Preferred Securities — Liquidation Distribution Upon Dissolution.” Since we are the guarantor under each of the guarantees and have agreed to pay for all costs, expenses and liabilities of each trust, other than each trust’s obligations to the holders of the respective trust securities, the positions of a holder of trust preferred securities and a holder of debt securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF COMMON STOCK

      General. The following descriptions of our common stock and the relevant provisions of our restated Articles of Incorporation and by-laws are summaries and are qualified by references to our Articles of Incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

      Under our Articles of Incorporation, we are authorized to issue 162,962,000 million shares of stock, divided into classes as follows:

•	390,000 shares of Cumulative Preferred Stock with a par value of $100;

•	1,572,000 shares of Cumulative No Par Preferred Stock with no par value;

•	11,000,000 shares of Preference Stock with no par value; and

•	150,000,000 shares of Common Stock with no par value.

      At December 31, 2003, 390,000 shares of Cumulative Preferred Stock and 69,255,938 shares of common stock were outstanding. No shares of Cumulative No Par Preferred Stock or Preference Stock are currently outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock are set by our board of directors when it is issued.

      Dividend Rights and Limitations. The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preferred and preference stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

      Except as otherwise authorized by consent of the holders of at least two-thirds of the total number of shares of the total outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, we may not pay or declare any dividends on common stock, other than the dividends payable in common stock, or make any distributions on, or purchase or otherwise acquire for value, any shares of common stock if, after giving effect thereto, the aggregate amount expended during the 12 months then ended (a) exceeds 50% of the net income of the Company available for dividends on Preference Stock and common stock for the preceding 12 months, in case the total of Preference Stock and common stock equity would be reduced to less than 20% of total capitalization, or (b) exceeds 75% of such net income in case such equity would be reduced to between 20% and 25% of total capitalization, or (c) except to the extent permitted in subparagraphs (a) and (b), would reduce such equity below 25% of total capitalization.

      No dividends may be declared or paid on common stock and no common stock may be purchased or redeemed or otherwise retired for consideration (a) unless all past and current dividends on Cumulative Preferred Stock and Cumulative No Par Preferred Stock have been paid or set apart for payment and (b) except to the extent of retained earnings (earned surplus).

      Voting Rights. Except as otherwise provided by law and subject to the voting rights of the outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock, the holders of our common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. This means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. The nominees with the highest number of votes are elected.

      The consent of specified percentages of holders of outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock is required to authorize certain actions which may affect their interests; and if, at any time, dividends on any of the outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock shall be in default in an amount equivalent to four or more full quarterly dividends, the holders of outstanding shares of all preferred stock, voting as a single class, shall be entitled (voting cumulatively) to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, which right shall continue in effect until all dividend arrearages shall have been paid.

      Liquidation Rights. In the event of any dissolution or liquidation of the Company, after there shall have been paid to or set aside for the holders of shares of outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

      Miscellaneous. The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

      Transfer Agent and Registrar. UMB Bank, N.A. acts as transfer agent and registrar for our common stock.

      Business Combinations. The affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required for the approval or authorization of certain business combinations; provided, however, that such 80% voting requirement shall not be applicable if:

•	the business combination shall have been approved by a majority of the continuing directors; or

•	the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE

UNITS OR WARRANTS FOR STOCK

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders shares of our common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in:

•	senior debt securities or subordinated debt securities,

•	debt obligations of third parties, including U.S. treasury securities, or

•	trust preferred securities issued by trusts, all of whose common securities are owned by us or by one of our subsidiaries,

securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not contain all of the information you may find useful and reference will be made to the stock purchase contracts and, if applicable, the unilateral or depository arrangement relating to the stock purchase contracts in stock purchase units.

      We may also issue warrants to purchase our common stock with the terms of such warrants and any related warrant agreement between us and a warrant agent being described in a prospectus supplement.

BOOK-ENTRY SYSTEM

      Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities (other than debt securities issued to a trust) and trust preferred securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

      So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

      Global securities may be exchanged in whole for certificated securities only if the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, we thereupon fail to appoint a successor depository within 90 days.

      In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

      The following is based solely on information furnished by DTC:

      DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing agency” within the meaning of the New York Uniform Commercial Code, and a “clearing corporation” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions, in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

      Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities

Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

      To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      If the global securities are redeemable, redemption notices shall be sent to DTC. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

      Principal, distributions, interest and premium payments, if any, on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee for such securities, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, distributions, interest and premium, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

      The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

      None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

      We may sell the securities:

•	through underwriters or dealers;

•	directly;

•	through agents; or

•	through any combination of the above.

      The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

      Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in an offering, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the particular securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities being offered if any are purchased.

      We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

      Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.

      Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of these liabilities. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

      Unless otherwise specified in a prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of the securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

LEGAL MATTERS

      Legal matters with respect to the securities offered under this prospectus will be passed upon for us by Jeanie Sell Latz, Esq., Executive Vice President — Corporate and Shared Services and Secretary, and for the underwriters, dealers, purchasers, or agents by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092. Dewey Ballantine LLP will rely for purposes of their opinions upon the opinion of Ms. Latz as to matters of Missouri law. At February 28, 2004, Ms. Latz owned beneficially 30,592 shares of the Company’s common stock, including restricted stock and exercisable non-qualified option grants. Dewey Ballantine LLP has performed, and may perform in the future, legal services for the Company.

      The descriptions of the securities we may offer that are contained in this prospectus, as to the matters of law and legal conclusions, have been prepared under the supervision of and review by, and are made on the authority of Ms. Latz, who has given her opinion that such statements as to such matters and conclusions are correct.

EXPERTS

      The consolidated financial statements as of December 31, 2003 and 2002, and for the years then ended and related financial statement schedules, incorporated in this prospectus by reference to the Annual Report on Form 10-K/ A of Great Plains Energy Incorporated for the year ended December 31, 2003 (the “2003 Form 10-K/ A”) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles), and has been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

      The consolidated statements of income, of cash flows, of common stock equity, and of comprehensive income of Great Plains Energy Incorporated for the year ended December 31, 2001 incorporated in this prospectus by reference to the 2003 Form 10-K/ A, except as they relate to DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession), and the 2001 financial statement schedule information incorporated in this prospectus by reference to the 2003 Form 10-K/ A, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose reports thereon also appear in the 2003 Form 10-K/ A. The report of PricewaterhouseCoopers LLP, independent accountants, on the consolidated statements of income, of cash flows, of common stock equity, and of comprehensive income for the year ended December 31, 2001 referred to above, insofar as it relates to the amounts included for DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession), is based solely on the report of Deloitte & Touche LLP. The financial statements of DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession) (not presented separately or incorporated by reference herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs referring to DTI Holdings, Inc. and Subsidiaries’ filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, substantial doubt about DTI Holdings, Inc. and Subsidiaries’ ability to continue as a going concern and an impairment charge recorded by DTI Holdings, Inc. and Subsidiaries) which also appears in the 2003 Form 10-K/ A. The consolidated financial statements of Great Plains Energy Incorporated referred to above have been incorporated in this prospectus in reliance on the reports of such firms given on their authority as experts in accounting and auditing.

RECENT DEVELOPMENTS

      At its February 2004 meeting, the Board of Directors approved management’s recommendation to sell the KLT Gas portfolio and exit the gas business. After the approval, the KLT Gas portfolio has been treated as assets held for sale and KLT Gas’ historical activities will be reported as discontinued operations in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, in accordance with SFAS No. 144. In February, Great Plains Energy also wrote down the KLT Gas portfolio to its estimated net realizable value. This write down totaled approximately $2 million, which net of the related tax effect of approximately $1 million, reduced earnings by approximately $1 million. The impact on earnings will be recorded as a loss from discontinued operations in Great Plains Energy’s first quarter 2004 consolidated statement of income.

      The following proforma statements set forth the proforma effects of reporting the KLT Gas business as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, as a result of the February 2004 decision. The proforma adjustments reclassify from continuing operations the affected KLT Gas assets, liabilities and results of operations to instead be presented as discontinued operations.

GREAT PLAINS ENERGY

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of December 31, 2003

	Actual	Adjustments	Pro Forma

	(Thousands)
ASSETS
Current Assets
Cash and cash equivalents	$114,395	$(168)	$114,227
Restricted cash	20,850	—	20,850
Receivables	240,407	(63)	240,344
Fuel inventories, at average cost	22,543	—	22,543
Materials and supplies, at average cost	56,599	—	56,599
Deferred income taxes	686	—	686
Assets of discontinued operations	—	11,168	11,168
Other	15,096	(804)	14,292

Total	470,576	10,133	480,709

Nonutility Property and Investments
Affordable housing limited partnerships	52,644	—	52,644
Gas property and investments	10,191	(9,761)	430
Nuclear decommissioning trust fund	74,965	—	74,965
Other	44,320	(322)	43,998

Total	182,120	(10,083)	172,037

Utility Plant, at Original Cost
Electric	4,700,983	—	4,700,983
Less — accumulated depreciation	2,082,419	—	2,082,419

Net utility plant in service	2,618,564	—	2,618,564
Construction work in progress	53,250	—	53,250
Nuclear fuel, net of amortization of $113,472	29,120	—	29,120

Total	2,700,934	—	2,700,934

Deferred Charges
Regulatory assets	145,627	—	145,627
Prepaid pension costs	108,247	—	108,247
Goodwill	26,105	—	26,105
Other deferred charges	31,678	(50)	31,628

Total	311,657	(50)	311,607

Total	$3,665,287	$—	$3,665,287

GREAT PLAINS ENERGY

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET — (Continued)

As of December 31, 2003

	Actual	Adjustments	Pro Forma

	(Thousands)
LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable	$87,000	$—	$87,000
Current maturities of long-term debt	59,303	—	59,303
EIRR bonds classified as current	129,288	—	129,288
Accounts payable	189,525	(2,778)	186,747
Accrued taxes	33,256	6,630	39,886
Accrued interest	11,937	—	11,937
Accrued payroll and vacations	34,816	(54)	34,762
Accrued refueling outage costs	1,760	—	1,760
Supplier collateral	20,850	—	20,850
Liabilities of discontinued operations	—	(12,056)	(12,056)
Other	28,944	—	28,944

Total	596,679	(8,258)	588,421

Deferred Credits and Other Liabilities
Deferred income taxes	599,300	10,033	609,333
Deferred investment tax credits	37,571	—	37,571
Asset retirement obligation	108,469	(1,775)	106,694
Pension liability	89,488	—	89,488
Other	79,141	—	79,141

Total	913,969	8,258	922,227

Capitalization
Common stock	611,424	—	611,424
Unearned compensation	(1,633)	—	(1,633)
Capital stock premium and expense	(7,240)	—	(7,240)
Retained earnings	391,750	—	391,750
Treasury stock	(121)	—	(121)
Accumulated other comprehensive loss	(36,886)	—	(36,886)

Total common stock equity	957,294	—	957,294
Cumulative preferred stock	39,000	—	39,000
Long-term debt (excluding current maturities)	1,158,345	—	1,158,345

Total Capitalization	2,154,639	—	2,154,639

Total	$3,665,287	$—	$3,665,287

GREAT PLAINS ENERGY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31, 2003

	Actual	Adjustments	Pro Forma

	(Thousands)
Operating Revenues
Electric revenues — KCP&L	$1,054,900	$—	$1,054,900
Electric revenues — Strategic Energy	1,089,663	—	1,089,663
Other revenues	4,933	(1,451)	3,482

Total	2,149,496	(1,451)	2,148,045

Operating Expenses
Fuel	160,327	—	160,327
Purchased power — KCP&L	53,163	—	53,163
Purchased power — Strategic Energy	968,967	—	968,967
Other	300,477	(5,094)	295,383
Maintenance	85,416	—	85,416
Depreciation and depletion	143,712	(949)	142,763
General taxes	98,512	(51)	98,461
(Gain) Loss on property	30,797	(54,500)	(23,703)

Total	1,841,371	(60,594)	1,780,777

Operating income	308,125	59,143	367,268
Income (loss) from equity investments	(2,018)	—	(2,018)
Minority interest in subsidiaries	(7,764)	—	(7,764)
Non-operating income	7,417	(3)	7,414
Non-operating expenses	(20,462)	—	(20,462)
Interest charges	(76,171)	—	(76,171)

Income from continuing operations before income taxes	209,127	59,140	268,267
Income taxes	55,514	23,051	78,565

Income from continuing operations	$153,613	$36,089	$189,702

Average number of common shares outstanding	69,206	—	69,206
Basic and diluted earning per common share from continuing operations	$2.20	$0.52	$2.72

GREAT PLAINS ENERGY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31, 2002

	Actual	Adjustments	Pro Forma

	(Thousands)
Operating Revenues
Electric revenues — KCP&L	$1,009,868	$—	$1,009,868
Electric revenues — Strategic Energy	788,278	—	788,278
Other revenues	5,209	(1,062)	4,147

Total	1,803,355	(1,062)	1,802,293

Operating Expenses
Fuel	159,666	—	159,666
Purchased power — KCP&L	46,214	—	46,214
Purchased power — Strategic Energy	685,370	—	685,370
Other	281,592	(4,960)	276,632
Maintenance	91,419	—	91,419
Depreciation and depletion	149,237	(2,480)	146,757
General taxes	97,198	(52)	97,146
(Gain) Loss on property	(329)	(1,047)	(1,376)

Total	1,510,367	(8,539)	1,501,828

Operating income	292,988	7,477	300,465
Income (loss) from equity investments	(1,173)	—	(1,173)
Minority interest in subsidiaries	(10,753)	—	(10,753)
Non-operating income	6,696	(857)	5,839
Non-operating expenses	(18,948)	—	(18,948)
Interest charges	(87,380)	—	(87,380)

Income from continuing operations before income taxes	181,430	6,620	188,050
Income taxes	48,275	3,073	51,348

Income from continuing operations before cumulative effect of a change in accounting principle	$133,155	$3,547	$136,702

Average number of common shares outstanding	62,623	—	62,623
Basic and diluted earning per common share from continuing operations	$2.10	$0.06	$2.16

GREAT PLAINS ENERGY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31, 2001

	Actual	Adjustments	Pro Forma

	(Thousands)
Operating Revenues
Electric revenues — KCP&L	$967,479	$—	$967,479
Electric revenues — Strategic Energy	396,004	—	396,004
Other revenues	35,592	(4)	35,588

Total	1,399,075	(4)	1,399,071

Operating Expenses
Fuel	163,846	—	163,846
Purchased power — KCP&L	65,173	—	65,173
Purchased power — Strategic Energy	329,003	—	329,003
Other	274,645	(3,862)	270,783
Maintenance	77,096	—	77,096
Depreciation and depletion	157,794	(1,773)	156,021
General taxes	95,745	(163)	95,582
(Gain) Loss on property	169,947	23,800	193,747

Total	1,333,249	18,002	1,351,251

Operating income	65,826	(18,006)	47,820
Income (loss) from equity investments	24,639	(998)	23,641
Minority interest in subsidiaries	(7,040)	—	(7,040)
Non-operating income	12,312	(421)	11,891
Non-operating expenses	(37,598)	72	(37,526)
Interest charges	(101,918)	32	(101,886)

Loss from continuing operations before income taxes	(43,779)	(19,321)	(63,100)
Income taxes	(26,813)	(7,859)	(34,672)

Loss from continuing operations	$(16,966)	$(11,462)	$(28,428)

Average number of common shares outstanding	61,864	—	61,864
Basic and diluted loss per common share from continuing operations	$(0.30)	$(0.19)	$(0.49)

6,000,000 FELINE PRIDESSM

(Initially Consisting of 6,000,000 Income PRIDESSM)

Great Plains Energy Incorporated

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

BNP PARIBAS
Lehman Brothers
KeyBanc Capital Markets
Piper Jaffray
Scotia Capital

June 8, 2004

SM “FELINE PRIDES,” “Income PRIDES” and “Growth PRIDES” are service marks of Merrill Lynch & Co., Inc.